Exhibit 4.1

CURALEAF HOLDINGS, INC.

ANNUAL INFORMATION FORM

Fiscal year ended December 31, 2019

September 25, 2020

TABLE OF CONTENTS

EXPLANATORY NOTES	2

CORPORATE STRUCTURE	4

GENERAL DEVELOPMENT OF THE BUSINESS	5

BUSINESS OF THE COMPANY	16

UNITED STATES REGULATORY OVERVIEW	24

RISK FACTORS	45

DIVIDENDS	69

DESCRIPTION OF THE CAPITAL STRUCTURE	69

MARKET FOR SECURITIES AND TRADING PRICE AND VOLUME	71

ESCROWED SECURITIES AND SECURITIES SUBJECT TO CONTRACTUAL RESTRICTION ON TRANSFER	72

DIRECTORS AND OFFICERS OF THE COMPANY	73

LEGAL PROCEEDINGS AND REGULATORY ACTIONS	79

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	80

INDEPENDENT AUDITOR, TRANSFER AGENT AND REGISTRAR	81

PROMOTER	81

MATERIAL CONTRACTS	81

INTEREST OF EXPERTS	81

AUDIT COMMITTEE	82

ADDITIONAL INFORMATION	83

GLOSSARY OF TERMS	84

APPENDIX A MANDATE OF THE AUDIT COMMITTEE OF CURALEAF HOLDINGS, INC.	A-1

EXPLANATORY NOTES

Introductory Information

Unless otherwise noted or the context otherwise requires, all information provided in this Annual Information Form (the “Annual Information Form”) is given as at December 31, 2019 and references to the “Company”, “Curaleaf”, “we”, “us” or “our” refer to Curaleaf Holdings, Inc., its direct and indirect subsidiaries and any other entities controlled by them.

Certain capitalized terms and phrases used in this Annual Information Form are defined in the “Glossary of Terms” beginning on page 84.

Forward-Looking Statements

This Annual Information Form contains “forward-looking information” and “forward-looking statements” within the meaning of Canadian securities laws and United States (U.S.) securities laws (“forward-looking statements”). Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on management’s current beliefs, expectations or assumptions regarding the future of the business, future plans and strategies, operational results and other future conditions of the Company. In addition, the Company may make or approve certain statements in future filings with Canadian securities regulatory authorities, in press releases, or in oral or written presentations by representatives of the Company that are not statements of historical fact and may also constitute forward-looking statements. All statements, other than statements of historical fact, made by the Company that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements, including, but not limited to, statements preceded by, followed by or that include words such as “may”, “will”, “would”, “could”, “should”, “believes”, “estimates”, “projects”, “potential”, “expects”, “plans”, “intends”, “anticipates”, “targeted”, “continues”, “forecasts”, “designed”, “goal”, or the negative of those words or other similar or comparable words and includes, among others, information regarding: expectations for the effects of any transactions; expectations for the effects and potential benefits of any transactions; expectations for the effects of COVID-19 on the business’ operations and financial condition; statements relating to the business and future activities of, and developments related to, the Company after the date of this Annual Information Form, including such things as future business strategy, competitive strengths, goals, expansion and growth of the Company’s business, operations and plans; expectations that planned acquisitions will be completed; expectations that licenses applied for will be obtained; potential future legalization of adult-use and/or medical cannabis under U.S. federal law; expectations of market size and growth in the U.S. and the states in which the Company operates; expectations for other economic, business, regulatory and/or competitive factors related to the Company or the cannabis industry generally; the ability for U.S. holders of securities of the Company to sell them on the CSE; and other events or conditions that may occur in the future. Forward-looking statements may relate to future financial conditions, results of operations, plans, objectives, performance or business developments. These statements speak only as at the date they are made and are based on information currently available and on the then current expectations. Holders of securities of the Company are cautioned that forward-looking statements are not based on historical facts but instead are based on reasonable assumptions and estimates of management of the Company at the time they were provided or made and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, as applicable, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, but not limited to, risks and uncertainties related to: business structure risks; legal and regulatory risks inherent in the cannabis industry; financing risks related to additional financing and restricted access to banking; general regulatory and legal risks including risk of civil asset forfeiture, anti-money laundering laws and regulations, lack of access to U.S. bankruptcy protections, heightened scrutiny by regulatory authorities, risk of legal, regulatory or political change, general regulatory and licensing risks, limitations on ownership of licenses, regulatory action and approvals from the FDA and risks of litigation; environmental risks including environmental regulation and unknown environmental risks; general business risks including risks related to COVID-19 pandemic, failure to complete acquisitions, risks related to the senior secured debt facility, unproven business strategy, service providers, enforceability of contracts, resale of the Subordinate Voting Shares on the CSE, reliance on management, competition, risks inherent in an agricultural business, unfavorable publicity or consumer perception, product liability, product recalls, results of future clinical research, difficulty attracting and retaining personnel, dependence on suppliers, reliance on inputs, limited market data and difficulty to forecast, intellectual property risks, constraints on marketing products, fraudulent or illegal activity by employees, contractors and consultants, information technology systems and cyber-attacks, security breaches, business disruptions and dislocations due to natural disasters, civil unrest, riots, acts of terrorism or otherwise, unionization of employees at our facilities, reliance on management services agreements with subsidiaries and affiliates, website accessibility, high bonding and insurance coverage, risks of leverage, future acquisitions or dispositions, management of growth, performance not indicative of future results and financial projections may prove materially inaccurate or incorrect, conflict of interest; tax risks as well as those risk factors discussed under “Risk Factors” herein and as described from time to time in documents filed by the Company with Canadian securities regulatory authorities. The purpose of forward-looking statements is to provide the reader with a description of management’s expectations, and such forward-looking statements may not be appropriate for any other purpose. In particular, but without limiting the foregoing, disclosure in this Annual Information Form as well as statements regarding the Company’s objectives, plans and goals, including future operating results and economic performance may make reference to or involve forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain of the forward-looking statements and other information contained herein concerning the cannabis industry, its medical, adult-use and hemp-based CBD markets, and the general expectations of the Company concerning the industry and the Company’s business and operations are based on estimates prepared by the Company using data from publicly available governmental sources as well as from market research and industry analysis and on assumptions based on data and knowledge of this industry which the Company believes to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, such data is inherently imprecise. While the Company is not aware of any misstatement regarding any industry or government data presented herein, the cannabis industry involves risks and uncertainties that are subject to change based on various factors.

A number of factors could cause actual events, performance or results to differ materially from what is projected in the forward-looking statements. You should not place undue reliance on forward-looking statements contained in this Annual Information Form. Such forward-looking statements are made as of the date of this Annual Information Form. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. The Company’s forward-looking statements are expressly qualified in their entirety by this cautionary statement.

All of the forward-looking information contained in this Annual Information Form is expressly qualified by the foregoing cautionary statements.

Presentation of Financial Information

The Company’s financial statements, copies of which are available on the Company’s SEDAR profile at www.sedar.com, are prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board and Interpretations of the IFRS Interpretations Committee. The financial year end of all entities within Curaleaf's corporate structure is December 31. Financial information presented in this Annual Information Form is presented in U.S. dollars (“$” or “US$”), unless otherwise indicated.

Market and Industry Data

The Company has obtained the market and industry data presented in this Annual Information Form from a combination of internal surveys, third party information and the estimates of the Company’s management. There are limited sources that report on the Company’s markets and industries. As such, much of the market and industry data presented in this Annual Information Form is based on internally-generated management estimates, including estimates based on extrapolations from third party surveys of the industries in which the Company competes. While the Company believes internal surveys, third party information and estimates of the Company’s management are reliable, the Company has not verified them, nor have they been verified by any independent sources and the Company has no assurance that the information contained in third party websites is current and up-to-date. While the Company is not aware of any misstatements regarding the market and industry data presented in this Annual Information Form, such data involves risks and uncertainties and are subject to change based on various factors, including those factors discussed under “Forward-Looking Statements” and “Risk Factors”.

CORPORATE STRUCTURE

Incorporation and Office

The Company, formerly known as Lead Ventures Inc. (“LVI”), was incorporated under the laws of the Province of British Columbia, pursuant to the BCBCA, on November 13, 2014 and is a vertically integrated multi-State cannabis operator in the U.S. Prior to the completion of the Business Combination (as defined below), the Company was a junior mineral exploration company engaged in the business of acquiring, exploring and evaluating natural resource properties.

On October 25, 2018, the Company and Curaleaf, Inc. (formerly PalliaTech, Inc.) completed the combination of their respective businesses (the “Business Combination”) that resulted in the reverse take-over of the Company by the securityholders of Curaleaf, Inc. The Business Combination was structured as a series of transactions, including a Canadian three-cornered amalgamation transaction and a series of U.S. merger and reorganization steps (further described below). At the Company’s annual general and special meeting of shareholders held on October 12, 2018, the shareholders of the Company approved all of the resolutions in connection with the Business Combination. As part of the Business Combination, the Company changed its name from “Lead Ventures Inc.” to “Curaleaf Holdings, Inc.”, and restructured its existing share capital to, among other things, reclassify its existing common shares as subordinate voting shares (the “Subordinate Voting Shares”), create a class of multiple voting shares (the “Multiple Voting

Shares”), eliminate the class of preferred shares and add certain provisions, including a redemption right in favour of the Company to ensure that the Company complies with applicable licensing regulations.

Immediately prior to the Business Combination, 1177687 B.C. Ltd. (“Curaleaf FinCo”), a special purpose corporation, completed a brokered and a non-brokered subscription receipt financing at a price of C$11.45 per subscription receipt for aggregate gross proceeds of approximately C$520 million (the “Private Placement”).

As part of the Business Combination, the Company, Curaleaf FinCo and 1177679 B.C. Ltd., a wholly-owned subsidiary of the Company, were parties to a three-cornered amalgamation (the “Amalgamation”) pursuant to which the shareholders of Curaleaf FinCo (being the investors in the Private Placement after automatic conversion of their subscription receipts into common shares of Curaleaf FinCo (the “Curaleaf FinCo Shares”)) received Subordinate Voting Shares in exchange for their Curaleaf FinCo Shares. Concurrently with the Amalgamation, Curaleaf MergerCo Inc., a wholly-owned subsidiary of the Company, merged with and into Curaleaf, Inc., with Curaleaf, Inc. continuing as the surviving corporation and becoming a wholly-owned subsidiary of the Company.

In connection with the Business Combination, Gociter Holdings Ltd., a corporation of which Mr. Boris Jordan, the Executive Chairman of the Company, is the beneficial owner, made a contribution of 3,734,965 shares of common stock of Curaleaf, Inc. and cash to the Company in exchange for 122,170,705 Multiple Voting Shares, representing 100% of the issued and outstanding Multiple Voting Shares as of closing of the Business Combination.

The Company’s head office address is 301 Edgewater Place Suite 405 Wakefield, Massachussets, United States of America, 01880. The Company’s registered and records office address is 666 Burrard Street, Suite 1700 Vancouver, British Columbia, Canada, V6C 2X8.

The Company’s Subordinate Voting Shares are listed on the CSE under the symbol “CURA” and on the OTCQX under the symbol “CURLF”.

Intercorporate Relationships

The table below lists the principal subsidiaries of the Company as at the date hereof, the percentage of votes attaching to all voting securities of each subsidiary beneficially owned, or controlled or directed, directly or indirectly, by the Company, and the jurisdiction of organization of each such subsidiary. The Company has other subsidiaries, but the assets and revenues of such subsidiaries individually did not exceed 10%, and in the aggregate did not exceed 20%, of the Company's assets or consolidated revenues.

Subsidiaries	Percentage of Voting Securities Owned	Jurisdiction Where Organized
Curaleaf, Inc.	100%	Delaware
CLF AZ Management, LLC	100%	Arizona
Curaleaf Florida, LLC	100%	Florida
Curaleaf Massachusetts, Inc.	100%	Massachusetts
Curaleaf NJ II, Inc.	100%	Delaware
Cura Partners, Inc.	100%	Oregon
Cura CA, LLC	100%	California
GR Companies, Inc.	100%	Delaware

GENERAL DEVELOPMENT OF THE BUSINESS

Curaleaf is a leading vertically integrated medical and wellness cannabis operator in the U.S. The Company operates in 23 States, and, as at the date hereof, operates 92 dispensaries, 22 cultivation sites and 30 processing sites with a focus on highly populated, limited license states, including New York, New Jersey, Florida, Illinois, Pennsylvania and Massachusetts. The Company leverages its extensive research and development capabilities to distribute cannabis products with the highest standard for safety, effectiveness, consistent quality and customer care. The Company is committed to leading the industry in education and advancement through research and advocacy. The Company markets to medical and adult-use customers through brand strategies intended to build trust and loyalty. After 2016, Curaleaf, Inc. significantly accelerated its capital-raising and acquisition pipeline, as more fully described in the “Recent Developments” section below.

Currently, the Company is a diversified holding company dedicated to delivering market-leading products and services while building trusted national brands within the legal cannabis industry. Through its team of physicians, pharmacists, medical experts and industry innovators, the Company has developed a portfolio of branded cannabis-based therapeutic offerings in multiple formats and a strategic network of branded retail dispensaries. Exemplifying its commitment to quality, Curaleaf’s Florida operations were the first in the cannabis industry to receive the Safe Quality Food certification under the Global Food Safety Initiative, setting a new standard of excellence.

Recent Developments

COVID-19 Pandemic

The novel coronavirus commonly referred to as “COVID-19” was identified in December 2019 in Wuhan, China. On January 30, 2020, the World Health Organization declared the outbreak a global health emergency, and on March 11, 2020, the spread of COVID-19 was declared a pandemic by the World Health Organization. On March 13, 2020, the spread of COVID-19 was declared a national emergency by President Donald Trump. The outbreak has spread throughout Europe, the Middle East and North America, causing companies and various international jurisdictions to impose restrictions such as quarantines, business closures and travel restrictions. While these effects are expected to be temporary, the duration of the business disruptions internationally and related financial impact cannot be reasonably estimated at this time.

The Company has taken responsible measures with respect to the COVID-19 pandemic to maximize the safety of staff working at its facilities. This includes reorganizing physical layouts, adjusting schedules to improve social distancing, implementing health screening measures for employees and applying rigorous standards for personal protective equipment. Certain markets, such as Massachusetts and Nevada experienced a greater impact on sales due to prolonged business closures and reduced foot traffic in certain locations. Other markets, such as Florida and New York have not been significantly impacted by COVID-19 and in some cases, stores in those markets have generated increased sales. The Company’s facilities continue to be operational and the Company is working closely with the authorities to ensure it is following or exceeding the stated guidelines related to COVID-19. For instance, the Company has modified store operations in certain locations, with an increased focus on direct-to-consumer delivery and enabling a curbside pickup option for its customers. See “Risk Factors — General Business Risks — COVID-19 Pandemic” for more information.

Acres Cultivation, LLC and Acres Medical, LLC, each a Nevada limited liability company (collectively, "Acres")

On January 3, 2020, the Company announced the closing of the acquisition of Acres for a total consideration of $47.6 million, of which $15 million was paid in cash upon signing, $9.5 million was paid upon receiving regulatory approval of the license transfer for the dispensary in January 2020, as well as a $500,000 holdback. Total consideration also included $12.86 million which was settled through the issuance of 3,108,183 Subordinate Voting Shares, $8.57 million which was settled through the issuance of 2,039,062 Subordinate Voting Shares upon receiving regulatory approval of the license transfer for the dispensary in January 2020, and $1.17 million of contingent consideration which is payable if certain financial targets are met. Acres has a 269,000 square-foot operating cultivation facility (with further expansion as needed) on its 37 acres of land in Amargosa Valley, Nevada, and a large dispensary located in Las Vegas, Nevada, adjacent to the Strip, and a second dispensary located in Ely, Nevada.

Curaleaf Utah, LLC

On January 6, 2020, the Company announced it received a Notice of Intent to Award a medical cannabis retail license from the Utah Department of Health, one of 14 licenses to open a medical cannabis dispensary in Utah from more than 130 applications and 60 different companies. The Company’s license is for Region 3, which includes Utah, Wasatch, Daggett, Duchesne, Uintah, Carbon, Emery, Grand and San Juan Counties.

Following this announcement, on January 14, 2020, the Company announced that it received preliminary approval for a processing license by the Utah Department of Agriculture and Food. The notice grants Curaleaf permission to begin the build out of its processing facility, which is scheduled to open in mid-September 2020, in North Salt Lake City. The Company also opened its first retail location in the Utah market with a new pharmacy in Lehi on August 31, 2020.

Cura Partners, Inc., an Oregon corporation (“Cura Partners” or “Select”)

On February 1, 2020, the Company announced the closing of the acquisition of Cura Partners (the “Cura Transaction”), owners of the Select brand. At Closing, pursuant to the terms of an Amended and Restated Agreement and Plan of Merger dated October 30, 2019 (the “Cura Merger Agreement”), Curaleaf issued 55,000,000 Subordinate Voting Shares to the benefit of the former Select equity holders. 40,555,556 Subordinate Voting Shares will be payable to the former Select equity holders contingent upon Curaleaf achieving certain calendar year 2020 revenue targets based on Select branded retail extract sales beginning at a target of $130 million with maximum achievement at $250 million. In addition, the former Select equity holders are also eligible to receive an earn out of up to $200 million from the issuance of additional Subordinate Voting Shares, contingent upon Curaleaf exceeding $300 million in calendar year 2020 revenue for Select branded retail extract sales.

Further information about the Cura Transaction can be found in the Company’s material change reports dated May 10, 2019 and November 8, 2019, as well as the Company’s business acquisition report dated May 29, 2020, copies of which are available on SEDAR (www.sedar.com) under the Company’s profile. A copy of the Cura Merger Agreement is also available on SEDAR under the Company’s issuer profile at www.sedar.com.

Expansion of Executive Team

On February 3, 2020, the Company announced an expansion of its executive team. Cameron Forni assumed the role of President of Select. Renowned brand marketer Jason White joined the Company in the newly created role of Chief Marketing Officer. The Company’s Chief Financial Officer Neil Davidson was elevated to Chief Operating Officer. Former Chief Operating Officer Stuart Wilcox transitioned to a new role, leading business expansion efforts in emerging markets. In addition, Michael Carlotti joined the Company as Chief Financial Officer, succeeding Mr. Davidson, and Mark Russ was appointed Senior Vice President of Sales. Finally, Jaswinder Grover, MD, an orthopedic and spine surgeon with 25 years of experience, joined the Board of Directors, replacing Dr. Steven Patierno, PhD. Dr. Patierno will remain in his role as the Chairman of the Company’s Medical Advisory Board.

This news followed the December 9, 2019 announcement of Joe Bayern becoming President of the Company. Mr. Bayern brings over 20 years of executive leadership experience in consumer packaged goods at a critically important moment in Curaleaf’s growth trajectory.

Remedy Compassion Center, Inc., a Maine corporation (“Remedy”)

In February 2020, Remedy, which operated until then as a Maine non-profit corporation, converted to a for-profit corporation as approved by their independent Board of Directors when changes in Maine regulations allowed for such change. In connection with the conversion, the management services agreement entered among the Company and Remedy in October 2016 was terminated and the Company entered into a Registered Dispensary Management Agreement (the “Remedy Operating Agreement”).  Current Maine regulations require that licensed medical marijuana dispensaries be owned by residents of Maine.  However, under the Remedy Operation Agreement, the Company has acquired operational control and substantially all of the economic benefit of its business, which allows the Company to control Remedy in accordance with IFRS 10 definitions. The Company retains a right to acquire Remedy for nominal value at such time as the residency requirement for ownership is lifted. The total consideration paid included the forgiveness of approximately $2.34 million of debt. See "United States Regulatory Overview – Regulation of Cannabis in the United States Federally – Maine Operations" section.

Curaleaf PA, LLC

On February 21, 2020, the Company announced it had been approved as a Clinical Registrant in Pennsylvania by the Commonwealth’s Department of Health, Office of Medical Marijuana. Under this designation, the Company will be permitted to open a cultivation and processing facility and up to six dispensaries, under the Commonwealth’s medical marijuana research program. As a Clinical Registrant, Curaleaf will support research initiatives into the potential medical benefits of cannabis by providing medical cannabis expertise and distribution to patients participating in studies.

Arrow Alternative Care, Inc., Arrow Alternative Care #2, Inc., Arrow Alternative Care #3, Inc., each a Delaware corporation (collectively, the “Arrow Companies”)

On April 6, 2020, the Company announced the closing of the acquisition of the Arrow Companies, which operated licensed medical cannabis dispensaries in Stamford, Hartford, and Milford, in the state of Connecticut. The Arrow dispensary licenses in Stamford and Hartford transferred on April 6, 2020 and the transfer of the Arrow dispensary license in Milford occurred on August 3, 2020, although the Company assumed management and economic control of the Milford dispensary along with the other dispensaries as at April 6, 2020. The fair value of the aggregate consideration paid was $38 million, including 3,194,149 Subordinate Voting Shares having a fair value of approximately $21.38 million. Certain “top up” shares are now due as additional consideration in connection with the Hartford dispensary.

Primary Organic Therapy, Inc. (d/b/a Mainte Organic Therapy), a Maine corporation (“MEOT”)

MEOT owns and operates a duly licensed registered medical marijuana and cultivation facility in the state of Maine. In January 2017, the Company entered into a Management Services Agreement with MEOT (“MEOT MSA”) under which the Company provided services in the areas of financial services, compliance consulting, and human resources management. Under the MEOT MSA, MEOT maintained exclusive control and possession, and was solely responsible for final decision-making regarding all aspects of the business and the Company acted solely in an advisory capacity. The Company recognized management fee income for services rendered under the MEOT MSA.

The MEOT MSA was terminated in July 2020 and MEOT entered into a new MSA agreement (“Verdure MSA”) with Verdure, Inc. (“Verdure”), an entity in which the Company’s CEO, Joseph Lusardi had a 50% ownership interest. The Company acquired Verdure in July 2020 for $8 million in cash and a cash earn-out of $2 million based on MEOT’s achievement of certain earnings targets. Current Maine regulations require that licensed medical marijuana dispensaries be owned by residents of Maine. However, under the Verdure MSA, the Company has acquired operational control and substantially all of the economic benefit of MEOT’s business.  The acquisition of Verdure resulted in the Company controlling MEOT in accordance with IFRS 10.  The Company retains a right to acquire MEOT for nominal value at such time as the residency requirement for ownership is lifted. See “United States Regulatory Overview – Regulation of Cannabis in the United States Federally – Maine Operations” section.

Curaleaf NJ, Inc., a New Jersey corporation (“Curaleaf NJ”)

In February 2011, the Company entered into a Management Services Agreement (the “NJ MSA”) with Curaleaf NJ (formerly Compassionate Sciences ATC Inc.) As required under state law, Curaleaf NJ was formed as a New Jersey nonprofit corporation without shareholders acting through its governing body, the Board of Trustees (“NJ Board”). Curaleaf NJ operated medical dispensary, processing, and cultivation facilities as permitted by the state of New Jersey. Under the NJ MSA, the Company acted as an independent contractor providing services in the areas of cultivation, extraction, and other consulting services. The Company recognized management fee income for services rendered under the NJ MSA. In addition to the NJ MSA, the Company entered into a Conditionally Convertible Promissory Note (“NJ Note”). The NJ Note allowed the Company to acquire Curaleaf NJ when the regulations in New Jersey changed to allow the conversion of non-profit corporations to for-profit corporations.

In July 2019, New Jersey Governor Murphy signed an amendment to the New Jersey Compassionate Use Medical Marijuana Act, known as the Jake Honig Compassionate Use Medical Cannabis Act (the “Jake Honig Act”). The Jake Honig Act authorized the New Jersey nonprofit corporations that hold Alternative Treatment Center Permits (“ATC Permits”) to sell or transfer their permits and other assets to for-profit entities Due to changes in New Jersey regulations, Curaleaf NJ received approval from the state of New Jersey for the transfer of the ATC Permit to a Curaleaf NJ II, Inc, a wholly owned subsidiary of the Company. In conjunction with the transfer of the ATC Permit, the Company entered into an Asset Purchase Agreement (“CLNJ APA”). As part of the CLNJ APA, Curaleaf NJ agreed to sell and transfer the ATC Permit and substantially all of its other assets to Curaleaf NJ II. This transaction closed in July 2020.  As a result of the close of the sale and transfer of the assets, the $82.23 million balance of the NJ Note was applied to the purchase price under the CLNJ APA with the remainder written off.

Virginia’s Kitchen, LLC, a Colorado company d/b/a Blue Kudu (“Blue Kudu”)

In February 2020, the Company signed a definitive agreement to acquire 100% of Blue Kudu, a Colorado-licensed processor and producer of cannabis edibles, operating an 8,400 square foot facility in Denver, Colorado. The consideration consisted of 322,580 Subordinate Voting Shares, $1.38 million payable in cash at closing of the transaction and a 5% note of up to $500,000 due ten and a half months from closing. The transaction closed in July 2020.

GR Companies, Inc., a Delaware corporation (“Grassroots”)

In July 2019, Curaleaf announced that it had signed a definitive agreement to acquire Grassroots (the “Grassroots Transaction”). On June 22, 2020, Curaleaf entered into an Amended and Restated Agreement and Plan of Merger (the “Grassroots Merger Agreement”) which amended and restated the original definitive agreement and amended certain terms of the Grassroots Transaction. Closing of the Grassroots Transaction occurred on July 23, 2020.

At closing, the Company issued (i) 103,455,816 Subordinate Voting Shares to the benefit of the former holders of common stock of Grassroots, and (ii) 12,851,005 Subordinate Voting Shares to be held in escrow in accordance with the terms of the Grassroots Merger Agreement. The total consideration paid in connection with the Grassroots Transaction does not include a cash component. In addition, the parties have resolved that certain Grassroots assets in Illinois, Ohio and Maryland are designated for sale to comply with local limitations on license ownership. Curaleaf also agreed to issue 2,119,864 Subordinate Voting Shares to partially offset the dilution to the holders of common stock of Grassroots caused by the conversion of certain debentures of Grassroots into equity of Grassots immediately prior to the closing of the Grassroots Transaction. The transaction price remains subject to usual working capital and other adjustments.

Upon closing of the Grassroot Transaction, Curaleaf has appointed Mitchell Kahn, co-founder and CEO of Grassroots, to its Board of Directors, effective immediately. The appointment of Mr. Kahn expands the Board of Directors from five to six members.

Further information about the Grassroots Transaction can be found in the Company’s material change reports dated July 31, 2020, July 7, 2020 and July 17, 2019, copies of which are available on

SEDAR under the Company’s issuer profile at www.sedar.com. A copy of the Grassroots Merger Agreement is also available on SEDAR under the Company’s issuer profile at www.sedar.com.

Private Placement of Subordinate Voting Shares

On July 20, 2020, Curaleaf completed the private placement offering previously announced on July 2, 2020 (the “Offering”). Under the initial tranche, subscribers purchased an aggregate of 3,541,429 Subordinate Voting Shares for aggregate gross proceeds of approximately CAD $27.27 million. Subsequent to setting the initial tranche, the Company secured a second tranche investment, which was part of the Offering which closed on July 20, 2020. Under the second tranche, a subscriber purchased 842,269 Subordinate Voting Shares for gross proceeds of approximately CAD $6.79 million. In aggregate, the Offering generated approximately CAD $34.06 million in gross proceeds for the Company in exchange for 4,383,698 Subordinate Voting Shares. The Offering was conducted in connection with the closing of the Grassroots Transaction. Net proceeds of the Offering will be used to fund Grassroots’s high-return expansion projects, replenish its working capital as well as for general corporate purposes.

Further information about the Offering can be found in the Company’s material change reports dated July 31, 2020 and July 7, 2020, copies of which are available on SEDAR under the Company’s profile at www.sedar.com.

Sale and Leaseback Transaction

In August 2020, the Company closed on a sale and leaseback transaction at its Mount Dora, Florida cultivation facility. In the transaction, the Company sold leasehold improvements with a gross value of $44.94 million for $41 million and entered into a new 15 year lease on the entire property with the new owner. Net of transaction costs and security deposits, the Company received $39.07 million at closing.

PalliaTech Florida

On August 17, 2020, the Company acquired the remaining 11.4% equity interest in PalliaTech Florida from certain of the Remaining Florida Minority Holders (as defined herein) for consideration of 2,375,000 Subordinate Voting Shares. In connection with the foregoing, the Company also agreed to the repayment of certain secured promissory notes in the amount of $1.75 million. Another 11.4% equity interest in PalliaTech Florida was acquired by the Company on January 10, 2020 from certain other Remaining Florida Minority Holders for consideration of $2.5 million in cash and 1,772,062 Subordinate Voting Shares. Upon completion, PalliaTech Florida became an indirect wholly-owned subsidiary of Curaleaf. See “Legal Proceedings and Regulatory Actions — Florida”.

Three Year History

2019

HMS Health LLC, a Maryland limited liability company (“HMS”)

In January 2019, the Company completed the acquisition of HMS which was structured as a $30 million convertible financing with the owners of HMS Health, LLC, HMS Processing, LLC, HMS Sales, LLC and MI Health LLC (the “HMS/MI Businesses”).

The HMS/MI Businesses consist of a 21,000 square-foot cultivation facility and 1,000 square-foot processing facility in Frederick, Maryland, and two separate 1,000 square-foot dispensaries, each in Gaithersburg, Maryland. As part of the agreement, the HMS/MI Businesses rebranded and now operate under the Curaleaf name, and receive products, services, and other support from the Company. Prior to funding, HMS spun off its cannabis processing license and cannabis dispensing license into separate entities.

The $30 million in loans from the Company, together with accrued interest, are convertible into equity of each of the HMS/MI Businesses upon receipt of all required State and local regulatory approvals. The owners of HMS will receive $2 million in Subordinate Voting Shares at the then-current market price upon conversion of the loans.

Due to current restrictions under Maryland State law that prevent change of control over cannabis licenses within the first three years of operations, the loans to HMS/MI are convertible in parts between August 2020 (for HMS Health, LLC, a cannabis cultivation facility), March 2021 (for HMS Sales LLC, a cannabis dispensary facility), June 2021 (for MI Health LLC, a cannabis dispensary facility) and October 2021 (for HMS Processing, LLC, a cannabis processing facility), based on the operation start dates of each of the businesses. Furthermore, Curaleaf may only own equity in one cannabis processing business under Maryland law as applied by the Maryland Medical Cannabis Commission. Therefore, the conversion of the loan instruments into equity of each of the HMS/MI Businesses will only occur upon regulatory approval if the conversion will not violate any restriction in force at the time.

Town Center Wellness, LLC

Also in January 2019, the Company completed an agreement with the owners of Town Center Wellness, LLC (operating as Elevate Takoma) that secures the option to purchase 100 percent of the equity of the company’s dispensary for a total cash consideration of $2 million. The Company also paid the option exercise price of $100,000. Elevate Takoma is a 1,500 square-foot dispensary located in Takoma, Maryland, along the Washington, D.C. border.

In Maryland, Curaleaf already owns and operates one dispensary in Reisterstown and a processing facility in Allegany County.

Eureka Investment Partners, LLC, a Nevada limited liability company (“Eureka”)

In February 2019, the Company entered into an agreement to purchase Eureka for $25.5 million (the “Base Price”) and to provide Eureka with $5 million to repay all existing debt and to replenish working capital. The Base Price was paid $5 million in cash and $20.5 million in Subordinate Voting Shares. The acquisition of Eureka closed in April 2019, at which time, a total of 2,351,860 Subordinate Voting Shares were issued by the Company to the sellers, of which 688,349 Subordinate Voting Shares were delivered in escrow contingent upon the satisfaction of post-closing conditions relating to the transfer of controlling stakes in three retail cannabis dispensaries in Long Beach, Salinas and Monterrey County, California. These escrowed Subordinate Voting Shares were returned to the Company's treasury and cancelled in August 2020 as the post-closing conditions were not fully met. No contingent earn-out has been or is expected to be paid to the sellers in connection with this transaction.

The addition of Eureka’s cultivation platform provided the Company access to California’s wholesale market through an existing 110,000 square-foot greenhouse facility in Salinas, California.

In October 2018, Curaleaf, Inc. received a conditional use permit and business license from the City of Davis, California for cannabis manufacturing and State-wide distribution. A conditional use permit and business license for mobile delivery was issued by the City of Davis in November 2018. As of January 1, 2019, the Company’s operations were licensed by the State of California and the City of Davis, and as of April 2019, the Company commenced its cannabis manufacturing operations.

The acquisition of Eureka’s facilities in Salinas allows for seamless backward integration with the Company’s manufacturing facility in Davis and the Company’s subsequent acquisition of Cura Partners, enabling the Company to manage its supply chain efficiently through vertically integrated cultivation, production, distribution and dispensing in California. The Company’s Davis facility and the Cura Partners facilities located in California position Eureka to maximize the value of its harvest, reducing waste and converting trim into oil and other consumables that can be utilized for distribution across the retail footprint.

PalliaTech Ohio, LLC

In February 2019, PalliaTech Ohio, LLC, an Ohio affiliate of the Company, received a provisional medical cannabis processor license from the Ohio Department of Commerce for a location in Amelia

Village, Ohio. The Company is currently evaluating strategic opportunities for the Amelia processing license.

Ohio Grown Therapies, LLC, an Ohio limited liability company (“OGT”)

In May 2019, the Company entered into an agreement granting it an option to acquire OGT for $20 million. The Company paid $5 million in cash in May 2019 and $7.5 million in July 2020. The remaining consideration will be paid upon completion of milestones, culminating with regulatory approval of the transfer of the final licenses and OGT facility to Curaleaf.  The closing of this transaction is currently pending receipt of regulatory approval.

Absolute Healthcare, Inc. dba Emerald Dispensary, an Arizona non-profit corporation (“Emerald”)

In May 2019, the Company announced it acquired exclusive rights to operate the Emerald dispensary in Gilbert, AZ, whose license is held by Absolute Healthcare, Inc. Total consideration for the transaction was $18 million in cash. The acquisition closed in May 2019.

GX3 LLC, an Arizona limited liability company (“GX3”), GGM LLC, an Arizona limited liability company (together with GX3, “Glendale Greenhouse”) and Phytotherapeutics Management Services, LLC (“Phytotherapeutics”)

In June 2019, the Company announced that it had made two separate acquisitions in Arizona for combined consideration of $25.5 million, of which $3.5 million was payable in Subordinate Voting Shares and $22 million in cash.

The Company entered into an agreement to acquire Glendale Greenhouse, a vertically integrated cannabis business operating a cultivation and processing facility, as well as a retail location, with plans to rebrand as Curaleaf after the transaction closes.

The Glendale Greenhouse production facility is a 20,000 square-foot, multi-level cultivation center which is capable of producing 3,600 pounds of flower annually. Its 1,500 square-foot dispensary, located directly off the Agua Fria Freeway with 90,000 cars passing daily, can be expanded to nearly 5,000 square-feet. Glendale Greenhouse holds the master lease on the 15,000 square-foot multi-tenant building where the dispensary is located. The facility also operates a CO2 extraction lab and a kitchen, which is already producing various edible lines such as mints, gummies, brownies and ice cream. This acquisition closed in August 2019.

Additionally, Curaleaf agreed to acquire Phytotherapeutics Management Services, LLC, which operates under the license of Phytotherapeutics of Tucson, LLC. This acquisition closed in July 2019. Upon close of the transaction, the license associated with the dispensary was applied to a newly developed, flagship dispensary located at 2175 N 83rd Avenue, which is part of an exciting Phoenix metro submarket with close access to the I-10 Freeway. The dispensary is in the immediate vicinity of the nationally recognized Ak-Chin Pavilion, a popular outdoor amphitheater and concert stadium hosting nearly forty events a year. This new location on 83rd Avenue has brought Curaleaf’s store count in Arizona to eight, all in Maricopa county.

Approval for Change of Ownership and Control in Massachusetts

On August 9, 2019, the Company announced that it had been granted approval for its change of ownership and control by the Cannabis Control Commission (“CCC”). Please refer to “Legal Proceedings and Regulatory Actions — Massachusetts Cannabis Control Commission” for additional details.

Subsequently, on September 13, 2019, the Company announced that it had been granted approval for three final adult-use licenses by the CCC. One license was a retail license co-located with the current medical retail location in Oxford, with adult-use sales launching in Oxford in November 2019. The other two licenses were for cultivation and manufacturing co-located with the current medical cultivation and manufacturing facility in Webster. On December 19, 2019, the Company announced it had been granted final approval for an adult-use retail license in Provincetown, the State’s first adult-use location on Cape Cod, with the Provincetown dispensary opening in January 2020. On February 6, 2020, the Company announced it had been granted final approval for an adult-use retail license in Ware, with the Ware dispensary opening in  March 2020. In addition to the adult-use licenses mentioned above, Curaleaf currently has medical retail locations in Hanover and Oxford.

Sale-Leaseback Transaction

On August 27, 2019, the Company announced it had signed a sale-leaseback agreement with Freehold Properties valued at approximately $28.3 million for six of its properties in Florida, Massachusetts and New Jersey. As a result of the transaction, Curaleaf sold a portion of its real estate assets while retaining use of the properties for cultivation, processing and retail, respectively. The sale price of $28.3 million for the six properties covers initial investment plus all tenant improvements made to date and the proceeds were used for capital expenditures and acquisition purposes.

DTC Eligibility

On August 21, 2019, the Company announced it had obtained eligibility with The Depository Trust Company (“DTC”) for its shares listed on the OTCQX. DTC is a subsidiary of the Depository Trust & Clearing Corporation, a U.S. company that manages the electronic clearing and settlement of publicly traded companies. DTC eligibility provides cost benefits for investors and brokers trading in our securities in the United States.

Senior Secured Term Loan Facility

On December 20, 2019, the Company announced that it had received commitments from a syndicate of lenders for a $275 million senior secured term loan facility (the “Term Loan Facility”), bearing interest at a rate of 13.0% per annum, payable quarterly in arrears, pursuant to a financing agreement by and between Curaleaf, Inc., as borrower, the Company, as parent, certain subsidiaries of Curaleaf Inc., as guarantors, the Lenders (as defined therein) and Glass Trust Company, LLC, as agent (the “Financing Agreement”). On January 15, 2020, the Company amended the Financing Agreement, pursuant to an amendment no. 1 to the Financing Agreement (the “Financing Agreement Amendment”), to among other things, increase the Term Loan Facility with additional commitments of $25 million, for a total commitment of $300 million. The Term Loan Facility, as amended, closed on January 15, 2020 and is due in January of 2024. This debt financing constituted a broadly syndicated institutional deal led by sophisticated and long-term investors.

The Term Loan Facility is secured by a guarantee of all the wholly-owned direct and indirect subsidiaries of the Company, as well as a pledge on the assets of the Company and each such guarantor. While the Term Loan Facility is outstanding, the Company is subject to certain negative covenants, including restrictions on its ability to pay dividends, to conduct transactions with affiliates, to modify any organizational documents, to invest in non-wholly owned entities and to incur subordinated and non-subordinated debt and certain covenant tests. Further, the Term Loan Facility imposes certain financial covenants, including minimum annual cash earnings and maintenance of unrestricted cash and cash equivalents. The Term Loan Facility is non-callable in the first two years and from year 2 to 3 is payable at par + ½ coupon, from year 3 to 3 ½ at par + ¼ coupon and at par from year 3 ½ to maturity. The proceeds were used to refinance the existing Cetus Senior Debt (as defined below), satisfy transaction fees and expenses from previously announced acquisitions, fund capital expenditures and for general corporate purposes. See “Risk Factors”.

Further information about the Term Loan Facility can be found in the Company’s material change report dated December 31, 2019, a copy of which is available on SEDAR under the Company’s issuer profile at www.sedar.com. Copies of the Financing Agreement and the Financing Agreement Amendment, have been filed on SEDAR on December 31, 2019 and January 17, 2020, respectively, and are available thereto under the heading “Other material contracts”, under the Company’s issuer profile at www.sedar.com.

2018

In January 2018, Curaleaf, Inc. completed a non-brokered private placement of 1,150,747 shares of common stock at a price of $26.07 per share for aggregate cash proceeds of $30 million. The proceeds were used for the acquisition of Swell Management, LLC (“Swell”), the expansion of existing operations and to fund operations.

In March 2018, the Company acquired a 50% stake, plus one share, in Curaleaf MA, for a consideration of $36,000 in cash and $3.51 million of debt settlement, in accordance with a plan of conversion of Curaleaf MA’s predecessor, Mass Organic Therapy, Inc., to a for-profit entity. PT Mass Holdings, LLC, of which Joseph F. Lusardi, Curaleaf, Inc.’s President and Chief Executive Officer, is a member, acquired the remaining shares of Curaleaf MA at the time of conversion for a consideration of $35,500. In August 2018, the Company agreed to acquired PT Mass Holdings, LLC’s stake in Curaleaf MA for $46.2 million, of which $28.2 million was satisfied by the issuance of 3,212,337 Subordinate Voting Shares and $18 million in cash.This transaction was completed immediately following completion of the Business Combination.

In April 2018, Curaleaf, Inc.’s subsidiary CLF AZ acquired 100% of the interests in Swell from JK Swell, LLC. Through its subsidiaries, Swell operates four medical cannabis dispensaries in and around Phoenix and a cultivation facility in Holbrook, Arizona under management services agreements with four not-for-profit companies which hold licenses to process, cultivate and dispense medical cannabis in Arizona. Swell also holds non-economic voting interests over these four not-for-profit license holders, which entitle it to appoint the directors of these entities. The total consideration for the acquisition of $26.9 million was comprised of $19.3 million in cash and a promissory note in an aggregate amount of $7.6 million (the “Arizona Convertible Note”). Curaleaf, Inc. further settled Swell’s debt of $3.7 million to third parties. The repayment of debt was additional consideration as part of the acquisition. The Arizona Convertible Note was converted into 3,715,038 Subordinate Voting Shares.

From May 2018 until completion of the Business Combination, Curaleaf, Inc. completed a number of unsecured private placement bridge financings with an affiliate of Mr. Boris Jordan, a principal shareholder and the Executive Chairman of the Company, for aggregate proceeds of $14.3 million, in each case, with a maturity date of November 4, 2018 at an interest rate of 11% per annum. The proceeds from the financings were used for working capital and capital expenditures, and were repaid in full as of December 31, 2018.

On June 7, 2018, Curaleaf, Inc. completed an unsecured private placement bridge financing of $6 million with Cetus Investments Limited (“Cetus”) with a maturity date of December 7, 2018, at a rate of 11% per annum. The proceeds from the financing were used for working capital and capital expenditures. The total amount of the financing was repaid in full as of December 31, 2018.

In August 2018, Curaleaf, Inc. issued an aggregate amount of $85 million of 15% senior secured debt due August 23, 2021 (the “Cetus Senior Debt”) to Cetus. The Cetus Senior Debt was repaid in full as of December 20, 2019.

In January 2017, the Company’s subsidiary, PalliaTech Florida, acquired 49% voting and 70% economic interest in Modern Health Concepts (“MHC”) for consideration of $28 million paid in cash, and following approval of the Florida Department of Health, PalliaTech Florida’s interest in MHC converted into 70% voting and economic interest in MHC. PalliaTech Florida is owned 75% by the Company and 25% by third parties (the “Remaining Florida Minority Holders”). In accordance with its operating agreement, PalliaTech Florida was formed to invest up to $50 million in MHC, including the initial consideration paid by PalliaTech Florida to acquire 70% of its membership interests. The operating agreement further provides that PalliaTech Florida is to be financed entirely by loans from its members bearing interest at 14% per annum. The Remaining Florida Minority Holders are required to contribute 5% of this debt financing. The members of PalliaTech Florida have contributed the full investment amount of $50 million provided for in the operating agreement. In September 2018, the Company entered into an agreement with the former minority owner of Curaleaf Florida to acquire such minority owner’s remaining interest (equal to 30% of the membership interests), for total consideration of $55 million, $25 million of which was payable in cash and $30 million of which was payable through the issuance of 3,417,379 Subordinate Voting Shares. The transaction closed immediately following completion of the Business Combination.

In August 2018, the Company entered into an agreement to acquire all of the membership interests of Alternative Therapies Group, Inc, a Massachusetts corporation (“ATG”), a registered marijuana dispensary licensed by the Massachusetts Department of Health, operating a 53,600 square foot cultivation and processing facility in Amesbury, Massachusetts and intends to enter into supply agreements with ATG’s three dispensaries in Massachusetts (the “ATG Acquisition”). The consideration payable by the Company for the ATG Acquisition is $50 million in cash, $42.5 million of which was prepaid in cash in December 2018 in order to solidify the Company’s intent to complete the purchase of ATG. The remaining $7.5 million is due at closing. The closing of the transaction is subject to receipt of regulatory approval.

In November 2018, the Company acquired Thunderbird III Partners, LLC, a cannabis dispensary operating pursuant to a management services agreement with Catalina Hills Botanica Center, LLC, d/b/a Midtown Roots (“MTR”), a non-profit entity holding a vertical medical marijuana license issued by the Arizona Department of Health Services (“MTR Acquisition”). Total consideration consisted of $7 million in cash and $1.9 million which was settled through the issuance 341,737 Subordinate Voting Shares.

Also in October 2018, the Business Combination, as further described under “Corporate Structure — Incorporation and Office”, was completed.

In December 2018, the Company commenced a normal course issuer bid (“NCIB”) to expend up to an aggregate of $50 million on the purchase of Subordinate Voting Shares. The actual number of Subordinate Voting Shares that was available to be purchased under the NCIB and the exact timing of any such purchases was subject to determination by the Company. Pursuant to the NCIB, the Company was allowed to purchase Subordinate Voting Shares through the facilities of the CSE and/or alternative trading systems, from time to time over the 12-month period ending December 12, 2019, which purchases did not exceeded 5% of the issued and outstanding Subordinate Voting Shares in the aggregate. The Company appointed GMP Securities L.P. to coordinate and facilitate its NCIB purchases. All Subordinate Voting Shares purchased by the Company under the NCIB were cancelled.

2017

In March 2017, the Company entered into an agreement to acquire, through a series of transactions, 51% of all outstanding membership units in DRH, a Delaware limited liability that owns Curaleaf, LLC, a Connecticut-based medical cannabis facility that is one of the four licensed cultivators in Connecticut, for a consideration of $14 million, payable in cash, of which $10.8 million was allocated towards the membership units and the balance was allocated towards working capital of the business. In October 2018, Curaleaf, Inc. agreed to acquire from the minority members of DRH (the “DRH Minority Members”) their 49% membership interests in DRH (the “DRH Minority Membership Units”) for $40.14 million in cash and 4,755,548 Subordinate Voting Shares. This acquisition was completed immediately after closing of the Business Combination.

In August 2017, the New York State Department of Health authorized the Company as a registered organization (RO) to manufacture and dispense medical marijuana in New York State. Such authorization granted the Company pre-approval for a vertically-integrated medical cannabis license permitting one cultivation/processing facility and up to four dispensaries. The authorization was the result of a competitive application process.

In August 2017, Curaleaf, Inc. entered into an agreement to acquire 57% of the membership interests in Las Vegas Natural Care Givers, LLC, doing business as House of Herbs, a company that cultivates high-quality cannabis for Las Vegas area dispensaries. The consideration paid by Curaleaf,

Inc. for the acquisition consisted of 129,574 shares of common stock of Curaleaf, Inc., which is the equivalent to 4,238,365 Subordinate Voting Shares, valued for purposes of the transaction at $3.1 million as of the date of the announcement. Pursuant to such agreement, the Company has acquired operational control and substantially all of the economic benefit of House of Herbs’ business.

In October 2017, Curaleaf, Inc.'s subsidiary, PT Nevada, Inc., entered into an agreement to acquire 51.2% of Blackjack by purchasing a 64% interest in VSLV Management, a related party, which in turn owns 80% of Blackjack, a cannabis dispensary located in Las Vegas, Nevada. The consideration paid by Curaleaf, Inc. for the acquisiton consisted of 125,527 shares of common stock of Curaleaf, Inc., which is the equivalent to 4,105,988 Subordinated Voting Shares, valued for purposes of the transaction at $3 million as of the date of the announcement. In January 2019, the Company entered into an agreement to acquire an additional 18% of Blackjack from minority owners for a cash consideration of $1.3 million. Pursuant to such agreements, the Company has acquired operational control and substantially all of the economic benefit of Blackjack’s business. The transaction is awaiting receipt of regulatory approval.

In November 2017, Curaleaf, Inc. completed a non-brokered private placement of 836,506 shares of common stock at a price of $23.91 per share for cash proceeds of $20 million. The proceeds were used for acquisitions, expansion of existing operations and to fund operations.

In June 2017, the Company acquired 85% of the outstanding capital stock in PharmaCulture Corp., a Maryland-based processor of medical cannabis, for consideration of $2 million and a net settlement of a promissory note of $0.8 million. PharmaCulture Corp. was renamed Curaleaf Maryland, Inc. in 2018.

BUSINESS OF THE COMPANY

About Curaleaf

Curaleaf is a leading vertically integrated medical and wellness cannabis operator in the U.S. Headquartered in Wakefield, Massachusetts, the Company operates in 23 States, and, as at the date hereof, operates 92 dispensaries, 22 cultivation sites and 30 processing sites with a focus on highly populated, limited license states, including New York, New Jersey, Florida, Illinois, Pennsylvania and Massachusetts. The Company leverages its extensive research and development capabilities to distribute cannabis products with the highest standard for safety, effectiveness, consistent quality and customer care. The Company is committed to leading the industry in education and advancement through research and advocacy. The Company markets to medical and adult-use customers through brand strategies intended to build trust and loyalty.

Curaleaf, Inc. was one of the first professionally managed companies to enter the U.S. legal cannabis industry, which is one of the fastest growing industries in the U.S.1 and still in its early stages of maturity. Formed in 2010, Curaleaf, Inc. started in the state of New Jersey and was the first to develop and patent a medical cannabis vaporizing unit capable of delivering single metered doses of cannabis medicine to patients. The device adhered to exacting Food and Drug Administration (“FDA”) standards and was the first known means of administering medical cannabis in a clinical setting.

Currently, the Company is a diversified holding company dedicated to delivering market-leading products and services while building trusted national brands within the legal cannabis industry. Through its team of physicians, pharmacists, medical experts and industry innovators, the Company has developed a portfolio of branded cannabis-based therapeutic offerings in multiple formats and a strategic network of branded retail dispensaries. Exemplifying its commitment to quality, Curaleaf’s Florida operations were the first in the cannabis industry to receive the Safe Quality Food certification under the Global Food Safety Initiative, setting a new standard of excellence.

The Company’s Subordinate Voting Shares are listed on the CSE under the symbol “CURA” and on the OTCQX under the symbol “CURLF”.

1  The State of Legal Marijuana Markets. 5th ed., ArcView Market Research & BDS Analytics, 2017.

In order to achieve its strategy, the Company has completed several acquisitions since its formation. The Company expects to continue to actively pursue other acquisition, disposition and investment opportunities in the future.

Operating Segments

The Company currently operates in two segments:

•                  Cannabis Operations. The Company engages in the production and sale of cannabis via retail and wholesale channels. As at the date hereof, the Company operates 92 retail dispensaries in 18 states, as well as 22 cultivation sites in 17 states, and 30 processing sites in 22 states which sell cannabis through wholesale channels.

•                  Non-Cannabis Operations. The Company provides professional services including cultivation, processing and retail know-how and back office administration, intellectual property licensing, real estate leasing services and lending facilities to medical and adult-use cannabis licensees under management service agreements. The Company currently manages, under management service agreements, one integrated medical cannabis license in the State of Massachusetts, as well as certain Grassroots Illinois licenses pending state or local approval and licensing in connection with the Grassroots Transaction. The financial results of these entities are not included into the consolidated financial statements of the Company as the Company does not have control over these operations in accordance with IFRS 10. The Company recognizes management fee income for services rendered to this operation.

The Company currently operates in the United States as more specifically described in the below table. For further details on the Company's operations in the United States, see the "United States Regulatory Overview" section of this AIF.

		Curaleaf Operations Overview(1)
		Dispensaries		Production(2)		Cultivation
		Licensed	Operating	Processing	Cultivation	Facility SF

1	Arizona	9	8	Y	Y	119 424
2	Arkansas	1	1
3	California			Y	Y	190 000
4	Colorado			Y
5	Connecticut	4	4	Y	Y	60 000
6	Florida(3)	40	31	Y	Y	352 200
7	Illinois(4)	10	7	Y	Y	70 000
8	Kentucky(5)			Y
9	Maine(6)	4	2	Y	Y	43 070
10	Maryland	4	4	Y	Y	22 000
11	Massachusetts(7)	4	4	Y	Y	157 000
12	Michigan	4	4	Y	Y
13	Missouri(8)			Y
14	Nevada(9)	3	3	Y	Y	278 800
15	New Jersey	3	1	Y	Y	153 150
16	New York	4	4	Y	Y	72 000
17	North Dakota	4	4	Y	Y	33 000
18	Ohio(10)	2	2	Y	Y	32 000
19	Oklahoma(11)			Y
20	Oregon	1	1	Y	Y	37 000
21	Pennsylvania(12)	18	9	Y	Y	75 000
22	Utah	1	1	Y
23	Vermont	4	2	Y	Y	13 000
	Total	120	92	30	22	1 707 644

Notes:

(1) Licensed operations of the Company’s subsidiaries that are consolidated based on ownership, management agreement or similar contractual relationships.

(2) The Company has multiple production licenses and/or facilities in certain states.

(3) Caps on the number of dispensaries one company can open in Florida expired in April 2020. As such, the 40 Florida licensed dispensaries listed in this table only includes the number of locations Curaleaf has secured or is actively pursuing as of the date hereof.

(4) In Illinois, the Company is awaiting regulatory approval to acquire five dispensary licenses, which permit the holder to open up to ten total dispensaries, seven of which are currently operational. Ownership of the Illinois dispensaries is subject to receipt of regulatory approval.

(5) Kentucky has not legalized medical cannabis, but does permit hemp cultivation and processing. In Kentucky, the Company holds a hemp processor/handler license issued by the Kentucky Department of Agriculture and operates out of a 74,000 square foot facility.

(6) The Company's two adult-use dispensaries have received local approval for their locations and their state license application are pending regulatory approval.

(7) Of the four licensed dispensaries in Massachusetts, one is medical-cannabis-only.

(8) While the Company, its subsidiaries, or affiliates, may have rights to certain dispensary licenses in Missouri, these are not included above since the Company, its subsidiaries, or affiliates do not intend to operationalize these licenses.

(9) Nevada licensed dispensary count excludes rights held by a Grassroots subsidiary to acquire certain dispensary licenses in the state. These licenses are excluded since the Company has not realized these rights at this time.

(10) Acquisition of the Ohio dispensaries is subject to receipt of regulatory approval.

(11) Oklahoma operations exclude certain dispensary licenses held by an affiliate of Grassroots, one of which is currently operational as of the date hereof. These licenses are not included above since the Company intends to close the one operational location and does not intend to operationalize the remaining licenses.

(12) Pennsylvania licenses are held by affiliates of the Company and not directly by the Company.

Principal Products and Services

The Company, through its subsidiaries and affiliates, operates in highly regulated markets that require expertise in cultivation, manufacturing, retail operations and logistics. The Company leverages its extensive research and development capabilities to assist its state-licensed entities to manufacture cannabis products in multiple formats with the highest standards for safety, effectiveness, consistent quality and customer care. Currently, the Company’s subsidiary entities cultivate, process, market and/or dispense a wide-range of permitted cannabis products across its operating markets, including: flower, pre-rolls and flower pods, dry-herb vaporizer cartridges, concentrates for vaporizing such as pre-filled vaporizer cartridges and disposable vaporizer pens, concentrates for dabbing such as distillate droppers, mints, topical balms and lotions, tinctures, lozenges, capsules and edibles.

In most of the Company’s markets, its licensed entities are vertically integrated, meaning the entire supply chain is managed from seed to sale, cultivating cannabis flower, processing the flower into manufactured products, and selling the product to registered patients and/or legal adult-use consumers. In most states in which its licensed entities operate, products are sold under the Curaleaf and Select brands, and in Curaleaf dispensaries. The Company is committed to be the industry’s leading resource in education and advancement through research and advocacy, and is focused on developing a trusted, national brand.

The Company believes that it has developed the in-house resources to maintain best practices in cannabis cultivation, processing and dispensing and is dedicated to staying at the forefront of technology in the industry. The Company continues to invest strategically in infrastructure to ensure low overall production costs and to stay nimble in its ability to adapt its product mix to the rapidly developing cannabis market. The Company intends to use its footprint to share know-how and technology throughout its operations and spread out development costs.

•                  Cultivation: The Company has grown over 180 strains of cannabis, which it has extensively tested and characterized for yield, cannabinoid content and patient response. Additionally, Curaleaf cultivates cannabis using a variety of methods, including: greenhouse, outdoor, indoor, and two-tier indoor cultivation.

•                  Extraction and Purification: The Company uses proprietary processes for cannabis and terpene purification, including “cold process” terpene purification. The Company believes it is an industry leader in achieving the desired composition of cannabinoids and terpenes in its finished products through processing and purification, enabling it to respond to trends in medical product formulation.

•                  Formulation and Quality Control: The Company’s processing facilities produce across the range of solid, liquid and inhaled products utilizing its vast in-house knowledge and experience. By combining expert cultivation, manufacturing and analytical laboratory operations, the Company believes that it has developed a complete in-house quality assurance and quality control program. In-house quality assurance enables rapid product development cycles and production of higher quality consumer products.

Research and Development

Curaleaf’s research and development activities primarily focus on optimizing cultivation and manufacturing techniques, and developing new manufactured products.

The Company collects data on the number of grams of cannabis flower produced per watt of light, per square foot, and per plant. This allows cultivators to gain insights on optimal cultivation methods by adjusting certain variables such as cannabis strain variety and plant spacing. The Company’s cultivators also institute pest management techniques in facilities and document successes and failures, sharing this knowledge across its cultivation operations.

The Company also researches new methods of cannabis extraction for the development of new manufactured products. The Company’s research and development activities operate on an on-going basis as the Company continually seeks to improve current methods for its licensed businesses.

Production and Sales

Curaleaf currently has 22 cultivation facilities totaling approximately 1.6 million square feet. Its current annual production capacity is estimated at over 150,000 pounds of dry flower.

As at the date hereof, Curaleaf has 30 processing facilities. Each new manufacturing suite is built to ISO 8 clean room specifications and employs advanced nutritional and pharmaceutical formulations technology for the most optimal delivery methods. These facilities adhere to FDA guidelines and current good manufacturing principles. Each Curaleaf production facility (cultivation and processing) primarily focuses on the commercialization of cannabis products, with a strict focus on quality control and patient care. Illustrating this commitment, Curaleaf’s Florida operations were the first in the cannabis industry to receive the Safe Quality Food certification under the Global Food Safety Initiative.

Curaleaf’s primary method of sales currently occur in its brick-and-mortar dispensaries across the U.S. However, the Company also offers home delivery services across the States of Arizona, Florida, Nevada and New York, in compliance with all State regulations. Also in Florida, the Company offers drive-thru service at two of its dispensaries. In multiple States, the Company offers customers the option to order online to pick-up in store. Curaleaf aims to expand its e-commerce operations and delivery operations, where permitted, to offer convenient access for its customers and meet the demands of an evolving retail landscape.

Intellectual Property

Curaleaf has developed multiple proprietary product formats, technologies and processes to ensure the high quality of its premium cannabis products. These proprietary technologies and processes include its cultivation and extraction techniques, product formulations and cannabis delivery and monitoring systems. While actively determining and pursuing the patentability of these processes and materials, Curaleaf ensures confidentiality through the use of non-disclosure and/confidentiality agreements.

Curaleaf has spent considerable time and resources to establish a premium and recognizable brand amongst consumers and retailers in the cannabis industry. As of December 31, 2019, Curaleaf has one federally registered patent with the United States Patent and Trademark Office (“USPTO”). Additionally, as of December 31, 2019, 21 trademarks were currently filed and pending approval with the USPTO, and Curaleaf is actively pursuing the filing of additional trademarks at both the federal and State levels. All patent and trademarks are further described below.

In addition to its patent and pending trademarks, Curaleaf owns 254 website domains, including www.curaleaf.com, as well as numerous social media accounts across all major platforms.

Curaleaf maintains an in-house legal team, as well as engages outside legal counsel, to actively monitor and identify potential infringements on its intellectual property.

Patents

As of December 31, 2019, Curaleaf has registered patent 8910630 published by the USPTO on December 6, 2012 for its medical inhalation system, which is categorized at the USPTO as a Cannabis Delivery and Monitoring System.

Trademarks

Additionally, as of December 31, 2019, Curaleaf had 21 pending trademarks with the USPTO, all pertaining to use of the Curaleaf brands and related goods associated with the Curaleaf brands and/or names.

	Filing Date	Serial Number	Word Mark	Description
1.	6/21/2018	88008972	CURALEAF	Hemp oil for use as a dietary supplement containing only naturally occurring amounts of CBD; dietary; dietary and nutritional supplements containing CBD derived from industrial hemp

2.	6/25/2018	88013026	CURALEAF	Electronic vaporizer liquid containing only naturally occurring amounts of CBD derived from industrial hemp for use in electronic vaporizers, including e-cigarettes, e-cigars, and personal vaporizers

3.	8/7/2018	88068377	CURALEAF

Retail and online store services featuring smoker’s articles, namely, smoking pipes and oral smokeless vaporizers, tobacco storage boxes, tobacco grinders, none of the foregoing intended for use with cannabis

4.	8/27/2018	88093822	CURALEAF	Apparel, namely, t-shirts, sweatshirts, hats

5.	8/27/2018	88094444	CURALEAF	Nutritional supplements for medicinal purposes

6.	9/17/2018	88120354	CURALEAF	Reusable stainless steel, glass, and plastic water bottles sold empty

7.	9/18/2018	88121665	CURALEAF	smoker’s articles, namely, smoking pipes and oral smokeless vaporizers, tobacco storage boxes, tobacco grinders, none of the foregoing intended for use with cannabis

8.	10/9/2018	88148369	CURALEAF

Retail and online store services featuring smoker’s articles, namely, smoking pipes and oral smokeless vaporizers, tobacco storage boxes, tobacco grinders, none of the foregoing intended for use with cannabis

9.	10/9/2018	88148362	CURALEAF	smoker’s articles, namely, smoking pipes and oral smokeless vaporizers, tobacco storage boxes, tobacco grinders, none of the foregoing intended for use with cannabis

10.	10/9/2018	88148295	CURALEAF	Reusable stainless steel, glass, and plastic water bottles sold empty

11.	10/9/2018	88148305	CURALEAF	Apparel, namely, t-shirts, sweatshirts, hats

12.	10/9/2018	88148263	CURALEAF	Nutritional supplements for medicinal purposes

13.	10/9/2018	88148333	CURALEAF	Electronic vaporizer liquid containing only naturally occurring amounts of CBD derived from industrial hemp for use in electronic vaporizers, including e-cigarettes, e-cigars, and personal vaporizers

14.	10/9/2018	88148241	CURALEAF	Hemp oil for use as a dietary supplement containing only naturally occurring amounts of CBD; dietary; dietary and nutritional supplements containing CBD derived from industrial hemp

15.	11/28/2018	88208488	UKU	Nutritional supplements for medicinal purposes

16.	11/28/2018	88208490	UKU	Reusable water bottles sold empty

17.	11/28/2018	88208497	UKU	Apparel, namely, t-shirts, sweatshirts, hats

18.	11/28/2018	88208522	UKU

Retail and online store services featuring smoker’s articles, namely, smoking pipes and oral smokeless vaporizers, tobacco storage boxes, tobacco grinders, none of the foregoing intended for use with cannabis

19.	11/28/2018	88208515	UKU	Smoker’s articles, namely, smoking pipes and oral smokeless vaporizers, tobacco storage boxes, tobacco grinders, none of the foregoing intended for use with cannabis

20.	11/28/2018	88208506	UKU	Electronic vaporizer liquid containing only naturally occurring amounts of CBD derived from industrial hemp for use in electronic vaporizers, including e-cigarettes, e-cigars, and personal vaporizers

21.	11/28/2018	88208463	UKU	Hemp oil for use as a dietary supplement containing only naturally occurring amounts of CBD; dietary; dietary and nutritional supplements containing CBD derived from industrial hemp

Curaleaf also has a registered trademark in the State of Connecticut (Connecticut registration number 3946987 filed September 22, 2017) for retail use of the Curaleaf brand for marketing purposes and related goods and services.

All federal registered trademarks in the U.S. described above are subject to renewal ten (10) years from the date of registration and the Connecticut trademark described above is subject to renewal five (5) years from the date of registration.

Competitive Conditions

The cannabis industry is highly competitive. The Company compete on quality, price, brand recognition, and distribution strength. Our cannabis products compete with other products for consumer purchases, as well as shelf space in retail dispensaries and wholesaler attention. The Company compete with thousands of cannabis producing companies with various business models, from small family-owned operations to multi-billion dollar market capitalized multi-state operators. In certain markets, such as California, there are also a number of illegally operating dispensaries, which serve as competition as well.

The Company maintains an operational footprint of primarily limited-license States, with natural high barriers to entry and limited market participants. The majority of the markets in which the Company operates have formal regulations limiting the number of cannabis licenses that will be awarded, helping to ensure the Company’s market share is protected in these limited-market States under the current regulatory framework.

As cannabis remains federally illegal in the U.S., businesses seeking to enter the industry face additional challenges when accessing capital. Presently, there exists no reliable source of U.S. bank lending or equity capital available to fund operations in the U.S. cannabis sector. Nevertheless, the Company is well-capitalized, and management believes that the level of expertise and significant capital investment required to operate a large-scale, vertically-integrated cannabis operation make it difficult and inefficient for smaller cannabis operators to enter this sector of the market. Due to the rapid growth of the cannabis industry in the U.S., management acknowledges that the Company will face competition from other companies accessing equity capital markets in the sector.

Foreign Operations

The Company conducts business exclusively in the U.S. See “United States Regulatory Overview”.

Compliance and Monitoring

As at the date hereof, the Company believes that each of its licensed operating entities (a) holds all applicable licenses to cultivate, manufacture, process, and/or distribute cannabis in its respective State, and (b) is in good standing and in material compliance with its respective State’s cannabis regulatory program. The Company is in material compliance with its obligations under State law related to its cannabis cultivation, processing and dispensary licenses, other than minor violations that would not result in a material fine, suspension or revocation of any relevant license.

The Company uses reasonable commercial efforts to ensure that its business is in material compliance with laws and applicable licensing requirements and engages in the regulatory and legislative process nationally and in every State it operates through the Company’s compliance department, government relations department, outside government relations consultants, cannabis industry groups and legal counsel.

The compliance department consists of Chief Compliance Officer Jim Shorris, Vice President Keisha Brice and local compliance officers in our subsidiaries. Compliance officers in each operating subsidiary are charged with knowing the local regulatory process and monitoring developments with their governing bodies. Each compliance officer regularly reports regulatory developments and ongoing developments to the Company’s VP of Compliance, through written and oral communications and are charged with the creation and implementation of plans regarding all regulatory developments. The Company’s Chief Compliance Officer and VP of Compliance work with external legal advisors in the states in which the Company operates to ensure that the Company is in on-going compliance with applicable state laws.

The government relations department, consisting of Senior Vice President, Ed Conklin, and Vice Presidents Matt Harrell and Don Williams, work closely with Curaleaf management to develop relationships with local and State regulators, industry groups, and elected officials in order to effectively monitor and engage in the regulatory and legislative processes. The Company’s Government Relations Department develops strategies, engages legislative consultant’s, directly lobbies and works with third party groups to protect the Company’s right to operate and to advocate for legislation, regulations and oversight under which it can be successful.

Although the Company believes that its business activities are materially compliant with applicable and state and local laws of the United States, strict compliance with State and local laws with respect to cannabis may neither absolve the Company of liability under United States federal law nor provide a defense to any federal proceeding which may be brought against the Company. Any such proceedings brought against the Company may result in a material adverse effect on the Company. The Company derives 100% of its revenues from the cannabis industry in certain States, which industry is illegal under United States federal law. Even where the Company’s cannabis-related activities are compliant with applicable State and local law, such activities remain illegal under United States federal law. The enforcement of relevant federal laws is a significant risk.

United States Customs and Border Protection (“CBP”) enforces the laws of the United States. Crossing the border while in violation of the CSA and other related United States federal laws may result in denied admission, seizures, fines, and apprehension. CBP officers administer the United States Immigration and Nationality Act to determine the admissibility of travelers who are non-U.S. citizens into the United States. An investment in the Company, if it became known to CBP, could have an impact on a non-U.S. citizen’s admissibility into the United States and could lead to a lifetime ban on admission. Medical cannabis has been protected against enforcement by enacted legislation from the United States Congress in the form of the Rohrabacher-Farr Amendment (as defined herein), which prevents federal prosecutors from using federal funds to impede the implementation of medical cannabis laws enacted at the state level, subject to the United States Congress restoring such funding. This amendment has historically been passed as an amendment to omnibus appropriations bills, which by their nature expire at the end of a fiscal year or other defined term. Subsequent to the issuance of Sessions Memo (as defined herein), the United States Congress passed its omnibus appropriations bill, SJ 1662, which for the fourth consecutive year contained the Rohrabacher-Farr Amendment (as defined herein) language and continued the protections for the medical cannabis marketplace and its lawful participants from interference by the Department of Justice (“DOJ”). The Rohrabacher-Farr Amendment again was included in the Consolidated Appropriations Act of 2019, which was signed by President Trump on February 14, 2019 and funds the departments of the federal government through the fiscal year ending September 30, 2019 and was similarly renewed again on November 21, 2019.  The FY 2020 omnibus spending bill was ultimately passed on December 20, 2019, making the Rohrbacher-Farr Amendment effective through September 30, 2020. Notably, such Amendments have always applied only to medical cannabis programs and have no effect on pursuit of recreational cannabis activities.

In addition to the above disclosure, please see “Risk Factors” for further risk factors associated with the operations of the Company and the Company.

Employees

As at December 31, 2019, the Company had 1,937 employees.

Specialized Skill and Knowledge

To remain a leader in its field, Curaleaf relies on a motivated and experienced team, focused on offering the highest-quality product, in accordance with the regulations in force. The Company employs a diverse group of people for their particular administrative, operational and financial expertise, as well as numerous industry professionals with in-depth knowledge of the cultivation and growing of wellness and medical marijuana.

UNITED STATES REGULATORY OVERVIEW

In accordance with the Canadian Securities Administrators Staff Notice 51-352 (Revised) dated February 8, 2018 — Issuers with U.S. Marijuana-Related Activities (“Staff Notice 51-352”), below is a discussion of the federal and State-level U.S. regulatory regimes in those jurisdictions where the Company is currently directly involved, through its subsidiaries, in the cannabis industry. Curaleaf is directly engaged in the manufacture, possession, sale or distribution of cannabis in the adult-use and/or medical industries in the states of Arizona, Arkansas, California, Colorado, Connecticut, Florida, Illinois, Kentucky, Maine, Maryland, Massachusetts, Michigan, Missouri, Nevada, New Jersey, New York, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Utah and Vermont. In addition, the Company is indirectly involved through management services which include the use of the “Curaleaf” brand and retail and cultivation and production operations, human resources, finance and accounting, marketing, sales, legal and compliance support services, in both the adult-use and medical cannabis industry in the States of Maine and Massachusetts.

In accordance with Staff Notice 51-352, the Company evaluates, monitors and reassesses this disclosure, and any related risks, on an ongoing basis and the same will be supplemented and amended to investors in public filings, including in the event of government policy changes or the introduction of new or amended guidance, laws or regulations regarding marijuana regulation. Any non-compliance, citations or notices of violation which may have an impact on the Company’s license, business activities or operations will be promptly disclosed by the Company.

Regulation of Cannabis in the United States Federally

The United States federal government regulates drugs through the Controlled Substances Act (the “CSA”), which places controlled substances, including cannabis, in one of five different schedules. Cannabis is classified as a Schedule I drug. As a Schedule I drug, the federal Drug Enforcement Agency (“DEA”) considers marijuana to have a high potential for abuse; no currently accepted medical use in treatment in the United States; and a lack of accepted safety for use of the drug under medical supervision2. The classification of marijuana as a Schedule I drug is inconsistent with what the Company believes to be many valuable medical uses for marijuana accepted by physicians, researchers, patients, and others. As evidence of this, the FDA, on June 25, 2018, approved Epidiolex CBD oral solution with an active ingredient derived from the cannabis plant for the treatment of seizures associated with two rare and severe forms of epilepsy, Lennox-Gastaut syndrome and Dravet syndrome, in patients two years of age and older. This is the first FDA-approved drug that contains a purified drug substance derived from the cannabis plant. In this case, the substance is CBD, a chemical component of marijuana that does not contain the intoxication properties of THC, the primary psychoactive component of marijuana. The Company believes the CSA categorization as a Schedule I drug is not reflective of the medicinal properties of marijuana or the public

2  21 U.S.C. 812(b)(1).

perception thereof, and numerous studies show cannabis is not able to be abused in the same way as other Schedule I drugs, has medicinal properties, and can be safely administered3.

The federal position is also not necessarily consistent with democratic approval of marijuana at the State government level in the United States. Unlike in Canada, which has federal legislation uniformly governing the cultivation, distribution, sale and possession of marijuana under the Cannabis Act (Canada), marijuana is largely regulated at the State level in the United States. State laws regulating cannabis conflict with the CSA, which makes cannabis use and possession federally illegal. Although certain states and territories of the United States authorize medical or adult-use cannabis production and distribution by licensed or registered entities, under United States federal law, the possession, use, cultivation, and transfer of cannabis and any related drug paraphernalia is illegal, and any such acts are criminal acts. Although the Company’s activities are compliant with applicable State and local laws, strict compliance with State and local laws with respect to cannabis may neither absolve the Company of liability under United States federal law nor provide a defense to federal criminal charges that may be brought against the Company. The Supremacy Clause of the United States Constitution establishes that the United States Constitution and federal laws made pursuant to it are paramount and, in case of conflict between federal and State law, federal law shall apply.

Nonetheless, 37 states and the District of Columbia in the United States have legalized some form cannabis for medical use, while 11 states and the District of Columbia have legalized the adult use of cannabis for recreational purposes. As more and more states legalized medical and/or adult-use marijuana, the federal government attempted to provide clarity on the incongruity between federal prohibition under the CSA and these State-legal regulatory frameworks. Notwithstanding the foregoing, marijuana remains illegal under U.S. federal law, with marijuana listed as a Schedule I drug under the CSA. Until 2018, the federal government provided guidance to federal law enforcement agencies and banking institutions through a series of United States DOJ memoranda. The most recent such memorandum was drafted by former Deputy Attorney General James Cole on August 29, 2013 (the “Cole Memorandum”)4.

The Cole Memorandum offered guidance to federal enforcement agencies as to how to prioritize civil enforcement, criminal investigations and prosecutions regarding marijuana in all states, and instructed federal law enforcement agencies not to prosecute violations of federal drug laws related to cannabis where the activity is permitted and regulated under cannabis laws of the relevant state.

The Cole Memorandum put forth eight prosecution priorities:

1.              Preventing the distribution of marijuana to minors;

2.              Preventing revenue from the sale of marijuana from going to criminal enterprises, gangs and cartels;

3.              Preventing the diversion of marijuana from states where it is legal under State law in some form to other states;

3  See Lachenmeier, DW & Rehm, J. (2015). Comparative risk assessment of alcohol, tobacco, cannabis and other illicit drugs using the margin of exposure approach. Scientific Reports, 5, 8126. doi: 10.1038/srep08126; Thomas, G & Davis, C. (2009). Cannabis, Tobacco and Alcohol Use in Canada: Comparing risks of harm and costs to society. Visions Journal, 5. Retrieved from http://www.heretohelp.bc.ca/sites/default/files/visions_cannabis.pdf; Jacobus et al. (2009). White matter integrity in adolescents with histories of marijuana use and binge drinking. Neurotoxicology and Teratology, 31, 349-355. https://doi.org/10.1016/j.ntt.2009.07.006; Could smoking pot cut risk of head, neck cancer? (2009 August 25). Retrieved from https://www.reuters.com/article/us-smoking-pot/could-smoking-pot-cut-risk-of-head-neck-cancer-idUSTRE57O5DC20090825; Watson, SJ, Benson JA Jr. & Joy, JE. (2000). Marijuana and medicine: assessing the science base: a summary of the 1999 Institute of Medicine report. Arch Gen Psychiatry Review, 57, 547-552. Retrieved from https://www.ncbi.nlm.nih.gov/pubmed/10839332; Hoaken, Peter N.S. & Stewart, Sherry H. (2003). Drugs of abuse and the elicitation of human aggressive behavior. Addictive Behaviours, 28, 1533-1554. Retrieved from http://www.ukcia.org/research/AgressiveBehavior.pdf; and Fals-Steward, W., Golden, J. & Schumacher, JA. (2003). Intimate partner violence and substance use: a longitudinal day-to-day examination. Addictive Behaviors, 28, 1555-1574. Retrieved from https://www.ncbi.nlm.nih.gov/pubmed/14656545.

4  See James M. Cole, Memorandum for All United States Attorneys (Aug. 29, 2013), available at https://www.justice.gov/iso/opa/resources/3052013829132756857467.pdf

4.              Preventing the State-authorized marijuana activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;

5.              Preventing the violence and the use of firearms in the cultivation and distribution of marijuana;

6.              Preventing drugged driving and the exacerbation of other adverse public health consequences associated with marijuana use;

7.              Preventing the growing of marijuana on public lands and the attendant public safety and environmental dangers posed by marijuana production on public lands; and

8.              Preventing marijuana possession or use on federal property.

The Cole Memorandum was seen by many State-legal marijuana companies as a safe harbor — albeit an imperfect one — for their licensed operations that were conducted in full compliance with all applicable State and local regulations.

On January 4, 2018, former United States Attorney General Jeff Sessions rescinded the Cole Memorandum by issuing a new memorandum to all United States Attorneys (the “Sessions Memo”). Rather than establish national enforcement priorities particular to marijuana-related crimes in jurisdictions where certain marijuana activity was legal under State law, the Sessions Memo instructs that “[i]n deciding which marijuana activities to prosecute... with the [DOJ’s] finite resources, prosecutors should follow the well-established principles that govern all federal prosecutions.” Namely, these include the seriousness of the offense, history of criminal activity, deterrent effect of prosecution, the interests of victims, and other principles.

In the absence of a uniform federal policy, as had been established by the Cole Memorandum, numerous United States Attorneys with State-legal marijuana programs within their jurisdictions have announced enforcement priorities for their respective offices. For instance, Andrew Lelling, United States Attorney for the District of Massachusetts, stated that while his office would not immunize any businesses from federal prosecution, he anticipated focusing the office’s marijuana enforcement efforts on: (1) overproduction; (2) targeted sales to minors; and (3) organized crime and interstate transportation of drug proceeds. Other United States attorneys provided less assurance, promising to enforce federal law, including the CSA in appropriate circumstances.

Former United States Attorney General Sessions resigned on November 7, 2018. He was replaced by William Barr on February 14, 2019. It is unclear what specific impact this development will have on U.S. federal government enforcement policy. However, in a written response to questions from U.S. Senator Cory Booker made as a nominee, Attorney General Barr stated “I do not intend to go after parties who have complied with State law in reliance on the Cole Memorandum.”5 Nonetheless, there is no guarantee that State laws legalizing and regulating the sale and use of cannabis will not be repealed or overturned, or that local governmental authorities will not limit the applicability of State laws within their respective jurisdictions. Unless and until the United States Congress amends the CSA with respect to cannabis (and as to the timing or scope of any such potential amendments there can be no assurance), there is a risk that federal authorities may enforce current U.S. federal law.

The Company believes it is too soon to determine if any prosecutorial effects will be undertaken by the rescission of the Cole Memorandum, or if Attorney General Barr will reinstitute the Cole Memorandum or a similar guidance document for United States attorneys. The sheer size of the cannabis industry, in addition to participation by State and local governments and investors, suggests that a largescale enforcement operation would possibly create unwanted political backlash for the DOJ and the Trump administration.

5  Questions for the Record William P. Barr Nominee to be United States Attorney General, available at https://www.judiciary.senate.gov/imo/media/doc/Barr%20Responses%20to%20Booker%20QFRs1.pdf.

As an industry best practice, despite the recent rescission of the Cole Memorandum, the Company abides by the following standard operating policies and procedures to ensure compliance with the guidance provided by the Cole Memorandum:

1.              ensure that its operations are compliant with all licensing requirements as established by the applicable State, county, municipality, town, township, borough, and other political/administrative divisions;

2.              ensure that its cannabis related activities adhere to the scope of the licensing obtained (for example: in the states where cannabis is permitted only for adult-use, the products are only sold to individuals who meet the requisite age requirements);

3.              implement policies and procedures to ensure that cannabis products are not distributed to minors;

4.              implement policies and procedures to ensure that funds are not distributed to criminal enterprises, gangs or cartels;

5.              implement an inventory tracking system and necessary procedures to ensure that such compliance system is effective in tracking inventory and preventing diversion of cannabis or cannabis products into those states where cannabis is not permitted by State law, or across any State lines in general;

6.              ensure that its State-authorized cannabis business activity is not used as a cover or pretense for trafficking of other illegal drugs, is engaged in any other illegal activity or any activities that are contrary to any applicable anti-money laundering statutes; and

7.              ensure that its products comply with applicable regulations and contain necessary disclaimers about the contents of the products to prevent adverse public health consequences from cannabis use and prevent impaired driving.

In addition, the Company conducts background checks to ensure that the principals and management of its operating subsidiaries are of good character, have not been involved with other illegal drugs, engaged in illegal activity or activities involving violence, or use of firearms in cultivation, manufacturing or distribution of cannabis. The Company will also conduct ongoing reviews of the activities of its cannabis businesses, the premises on which they operate and the policies and procedures that are related to possession of cannabis or cannabis products outside of the licensed premises, including the cases where such possession is permitted by regulation. See “Risk Factors”.

Although the Cole Memorandum has been rescinded, one legislative safeguard for the medical marijuana industry remains in place: Congress has passed a so-called “rider” provision in the FY 2015, 2016, 2017, 2018, 2019 and 2020 Consolidated Appropriations Acts to prevent the federal government from using congressionally appropriated funds to enforce federal marijuana laws against regulated medical marijuana actors operating in compliance with State and local law. The rider is known as the “Rohrbacher- Farr” Amendment after its original lead sponsors (it is also sometimes referred to as the “Rohrbacher- Blumenauer” or “Joyce-Leahy” Amendment, but it is referred to in this Annual Information Form as “Rohrbacher-Farr”). Most recently, the Rohrbacher-Farr Amendment was included in the Consolidated Appropriations Act of 2019, which was signed by President Trump on February 14, 2019 and funds the departments of the federal government through the fiscal year ending September 30, 2019. In signing the Act, President Trump issued a signing statement noting that the Act “provides that the DOJ may not use any funds to prevent implementation of medical marijuana laws by various States and territories,” and further stating “I will treat this provision consistent with the President’s constitutional responsibility to faithfully execute the laws of the United States.” While the signing statement can fairly be read to mean that the executive branch intends to enforce the CSA and other federal laws prohibiting the sale and possession of medical marijuana, the president did issue a similar signing statement in 2017 and no major federal enforcement actions followed. On September 27, 2019 the Rohrbacher-Farr Amendment was temporarily renewed through a stopgap spending bill and was similarly renewed again on November 21, 2019.  The FY 2020 omnibus spending bill was ultimately passed on December 20, 2019, making the Rohrbacher-Farr Amendment effective through September 30, 2020.  In signing the spending bill, President Trump again released a statement similar to the ones he made May 2017 and February 2019 regarding the Rohrbacher-Farr Amendment.

There is a growing consensus among marijuana businesses and numerous congressmen and congresswomen that guidance is not law and temporary legislative riders, such as the Rohrbacher-Farr Amendment, are an inappropriate way to protect lawful medical marijuana businesses. Numerous bills have been introduced in Congress in recent years to decriminalize aspects of State-legal marijuana trades. For fiscal year 2019, the strategy amongst the bipartisan Congressional Marijuana Working Group in Congress, has been to introduce numerous marijuana-related appropriations amendments in the Appropriations Committee in both the House and Senate, similar to the strategy employed in Fiscal 2018. The amendments included protections for marijuana-related businesses in states with medical and adult-use marijuana laws, as well as protections for financial institutions that provide banking services to State-legal marijuana businesses. The Company also has observed that each year more congressmen and congresswomen sign on and co-sponsor marijuana legalization bills. These include the CARERS Act, REFER Act and others. While there are different perspectives on the most effective route to end federal marijuana prohibition, Congressman Blumenauer and Senator Wyden have introduced the three-bill package, Path to Marijuana Reform, which would fix the so-called Internal Revenue Service 280E provision that provides tax burdens for marijuana businesses, eliminate civil asset forfeiture and federal criminal penalties for marijuana businesses complying with State law, reduce barriers to banking, de-schedule marijuana from the federal list of controlled substances, and tax and regulate marijuana.6

Senator Booker has also introduced the Marijuana Justice Act, which would de-schedule marijuana, and in 2018 Congresswoman Barbara Lee introduced the House companion. Colorado Republican Senator Cory Gardner has reportedly secured a probable assurance from President Trump that he would sign a bill to allow states to legalize and regulate marijuana without federal intervention7.

In light of all of this, it was anticipated that the federal government will eventually repeal the federal prohibition on cannabis and thereby leave the states to decide for themselves whether to permit regulated cannabis cultivation, production and sale, just as states are free today to decide policies governing the distribution of alcohol or tobacco. Given current political trends, however, the Company considers these developments unlikely in the near-term. For the time being, marijuana remains a Schedule I controlled substance at the federal level, and neither the Cole Memorandum nor its rescission nor the continued passage of the Rohrbacher-Farr Amendment has altered that fact. The federal government of the United States has always reserved the right to enforce federal law regarding the sale and disbursement of medical or adult-use marijuana, even if State law sanctions such sale and disbursement. If the United States federal government begins to enforce United States federal laws relating to cannabis in states where the sale and use of cannabis is currently legal, or if existing applicable State laws are repealed or curtailed, the Company’s business, results of operations, financial condition and prospects could be materially adversely affected.

Additionally, under United States federal law, it may potentially be a violation of federal money laundering statutes for financial institutions to take any proceeds from the sale of any Schedule I controlled substance. Due to the CSA categorization of marijuana as a Schedule I drug, federal law makes it illegal for financial institutions that depend on the Federal Reserve’s money transfer system to take any proceeds from marijuana sales as deposits. Banks and other financial institutions could be prosecuted and possibly convicted of money laundering for providing services to cannabis businesses under the Bank Secrecy Act.

6  Wyden, Blumenauer. (2017 March 30). Wyden, Blumenauer announce bipartisan path to marijuana reform. Retrieved from https://blumenauer.house.gov/media-center/press-releases/wyden-blumenauer-announce-bipartisan-path-marijuana-reform

7  Mark. K. Matthews, Donald Trump would “probably” support legalizing Colorado’s marijuana industry — through bid by Cory Gardner and Elizabeth Warren, THE DENVER POST (June 8, 2018), available at https://www.denverpost.com/2018/06/08/coloradomarijuana- industry-sanctioning-donald-trump/

Therefore, under the Bank Secrecy Act, banks or other financial institutions that provide a cannabis business with a checking account, debit or credit card, small business loan, or any other service could be charged with money laundering or conspiracy.

On September 26, 2019, the U.S. House of Representatives passed the Secure and Fair Enforcement Banking Act of 2019 (commonly known as the “SAFE Banking Act”), which aims to provide safe harbor and guidance to financial institutions that work with legal U.S. cannabis businesses. The SAFE Banking Act is currently being reviewed by the U.S. Senate Banking Committee. While the Senate is contemplating the SAFE Banking Act, the passage of which would permit commercial banks to offer services to cannabis companies that are in compliance with state law, if Congress fails to pass the SAFE Banking Act, the Company’s inability, or limitations on the Company’s ability, to open or maintain bank accounts, obtain other banking services and/or accept credit card and debit card payments may make it difficult for the Company to operate and conduct its business as planned or to operate efficiently.

While there has been no change in U.S. federal banking laws to accommodate businesses in the large and increasing number of U.S. states that have legalized medical and/or adult-use marijuana, in 2014, the Department of the Treasury Financial Crimes Enforcement Network (“FinCEN”) issued guidance to prosecutors of money laundering and other financial crimes (the “FinCEN Guidance”) and notified banks that it would not seek enforcement of money laundering laws against banks that service cannabis companies operating under state law, provided that strict due diligence and reporting standards are met. The FinCEN Guidance advised prosecutors not to focus their enforcement efforts on banks and other financial institutions that serve marijuana-related businesses so long as that business is legal in their State and none of the federal enforcement priorities referenced in the Cole Memorandum are being violated (such as keeping marijuana away from children and out of the hands of organized crime). The FinCEN Guidance also clarifies how financial institutions can provide services to marijuana-related businesses consistent with their Bank Secrecy Act obligations, including thorough customer due diligence, but makes it clear that they are doing so at their own risk. The customer due diligence steps include:

1.              Verifying with the appropriate State authorities whether the business is duly licensed and registered;

2.              Reviewing the license application (and related documentation) submitted by the business for obtaining a State license to operate its marijuana-related business;

3.              Requesting from State licensing and enforcement authorities available information about the business and related parties;

4.              Developing an understanding of the normal and expected activity for the business, including the types of products to be sold and the type of customers to be served (e.g., medical versus adult use customers);

5.              Ongoing monitoring of publicly available sources for adverse information about the business and related parties;

6.              Ongoing monitoring for suspicious activity, including for any of the red flags described in this guidance; and

7.              Refreshing information obtained as part of customer due diligence on a periodic basis and commensurate with the risk.

With respect to information regarding State licensure obtained in connection with such customer due diligence, a financial institution may reasonably rely on the accuracy of information provided by State licensing authorities, where states make such information available.

Because most banks and other financial institutions are unwilling to provide any banking or financial services to marijuana businesses, these businesses can be forced into becoming “cash-only” businesses.

While the FinCEN Guidance decreased some risk for banks and financial institutions considering serving the industry, in practice it has not increased banks’ willingness to provide services to marijuana businesses, and most banks continue to decline to operate under the strict requirements provided under the FinCEN Guidance. This is because, as described above, the current law does not guarantee banks immunity from prosecution, and it also requires banks and other financial institutions to undertake time-consuming and costly due diligence on each marijuana business they accept as a customer.

The few State-chartered banks and/or credit unions that have agreed to work with marijuana businesses are limiting those accounts to small percentages of their total deposits to avoid creating a liquidity risk. Since, theoretically, the federal government could change the banking laws as it relates to marijuana businesses at any time and without notice, these credit unions must keep sufficient cash on hand to be able to return the full value of all deposits from marijuana businesses in a single day, while also keeping sufficient liquid capital on hand to serve their other customers. Those State-chartered banks and credit unions that do have customers in the marijuana industry charge marijuana businesses high fees to pass on the added cost of ensuring compliance with the FinCEN Guidance. Unlike the Cole Memorandum, however, the FinCEN Guidance from 2014 has not been rescinded.

The Secretary of the U.S. Department of the Treasury, Stephen Mnuchin, has publicly stated that the Department was not informed of any plans to rescind the Cole Memorandum. Secretary Mnuchin stated that he does not have a desire to rescind the FinCEN Guidance.8 As an industry best practice and consistent with its standard operating procedures, the Company adheres to all customer due diligence steps in the FinCEN Guidance.

In the United States, a bill has been tabled in Congress to grant banks and other financial institutions immunity from federal criminal prosecution for servicing marijuana-related businesses if the underlying marijuana business follows State law. This bill, the Secure and Fair Enforcement (SAFE) Banking Act, passed the U.S. House of Representatives in September 2019 and is currently awaiting consideration in the U.S. Senate. There can be no assurance with that the bill will be passed in its current form or at all. In both Canada and the United States, transactions involving banks and other financial institutions are both difficult and unpredictable under the current legal and regulatory landscape. Legislative changes could help to reduce or eliminate these challenges for companies in the cannabis space and would improve the efficiency of both significant and minor financial transactions.

An additional challenge to marijuana-related businesses is that the provisions of Internal Revenue Code Section 280E are being applied by the IRS to businesses operating in the medical and adult-use marijuana industry. Section 280E prohibits marijuana businesses from deducting ordinary and necessary business expenses, forcing them to pay higher effective federal tax rates than similar companies in other industries. The effective tax rate on a marijuana business depends on how large its ratio of non-deductible expenses is to its total revenues. Therefore, businesses in the legal cannabis industry may be less profitable than they would otherwise be.

CBD is a product that often is derived from hemp, which contains only trace amounts of THC, the psychoactive substance found in marijuana. On December 20, 2018, President Trump signed the Agriculture Improvement Act of 2018 (popularly known as the “2018 Farm Bill”) into law.89 Until the 2018 Farm Bill became law, hemp and products derived from it, such as CBD, fell within the definition of “marijuana” under the CSA and the DEA classified hemp as a Schedule I controlled substance because hemp is part of the cannabis plant.10

8  Angell, Tom. (2018 February 6). Trump Treasury Secretary Wants Marijuana Money In Banks, available at https://www.forbes.com/sites/tomangell/2018/02/06/trump-treasury-secretary-wants-marijuana-money-in-banks/#2848046a3a53; see also Mnuchin: Treasury is reviewing cannabis policies. (2018 February 7), available at http://www.scotsmanguide.com/News/2018/02/Mnuchin—Treasury-is-reviewing-cannabis-policies/.

9  H.R.2 - 115th Congress (2017-2018): Agriculture Improvement Act of 2018, Congress.gov (2018), https://www.congress.gov/bill/115th-congress/house-bill/2/text.

10  See, e.g., 21 C.F.R. § 1308.35.

The 2018 Farm Bill defines hemp as the plant Cannabis sativa L. and any part of the plant with a delta-9 THC concentration of not more than 0.3 percent by dry weight and removes hemp from the CSA. The 2018 Farm Bill also allows states to create regulatory programs allowing for the licensed cultivation of hemp and production of hemp-derived products. Hemp and products derived from it, such as CBD, may then be sold into commerce and transported across State lines provided that the hemp from which any product is derived was cultivated under a license issued by an authorized State program approved by the U.S. Department of Agriculture and otherwise meets the definition of hemp removed from the CSA. The introduction of hemp and products derived from it, such as CBD, in foods, beverages, and dietary supplements has not — been approved by the FDA. The FDA expects to engage in rulemaking on this subject.

Arizona Operations

Arizona’s medical cannabis program was introduced in November 2010 when voters approved the Proposition 203 “Arizona Medical Marijuana Initiative” ballot measure that legalized medical cannabis for patients with certain qualifying conditions. The first sales were made to patients in December 2012.

The Arizona Department of Health Services has allocated 130 medical cannabis dispensary certificates. Each dispensary certificate permits the license holder to open one dispensary and gives the license holder the option to open one cultivation facility and/or one processing facility. Cultivation and processing sites can be located anywhere in the State and are not restricted based on where the license holder’s dispensary is located. Dispensaries are limited to their district for their first three years of operation. All dispensaries must be not-for-profit. Extracted oils, edibles, and flower products are permitted. Wholesale transactions are permitted. In June 2018, an Arizona appeals court ruled that extracted cannabis oils such as vaporizer cartridges were illegal. In January 2019, the Arizona Supreme Court agreed to review the legality of medical marijuana extracts such as vaporizer cartridges. In May 2019, the Arizona Supreme Court unanimously ruled that medical marijuana extracts are legal, meaning dispensaries can continue to sell oil-based formulations such as vaporizer cartridges.

In April 2018, Curaleaf, Inc.’s subsidiary CLF AZ acquired Swell Farmacy, a holding company that operated four licensed dispensaries through Master Services Agreements. The dispensaries are located in the Phoenix area, which boasts 173,000 of the State’s 260,000 patients. In May 2018, the Company entered into a 10-year lease to operate a 100,000 square foot indoor cultivation facility, 50,000 square feet of which is already constructed for cultivation on a 68-acre plot of land with the prospect of further expansion, including greenhouse and outdoor grows. In November 2018, the Company acquired Midtown Roots, a holding company operating the only dispensary located in downtown Phoenix. In May 2019, the Company acquired the exclusive rights to operate the Emerald dispensary, the only dispensary in the town of Gilbert, which is located in the Metro Phoenix area. In June 2019, the Company announced two separate acquisitions, Glendale Greenhouse, a vertically integrated cannabis business operating a cultivation and processing facility, as well as a dispensary, and Phytotherapeutics Management Services, LLC, which operates a dispensary that was subsequently moved to a newly developed, flagship dispensary located at 2175 N 83rd Avenue, which has close access to the I-10 Freeway. The Company may acquire additional dispensaries in this market, which is one of the biggest programs in the U.S.

In February 2020, the Company closed the acquisition of Cura Partners, owners of the Select brand. Select is a wholesale brand in Arizona, among other States.

In July 2020, the Company acquired a medical cannabis dispensary license in Arizona. The Company expects to open this new dispensary location in the metro-Phoenix area in early 2021.

Arkansas Operations

Arkansas’s medical cannabis program was introduced in November 2016 when 53% of voters approved Issue 6, the “Medical Marijuana Amendment,” which legalized medical cannabis for patients with certain qualifying conditions. The first sales were made to patients in May 2019.

The Arkansas Department of Health (“AR DOH”) is the regulatory agency that oversees the program. The market is divided into two main classes of licenses: cultivation/processing and dispensary. The AR DOH has awarded 5 cultivation/processing licenses and 32 dispensary licenses. As of June 30, 2020, there were 24 operational dispensaries. A large variety of medical cannabis products are allowed in the state, including the smoking of cannabis flower.

On July 23, 2020, the Company closed the acquisition of Grassroots, a cannabis multi-State operator in Arkansas, among other States, which manages one medical cannabis dispensary license in Arkansas. The dispensary is operational and is located in Little Rock, Arkansas.

California Operations

California’s medical cannabis program was introduced in 1996 when voters passed the Proposition 215 ballot initiative, that allowed patients with a valid doctor’s recommendation to possess and cultivate cannabis for personal medical use. In October 2015, Governor Brown signed the Medical Cannabis Regulation and Safety Act into law, which provided a regulatory framework around the longstanding, though unregulated, medical cannabis industry. In November 2016, voters approved Proposition 64, the Adult Use of Marijuana Act, with 57% of the vote, legalizing adult-use cannabis in the State. Dispensaries began selling to customers 21 years of age and older in January 2018.

The Medicinal and Recreational Cannabis Regulation and Safety Act creates the general framework for the regulation of commercial medicinal and adult-use cannabis in California. Three State agencies are responsible for licensing and regulating each aspect of the industry: the Bureau of Cannabis Control regulates retailers, distributors, testing labs, microbusinesses, and temporary cannabis events; the Manufactured Cannabis Safety Branch, a division of the California Department of Public Health, regulates manufacturers of cannabis-infused edibles for both medical and nonmedical use; and the California Department of Food and Agriculture regulates cultivators of medicinal and adult-use cannabis.

Permitted products include oil-based formulations, edibles, and flower. Wholesaling and home delivery are permitted.

In December 2018, Curaleaf, Inc. received a manufacturing, distribution, and mobile dispensing license from the City of Davis, California. In January 2019, the Company received its California State licenses for manufacturing and distribution. In April 2019, the Company acquired Eureka, a Monterey County, California, based operator with a cultivation facility in the Salinas Valley.

In February 2020, the Company closed the acquisition of Cura Partners, Inc., owners of the Select brand. Select is a leading wholesale brand in California, among other states, with a processing facility in Sacramento, CA.

Colorado Operations

Colorado’s medical cannabis program was introduced in November 2000, when 54% of voters approved “Amendment 20”. Colorado became the first State in the nation to legalize adult-use cannabis when 55% of voters approved “Amendment 64” in November 2012. The first adult-use dispensaries opened in January 2014.

The market is divided into three main classes of licenses: cultivation, processing, and retail. Extracted oils, edibles, and flower products are permitted.

In February 2020, the Company signed a definitive agreement to acquire Blue Kudu, a Colorado-licensed processor and producer cannabis edibles, operating an 8,400 sq.ft. facility in Denver, Colorado. The closing of this transaction occurred in July 2020.

In February 2020, the Company closed the acquisition of Cura Partners, a wholesale brand in Colorado, among other states.

Connecticut Operations

Connecticut’s medical cannabis program was introduced in May 2012 when the General Assembly passed legislation PA 12-55 ‘An Act Concerning the Palliative Use of Marijuana.’ The program is divided into two classes of licenses: producers and dispensaries. Producers cultivate and process medicinal cannabis and wholesale to dispensaries. Dispensaries sell cannabis directly to patients and must have a pharmacist on staff.

The program launched with six dispensary licensees and four producer licensees. The first dispensaries sold to patients in September 2014.

In January 2016, the Connecticut Department of Consumer Protection (the “CTDCP”), the agency that oversees the program, approved three additional dispensary licenses. In December 2018, the CTDCP issued nine additional dispensary licenses, bringing the total to 18 licensed dispensaries in the State. As at the date hereof, all 18 of these dispensaries were operational.

Extracted oils and flower products are permitted. Edibles are permitted with the exception of confectionaries.

Curaleaf holds one of the four approved producer licenses in the State. The Company began wholesaling in October 2014 and now sells to all 18 of the State’s operational dispensaries. Curaleaf previously operated a 40,000 square-foot facility but has recently moved to a new 60,000 square-foot facility which includes cultivation space, extraction, purification facilities, and a commercial kitchen for the production of edibles. In April 2020, the Company acquired Arrow Alternative Care, the largest dispensary chain in the State with three dispensaries operating across the key metro areas of Stamford, Milford, and Hartford.

On July 23, 2020, the Company closed the acquisition of Grassroots, a cannabis multi-State operator with one medical cannabis dispensary license in Connecticut, among other states. The dispensary is operational and is located in Groton, Connecticut.

Florida Operations

Florida’s medical cannabis program was introduced in June 2014 when the Florida Legislature passed the Compassionate Medical Cannabis Act of 2014 (“CMCA”). The CMCA permitted low-THC cannabis oils to be dispensed and purchased by patients suffering from cancer and epilepsy. Under this program, six organizations called Medical Marijuana Treatment Centers (“MMTCs”) were licensed to dispense low-THC cannabis to patients.

In November 2016, Florida voters approved the Amendment 2 “Expand Medical Marijuana” ballot measure with 71% of the vote. This constitutional amendment expanded the program by legalizing cannabis oils for individuals with specific debilitating diseases or conditions, including chronic pain, as determined by a licensed State physician. In June 2018, Governor Scott signed Senate Bill 8-A: “Medical Use of Marijuana,” which outlined how patients can qualify and receive medical cannabis under the State’s constitutional amendment. The bill also increased the number of available MMTC licenses to 17, with 14 of these licenses issued as of year end 2018. In April 2019, as the result of a joint settlement, the State awarded additional licenses, and as at the date hereof a total of 22 licenses have been granted in the State.

A single MMTC license allows for the cultivation, processing, and dispensing of cannabis products. Originally, each MMTC was permitted to open up to 25 dispensaries statewide. With each additional 100,000 qualified patients, the dispensary cap increased by five for each MMTC. However, the limit on dispensaries per MMTC no longer applies, as it expired on April 1, 2020.

Permitted products originally included oil-based formulations. Rules permitting the sale of edible medical cannabis products are under development. In May 2018, a district court judge ruled that Florida’s medical cannabis constitutional amendment requires the Department of Health to permit sales of smokable medical cannabis flower. Smokable flower was introduced as a permitted form factor in March 2019, shortly after Governor DeSantis signed a bill that repealed the State’s ban on smokable medical cannabis flower.

Each MMTC is required to cultivate and process all medical cannabis products they dispense. Wholesale transactions are permitted on a case by case basis to alleviate shortages. Home delivery is permitted.

The Company holds one of the original six vertically-integrated medical cannabis licenses issued in the State. In October 2016, Curaleaf’s Florida business became the third license holder to begin sales to patients. As at the date hereof, Curaleaf operated a 24,000 square-foot indoor growing facility, a 278,000 square-foot greenhouse growing facility, a 50,000 square-foot indoor growing facility, and 29 dispensaries, with plans to open additional dispensaries in 2020.

Illinois Operations

In 2013, the Illinois General Assembly passed the Compassionate Use of Medical Cannabis Pilot Program Act (410 ILCS 130), Public Act 98-0122 (the “Illinois Act”), which was signed into law by the Governor on August 1, 2013 and went into effect on January 1, 2014. The Illinois Act allows an individual who is diagnosed with a debilitating condition to register with the state to obtain cannabis for medical use. The program currently allows 60 Dispensing Organizations (each, a “DO”) and 22 cultivation centers state-wide; all separately registered in a non-vertically integrated model. A large variety of medical cannabis products are allowed in the state, including the smoking of cannabis flower. Overall, the program is administered by the Illinois Department of Public Health (the “IDPH”), the Illinois Department of Financial and Professional Regulations (the “IDFPR”) is the regulatory agency overseeing the medical marijuana program for DOs and the Illinois Department of Agriculture (the “IDOA”) is the regulatory agency overseeing the medical marijuana program for cultivation centers.

In June 2019, Illinois governor signed legislation legalizing marijuana for recreational use. The Cannabis Regulation and Tax Act, legalizing and regulating marijuana for recreational use, went into effect on June 25, 2019, however recreational sales of marijuana began in the state on January 1, 2020. The adult use program allowed existing medical marijuana license holders to apply for Early Approval Adult Use Dispensing Organization (“EAAUDO”) licenses to be able to sell adult use product at existing medical marijuana dispensaries (known as “co-located” or “same site” dispensaries) on January 1, 2020, and to have the privilege of opening a secondary adult use only retail site for every medical marijuana dispensary location the DO already had in its portfolio. All EAAUDO license holders were also required to commit to the state’s groundbreaking Social Equity program either through a financial contribution, grant agreement, donation, incubation program, or sponsorship program. IDFPR will also be issuing an additional 75 Adult Use Dispensing Organization (“AUDO”) licenses in 2020. IDFPR is also expected to issue an additional 110 AUDO licenses by December 21, 2021. No single person or entity can have direct or indirect financial interest in more than 10 adult use dispensary licenses.

On July 23, 2020, the Company completed the acquisition of Grassroots, a cannabis multi-state operator in Illinois, among other states. Grassroots owns a cultivation and processing facility in Illinois and its acquisition of five dispensary licenses from associated individuals is currently pending receipt of regulatory approval. Five dispensaries currently operate under those licenses, which permit up to ten dispensaries to be operated.

Kentucky Operations

Kentucky’s hemp program was introduced in 2013 when the Kentucky state legislature passed Senate Bill 50, “An Act Relating to Industrial Hemp.” The program is regulated by the Kentucky Department of Agriculture. The market is divided into two main classes of licenses: growers, and processor/handlers. As of July 2020, there were 970 licensed growers, and 170 licensed processor/handlers.

Curaleaf holds a hemp processor/handler license in Kentucky and leases a 74,000 square foot facility in Lexington. This industrial scale manufacturing facility distributes hemp-derived products, mainly cannabinoids such as CBD and CBG, at wholesale quantities to certain Curaleaf licensed medical cannabis facilities in other states, as permitted by applicable federal and state regulations. In addition, this facility serves as a centralized hub for key equipment and supplies to support Curaleaf’s national operations. During the early onset of the Covid-19 pandemic, the facility also produced and distributed hand sanitizer to Curaleaf facilities across the U.S.

Maine Operations

Maine’s medical cannabis program was introduced in November 1999 when voters approved Question 2, the ‘Maine Medical Marijuana for Specific Illnesses Initiative,’ with 61% of the vote. This program permitted qualified patients, or their designated caregiver, to grow and consume cannabis, but did not create a licensing structure whereby entities could apply to cultivate, process, and/or dispense cannabis.

In November 2009, Maine voters expanded the medical program by passing Question 5, the ‘Maine Medical Marijuana Initiative, with 59% of the vote, which established a licensing structure in which eight vertically-integrated, not-for-profit dispensaries could sell cannabis directly to registered patients. The first dispensary opened to patients in October 2010. Medical dispensaries are vertically-integrated and cultivate, process, and dispense products to patients. Wholesaling is only permitted in emergency situations. Extracted oils, edibles, and flower products are permitted.

In November 2016, Maine voters approved Question 1, the ‘Maine Marijuana Legalization Measure,’ which legalized adult-use cannabis sales in the State. In May 2018, the Maine legislature overrode a veto by Governor LePage to formally approve the cannabis legalization legislation that lays the groundwork for the adult-use market. The law passed in May 2018 establishes separate classes of licenses (dispensaries, cultivators, processors) with no caps in place on the number of licenses that can be issued. In February 2019, the Department of Administrative and Financial Services, which oversees both the medical and adult-use programs, selected a consultant to write the rules and regulations for the adult-use program. Draft rules were released in April 2019, finalized and signed by the Governor in June 2019. The Office of Marijuana Policy is now accepting and processing adult-use applications and have issued at least 31 conditional adult-use licenses to date. The first adult-use stores were expected to open in June 2020, though the current timetable is unclear as a result of the COVID-19 pandemic.

Each medical licensee is permitted to open one dispensary. In July 2018, the Maine legislature overrode yet another veto by Governor LePage to formally approve a sweeping medical marijuana reform bill that regulates caregiver operations and approves the issuance of six new dispensary licenses. The bill also removes the requirement that medical cannabis license holders operate as not-for-profit entities, paving the way for the conversion of existing license holders to for-profit corporations. This bill went into effect in December 2018, though rules around the issuance of new medical licenses are still under development. As of June 30, 2020, there were still eight vertically-integrated medical dispensaries in Maine.

The Company plans to open adult-use locations in Maine, and is actively applying for adult-use licenses and identifying adult-use locations so it can participate in the adult-use market once sales begin.

The Company provides management services to two of the eight integrated medical cannabis licensees in the State: MEOT and Remedy. MEOT operates a 30,000 square-foot indoor grow facility and a dispensary. Remedy operates a small grow facility and a dispensary and obtains most of its product wholesale via MEOT. MEOT and Remedy have both been serving patients since 2010.

In February 2020, the management services agreement entered among the Company and Remedy in October 2016 was terminated and the Company entered into the Remedy Operating Agreement. Under the Remedy Operation Agreement, the Company has acquired operational control and substantially all of the economic benefit of Remedy's business. The entering into of the Remedy Operating Agreement resulted in the Company controlling Remedy in accordance with IFRS 10. The Company retains a right to acquire Remedy for nominal value at such time as the residency requirement for ownership is lifted.

In July 2020, the original management agreement entered into by the Company with MEOT in January 2017 was terminated, and MEOT entered into a new management agreement with Verdure, an entity in which the Company’s CEO, Joseph Lusardi had a 50% ownership interest. The Company acquired Verdure in July 2020, allowing the Company to acquire operational control and substantially all of the economic benefit of MEOT’s business. The acquisition of Verdure resulted in the Company controlling MEOT in accordance with IFRS 10. The Company retains a right to acquire MEOT for nominal value at such time as the residency requirement for ownership is lifted.

Maryland Operations

Maryland’s medical cannabis program was introduced in May 2013 when then Governor O’Malley signed House Bill 1101 into law. The Maryland Medical Cannabis Commission issued preliminary licenses to 102 dispensaries, 15 cultivators, and 15 processors in 2016. The first dispensaries opened to patients in December 2018.

The market is divided into three classes of licenses: dispensaries, cultivators, and processors. Wholesaling occurs between cultivators and processors, cultivators and dispensaries, and processors and dispensaries. Originally, no one company could directly control multiple licenses of the same class, but this restriction was changed in May 2019 when Governor Hogan signed a bill that permitted a single company to own up to four dispensaries. Dispensary locations are tied to the Senate District in which they were awarded, with the exception of dispensary licenses that were awarded to applicants who also were awarded a cultivation license — these dispensaries can be located at the discretion of the license holder. Permitted products include oil-based formulations and flower. Edibles are prohibited.

In April 2018, the Maryland House and Senate approved a bill, which was later signed by Governor Hogan, that expanded the license pool, adding seven additional cultivation licenses, for a total of 22, and 13 additional processing licenses, for a total of 28. As of June 30, 2020, there were approximately 92 operational dispensaries, 17 operational cultivators, and 18 operational processors.

Curaleaf received one of 102 preliminary medical cannabis dispensary licenses in December 2016. The Company launched its dispensary in the first quarter of 2018, shortly after the market launched in December 2017. The Company also acquired a company holding a cannabis processing license, which began operations in the first quarter of 2018.

In January 2019, the Company completed a convertible debt financing with the owners of the HMS/MI Businesses which consist of one cultivation, one processing, and two dispensaries. Concurrently with completion of the convertible debt financing, the Company entered into supply, offtake, branding and services agreements with the HMS/MI Businesses.  Conversion of the debt into the equity of the HMS/MI Businesses is expected, subject to regulatory approval, when the licenses become subject to transfer under current law, starting in August 2020. The Company also announced in January 2019 that it had entered into an option purchase agreement to purchase all of Town Center Wellness, LLC, subject to regulatory approval, which operates a dispensary located in Takoma Park, Maryland, that has since been rebranded as Curaleaf Takoma.

In May 2019, Maryland passed legislation allowing for the sale of edibles in the market, and the Company has constructed a processing and manufacturing facility at Curaleaf’s Frederick facility in anticipation of the implementation of these rules.

In February 2020, the Company closed the acquisition of Cura Partners, a recently-launched wholesale brand in Maryland, among other states.

On July 23, 2020, the Company closed the acquisition of Grassroots, a cannabis multi-state operator. In connection with the acquisition, the Company acquired the right to purchase entities affiliated with certain former Grassroots shareholders that own a cultivation and processing facility and a dispensary in Maryland and that manage another dispensary.

As at the date hereof, the Company has been exploring the sale of HMS Health, LLC, cultivation operations and HMS Processing, LLC (together with HMS Health, LLC, the “HMS Assets”), processing operations. Such a sale would enable the Company to acquire the cultivation and processing assets that were previously owned by Grassroots while complying with limits on license ownership in the state of Maryland. The cultivation and processing assets of Grassroots in Maryland were spun out prior to the acquisition of Grassroots by the Company but the Company intends to purchase those assets when allowed and approved by the Maryland regulators. The Company continues to receive indications of interest for the HMS Assets with the intent of divesting these assets and acquiring the Maryland business formerly held by Grassroots. As a result, the Company classified these assets as held for sale.

In addition to the HMS Assets, the Company intends to divest Curaleaf Maryland, Inc., its licensed processing business in Maryland, to ensure compliance with Maryland regulations. The Company has signed definitive documents to sell 100% of Curaleaf Maryland, Inc. and are awaiting regulatory approval from the state of Maryland to complete the transaction. As a result, the Company classified these assets as held for sale.

Massachusetts Operations

Massachusetts’ medical cannabis program was established by “An Act for the Humanitarian Medical Use of Marijuana” in November 2012 when voters passed Ballot Question 3 “Massachusetts Medical Marijuana Initiative” with 63% of the vote. The first dispensary opened in June 2015.

In November 2016, Massachusetts voters legalized adult-use cannabis by passing ballot Question 4 — Legalize Marijuana with 54% of the vote. In July 2018, Governor Baker signed legislation that laid the groundwork for the adult-use market. In March 2018, the CCC, the regulatory body, was set up to regulate the adult-use market and approve the rules that will govern the industry. While the CCC originally aimed to officially launch adult-use sales on July 1, 2018, issues such as a lack of licensed testing labs and disagreements with city and town officials over agreements with cannabis businesses slowed the rollout, and the first adult-use sale did not take place until November 2018.

The Department of Health originally oversaw the medical cannabis program, but in December 2018 transferred oversight to the CCC, a change which was mandated by the aforementioned July 2018 legislation. Each medical licensee must be vertically-integrated and may have up to three medical dispensaries. Licensed medical dispensaries are given priority in adult-use licensing. As of June 30, 2020, there were 47 adult-use dispensaries permitted to open across the State; however, as a result of the COVID-19 pandemic, Gov. Charlie Baker ordered the closure of all adult-use dispensaries, effective from March 24, 2020 through May 25, 2020. All adult-use sales were prohibited through the duration of the order, though medical dispensaries were permitted to remain open for medical sales. As at the date hereof, all adult-use dispensaries are permitted to resume adult-use sales.

The CCC oversees the adult-use cannabis program. Adult-use cultivators are grouped into 11 tiers of production—ranging from up to 5,000 square feet to no larger than 100,000 square feet — and regulators will bump a licensee down to a lower tier if that licensee has not shown an ability to sell at least 70% of what it produces. Medical dispensaries that wish to add the ability to sell cannabis products to non-patients will be required to reserve 35% of their inventory or the six-month average of their medical cannabis sales for medical cannabis patients. In order to achieve an adult-use license, a prospective licensee must first sign a “Host Community Agreement” with the town in which it wishes to locate. Roughly two-thirds of municipalities in the State have a ban or a moratorium in place that prohibits cannabis businesses from operating within their jurisdiction.

In both the medical and adult-use markets, extracted oils, edibles, and flower products are permitted. Wholesaling is also permitted.

The Company holds an integrated medical cannabis license and operates a 104,000 square-foot indoor grow and four dispensaries, one licensed for medical and adult-use sales in Oxford, one licensed for medical sales in Hanover, one licensed for adult-use sales in Provincetown, and one licensed for adult-use sales in Ware. In February 2019, Curaleaf exercised an option to purchase an adjacent unit in its cultivation facility, thereby expanding its cultivation facility from 54,000 to 104,000 square feet.

On August 9, 2019, the Company announced that it had been granted approval by the CCC for the Company’s Reverse Takeover transaction, which the CCC deemed a change of ownership and control.

The Company expects to acquire ATG, another licensed medical cannabis operator in Massachusetts, which operates a 53,000 square foot cultivation facility and processing facility.

Michigan Operations

Michigan’s medical cannabis program was introduced in November 2008, when 63% of voters approved the “Michigan Compassionate Care Initiative.” In November 2018, 56% of voters approved the “Michigan Regulation and Taxation of Marihuana Act,” which legalized adult-use cannabis in the State. The first adult-use dispensaries opened in December 2019.

The market is divided into three main classes of licenses: cultivation, processing, and retail. Extracted oils, edibles, and flower products are permitted.

In February 2020, the Company closed the acquisition of Cura Partners, a wholesale brand in Michigan, among other states.

On July 23, 2020, the Company closed the acquisition of Grassroots, a cannabis multi-State operator in Michigan, among other states. After the closing of Grassroots, the Company operates four dispensaries in Michigan, located in Kalamazoo, Ann Arbor, Bangor, and Battle Creek, and holds preliminary licensure for a 42,000 square foot cultivation and processing facility located in Lansing.

Missouri Operations

Missouri’s medical cannabis program was introduced in November 2018 when 66% of voters approved Amendment 2, the “Medical Marijuana and Veteran Healthcare Services Initiative,” which legalized medical cannabis for patients with certain qualifying conditions. The first dispensary is expected to open by the end of 2020.

The Missouri Department of Health and Senior Services (“MO DHSS”) is the regulatory agency that oversees the program. The market is divided into three main classes of licenses: cultivation, processing, and dispensary. The MO DHSS has awarded 60 cultivation, 86 processing, and 192 dispensary licenses. As of June 30, 2020, there were no operational dispensaries. A large variety of medical cannabis products are allowed in the state, including the smoking of cannabis flower.

On July 23, 2020, the Company closed the acquisition of Grassroots, a cannabis multi-State operator in Missouri, among other states, which holds the right to acquire five dispensary licenses and one processing license in Missouri.

Nevada Operations

Nevada’s medical cannabis program was introduced in June 2013 when the legislature passed SB374, legalizing the medicinal use of cannabis for certified patients. The first dispensaries opened to patients in August 2015.

In November 2016, Nevada voters approved Question 2 with 55% of the vote, legalizing adult-use cannabis in the State. Adult-use sales launched under an “early-start” program on July 1, 2018. This market is divided into five classes of licenses: dispensaries, cultivators, distribution, product manufacturing, and testing. Licenses are tied to the locality in which they were awarded. In December 2018, the Nevada Department of Taxation, the agency which oversees the cannabis program, issued 61 new dispensary licenses. As of June 30, 2020, there were approximately 68 operational dispensaries, 134 operational cultivators, and 96 operational processors. Effective March 20, 2020, Governor Steve Sisolak ordered the closure of all dispensary storefronts, meaning that, through the duration of the order, all cannabis sales in Nevada were made via delivery. On May 1, 2020, Governor Sisolak permitted cannabis dispensaries to offer curbside pickup, in addition to delivery. On May 9, 2020, Governor Sisolak permitted the resumption of in-store sales, with certain health and safety limits, as part of the governor’s plan to reopen the state.

Extracted oils, edibles, and flower products are permitted. Wholesaling is permitted.

In 2018, Curaleaf, Inc. agreed to acquire a 10,000 square-foot licensed indoor cannabis cultivation and a licensed dispensary, operating in Las Vegas, Nevada. Both businesses are licensed for both medical and adult-use sales. Each of these transactions is subject to regulatory approval. In March 2019, the Company agreed to acquire Acres, a company with a 269,000 square-foot operating cultivation facility and further expansion as needed on 37 acres of land in Amargosa Valley, Nevada, a large dispensary located in the Las Vegas, Nevada, and a dispensary license for a site in Ely, Nevada. The transaction consisted of two stages, with the Company closing the acquisition of the cultivation and processing assets of Acres in October 2019. The Acres businesses financial results were consolidated as of November 2019 in conjunction with completion of the cultivation and processing component of the transaction.  The acquisition of the Acres dispensaries and processing facility closed in January 2020.

In February 2020, the Company closed the acquisition of Cura Partners, a leading wholesale brand in Nevada, among other states.

On July 23, 2020, the Company closed the acquisition of Grassroots, a cannabis multi-State operator in Nevada, among other states. The closing of the Grassroots Transaction provides the Company with rights to seven additional cannabis dispensary licenses in Nevada.

New Jersey Operations

New Jersey’s medical cannabis program was introduced in January 2010 when then Governor Corzine signed the New Jersey Compassionate Use Medical Marijuana Act (“NJCUMMA”) into law. The NJCUMMA legalized medical cannabis for patients with certain qualifying conditions. The first sales were made to patients in December 2012.

In March 2018, under the direction of Governor Murphy, who campaigned on a platform that included cannabis legalization, the New Jersey Department of Health (“NJDOH”) issued the Executive

Order 6 Report, which immediately expanded the medical cannabis program in numerous ways, including adding chronic pain and anxiety as qualifying conditions, doubling the monthly product limit, and permitting current licensees to open satellite dispensaries. In August 2018, the NJDOH began accepting applications for the licensing of six additional ATCs. These licenses were awarded in December 2018, and as of June 30, 2020, there were nine operational ATCs dispensing medical cannabis to patients from a total of 11 dispensaries. In December 2019, the New Jersey State legislature passed a bill to add an initiative to the November 2020 ballot that will allow voters to decide whether to legalize the sale of adult-use cannabis in the State.

A single ATC license allows for the cultivation, processing, and dispensing of medical cannabis products. Originally, each ATC was permitted to open one dispensary, located within the same facility in which the ATC cultivated and processed. With the Executive Order 6 Report, each ATC can now open two additional satellite dispensaries within their NJDOH-designated region for a total of three dispensaries each, as well as satellite production facilities. Wholesaling is permitted with approval from the NJDOH.

Extracted oils and flower products are permitted. The Executive Order 6 Report recommended adding edibles as a permitted product, with rulemaking for edibles the responsibility of the State legislature. As at the date hereof, the legislature has yet to develop rules for edibles, and a timeline for edibles rulemaking is yet to be determined.

Originally, ATCs were required to be non-profit entities. However, pursuant to the Jake Honig Act, signed into law on July 2, 2019, ATCs are permitted to sell or transfer their license to a for-profit entity, pending NJDOH approval.

In July 2020, pursuant to the CLNJ APA, the Company announced the completion of the acquisition of the assets of Curaleaf NJ, a vertically integrated medical cannabis non-profit corporation that holds one of the original six medical licenses in New Jersey. The Company now owns 100% of the Curaleaf NJ ATC operations, assets and licenses in New Jersey, for which it previously provided management services. Curaleaf NJ owns a property that includes 46,800 square feet of cultivation space. Curaleaf NJ also owns an adjacent 12,000 square foot facility, of which 4,000 square feet is utilized for dispensary operations, with the remainder used for ancillary operations such as packaging and storage. Since the start of sales in October 2015, Curaleaf NJ has established itself as a market leader, dispensing 36% of all products sold in the state in 2018. In accordance with recently adopted regulations described above, Curaleaf NJ plans to open two more dispensary locations in the state, as well as an additional cultivation facility, for which the Company has secured a 111,000 square foot facility in the township of Winslow, NJ.

New York Operations

New York’s medical cannabis program was introduced in July 2014 when Governor Cuomo signed the Compassionate Care Act, which legalized cannabis oils for patients with certain qualifying conditions. Under this program, five organizations, called Registered Organizations (each, a “RO”) were licensed to dispense cannabis oil to patients, with the first sale to a patient completed in January 2016.

In December 2016, the New York State Department of Health (“NYSDOH”) added chronic pain as a qualifying condition. In the month-and-a-half following the addition of chronic pain, the number of registered patients increased by 18%. In August 2018, the NYSDOH granted licenses to five additional ROs. A single RO license allows for the cultivation, processing, and dispensing of medical cannabis products. Each RO is permitted to open four dispensaries in NYSDOH-designated regions throughout the State. Each RO is permitted to open one cultivation/processing facility. Each RO is required to cultivate and process all medical cannabis products they dispense; however, wholesale transactions are permitted with approval from the State.

In November 2018, Governor Cuomo signed a bill to add post-traumatic stress disorder as a qualifying condition. In July 2018, the NYSDOH added opioid replacement as a qualifying condition, meaning any condition for which an opioid could be prescribed is now a qualifying condition for medical cannabis. In August 2018, Governor Cuomo, prompted by a NYSDOH study which concluded the “positive effects” of cannabis legalization “outweigh the potential negative impacts,” appointed a group to draft a bill for regulating legal adult-use cannabis sales in New York. During the 2019 State legislative session, Governor Cuomo proposed adult-use legalization in his budget proposal, though the legislature failed to include legalization in the final budget, and also failed to pass a legalization bill during the session. In January 2020, Governor Cuomo again included cannabis legalization in his budget proposal, a proposal which, as at the date hereof, is still being considered by the legislature.

Permitted products include oil-based formulations (vaporizer cartridges, tinctures, capsules), and ground-flower sold in tamper-proof vessels. Home delivery is also permitted.

The Company was awarded a vertically-integrated license in May 2018 with the right to open four dispensaries. The Company is only one of ten license holders in the State. Curaleaf currently operates four dispensaries located in Newburgh, Plattsburgh, Queens, and Nassau County, as well as a 72,000 square foot cultivation and manufacturing facility in Ravena, New York.

North Dakota Operations

North Dakota’s medical cannabis program was introduced in November 2016 when 64% of voters approved Measure 5, “Medical Marijuana,” which legalized medical cannabis for patients with certain qualifying conditions. The first sales were made to patients in March 2019.

The North Dakota Department of Health (“ND DOH”) is the regulatory agency that oversees the program. The market is divided into two main classes of licenses: cultivation/processing and dispensary. The ND DOH has awarded two cultivation/processing licenses and 8 dispensary licenses. As of June 30, 2020, all 8 dispensaries were operational. A large variety of medical cannabis products are allowed in the state, including the smoking of cannabis flower.

On July 23, 2020, the Company closed the acquisition of Grassroots, a cannabis multi-state operator in North Dakota, among other states, with four dispensary licenses and one cultivation and processing facility in North Dakota. The four dispensaries are operational and located in Minot, Devil’s Lake, Jamestown, and Dickinson. The cultivation and processing facility, located in Fargo, is 33,000 square feet and is also operational.

Ohio Operations

Ohio’s medical cannabis program was introduced in June 2016 when House Bill 523 was signed into law. In November 2018, the State issued 12 ‘Level I’ cultivation licenses, which permit up to 25,000 square feet of canopy, and 12 ‘Level II’ cultivation licenses, which permit up to 3,000 square feet of canopy. In June 2018, the State issued 56 dispensary licenses. In August 2018, the State issued seven processing licenses, and over the next few months issued seven additional processing licenses. In January 2019, the State issued an additional 26 processing licenses for a total of 40 across the State. Due to controversies around the scoring of applications and ensuing appeals, there are currently 57 dispensaries licenses, 19 ‘Level I’ cultivation licenses, 13 ‘Level II’ cultivation licenses, and 43 processing licenses in the State. The first dispensaries opened in January 2019.

The Ohio Department of Commerce is responsible for regulating cultivators and processors. The Ohio State Board of Pharmacy is responsible for regulating dispensaries and the patient and caregiver registry. The Ohio State Medical Board is responsible for certifying physicians and reviewing petitions to add qualifying medical conditions.

Extracted oils, edibles, and non-combustible flower products are permitted.

The Company was awarded a preliminary processing license in Amelia, Ohio in early 2019. The Company has relinquished this license due to the dissolution of the Village of Amelia and the absorption of the licensed processor site into a town that does not permit cannabis activities. In May 2019, the Company entered into an agreement granting it an option to acquire the licenses and operations of OGT, a holder of one of the 19

Level 1 cultivation licenses and a processing license. OGT has completed construction on a 32,000 square-foot production facility in Johnstown, Ohio, and received its final licenses on July 1, 2020. The transfer of the OGT licenses and operations to the Company is pending receipt of regulatory approval.

On July 23, 2020, the Company closed the acquisition of Grassroots, a cannabis multi-State operator in Ohio, among other states, with rights to acquire one cultivation facility and processing facility and two dispensaries in Ohio. The Company will own and operate the dispensaries upon receipt of regulatory approval. Due to license ownership limitations in Ohio, the Company is planning to dispose of its rights in the cultivation and processing facility.

Oklahoma Operations

Oklahoma’s medical cannabis program was introduced in June 2018, when 57% of voters approved Oklahoma State Question 788, the “Medical Marijuana Legalization Initiative.” The first medical dispensaries opened in October 2018.

The market is divided into three main classes of licenses: cultivation, processing, and retail. Extracted oils, edibles, and flower products are permitted.

In May 2020, the Company announced the expansion of the Select brand to the Oklahoma medical cannabis market.

On July 23, 2020, the Company closed the acquisitions of Grassroots, a cannabis multi-State operator in Oklahoma, among other states. Grassroots, through its subsidiaries and subject to final regulatory approval and licensing, at one point held seven medical cannabis dispensary licenses and operated three medical cannabis dispensaries in the state. However, due to saturation of the Oklahoma medical cannabis dispensary market, where over 2,000 dispensary licenses have been awarded, as at the date hereof, the Company only operates one Oklahoma dispensary, located in Broken Arrow, and does not plan to develop the remaining Grassroots medical cannabis dispensary licenses in Oklahoma.

Oregon Operations

Oregon’s medical cannabis program was introduced in November 1998 when voters approved Measure 67, the Oregon Medical Marijuana Act.

In November 2014, voters approved Measure 91, the ‘Oregon Legalized Marijuana Initiative’, which legalized adult-use cannabis in the State. In October 2015, the first adult-use dispensaries opened.

The market is divided into six classes of licenses: dispensaries, cultivators, wholesalers, processors, laboratories and research. To date the market has had a more relaxed licensing structure which has led to an oversupply of product. In 2018, Oregon cultivators grew three times the amount of cannabis that could legally be consumed in the market. In response to a report highlighting the issues in Oregon, the U.S. Attorney for Oregon, Billy Williams, said, “The recent HIDTA Insight Report on marijuana production, distribution, and consumption in Oregon confirms what we already know—it is out of control.”

In June 2018, the Oregon Liquor Control Commission, which regulates the adult-use program, announced they would not process any new adult-use license applications in order to work through the backlog that has developed as the result of 3,432 applications being submitted as of May 2018. In July 2018, the Oregon Health Authority, which regulates the medical program, conceded in a report that it has not provided effective oversight of growers and others in the industry.

Extracted oils, edibles, and flower products are permitted.

The Company holds a producer license and a processing license for adult-use and operates a 20,000 square foot outdoor cultivation center and an adjacent 17,000 square-foot indoor facility for indoor growing and large-scale CO2 extraction and manufacturing. In July 2018, the Company acquired a dispensary, which launched operations in Portland, Oregon at the end of 2018.

In February 2020, the Company completed the acquisition of Cura Partners, owners of the leading Select wholesale brand in Oregon, among other states, with processing facilities in Portland, Oregon.

Pennsylvania Operations

Pennsylvania’s medical cannabis program was introduced in April 2016 when Governor Wolf signed into law SB 3 “Medical Marijuana Act”, which legalized medical cannabis oils for patients with certain qualifying conditions. The law also called for a class of licenses, called “clinical registrant” licenses, whereby accredited medical institutions in the State can partner with medical cannabis companies to conduct research. There are two primary classes of licenses: licenses to grow/process cannabis products, and licenses to dispense cannabis products to patients. Grower/processors wholesale products to dispensaries. In June 2018, the Pennsylvania Department of Health (“PADOH”) awarded licenses to 12 grower/processors as well as 27 dispensary licensees. Each dispensary license permits the licensee to open up to three dispensaries in the region in which the license was awarded. In February 2018, the first dispensaries opened to patients.

In May 2018, a Commonwealth Court judge halted the PADOH’s planned “clinical registrant” program whereby up to eight Pennsylvania medical schools would partner with licensed medical cannabis organizations to conduct research. In June 2018, Governor Wolf signed a bill to re-implement the clinical registrant program. In June 2018, the PADOH awarded licenses to an additional 13 grower/processors. In December 2018, the PADOH awarded an additional 23 dispensary licenses. In June 2019, the PADOH awarded three clinical registrant licenses. In February 2020, the PADOH awarded four additional clinical registrant licenses. In August 2020, the PADOH awarded the eighth and final clinical registrant license.

Originally, only oil-based formulations were permitted. In April 2018, the PADOH approved flower as a permitted medical cannabis product offering, and dispensaries began to offer flower to patients in August 2018.

The Company has partnered with an accredited medical school to obtain a “Clinical Registrant” license in Pennsylvania. In February 2020, the Company’s Pennsylvania subsidiary was approved as a Clinical Registrant in Pennsylvania by the Commonwealth’s Department of Health, Office of Medical Marijuana. Under this designation, the Pennsylvania subsidiary is entitled to open a cultivation and processing facility and up to six dispensaries, under the Commonwealth’s medical marijuana research program. Pennsylvania’s medical cannabis program has created this class of license to promote cooperation between industry and academia in the research of medical benefits of cannabis. To support its presence in Pennsylvania, the Pennsylvania subsidiary has leased a 49,200 square-foot production facility in King of Prussia, Pennsylvania.

On July 23, 2020, the Company closed the acquisition of Grassroots, a cannabis multi-State operator in Pennsyvlania, among other states. Grassroots subsidiaries hold cultivation, processing and three dispensary licenses, and also the rights to acquire a fourth dispensary license. Each dispensary license entitles the license holder to operate up to three dispensaries. As at the date hereof, the Pennsylvania subsidiaries operate a cultivation and processing facility and nine dispensaries.

Utah Operations

Utah’s medical cannabis program was introduced in November 2018, when 53% of voters approved “Proposition 2, Medical Marijuana Initiative”. In December 2018, the State legislature passed a bill that legalized medical cannabis, but implemented several changes to the Proposition 2 ballot erasure, including removing home cultivation rights for patients and adding a requirement that dispensaries employ pharmacists.

The market is divided into three main classes of licenses: cultivation, processing, and retail. In July 2019, the Utah Department of Agriculture and Food (“UDAF”) awarded eight cultivation licenses. In January 2020, the Utah Department of Health awarded 14 retail licenses. The UDAF has been issuing processing licenses on a rolling basis throughout early 2020. All medical cannabis form factors are permitted, as is wholesaling. The market is expected to begin sales in 2020.

In January 2020, the Company was awarded a medical cannabis retail license from the Utah Department of Health. Also in January 2020, the Company announced that it received preliminary approval for a processing license by the UDAF. The notice grants Curaleaf permission to begin the build out of its processing facility, which is scheduled to open in mid-September 2020, in North Salt Lake City. The Company also opened its first retail location in the Utah market with a new pharmacy in Lehi on August 31, 2020.

Vermont Operations

Vermont’s medical cannabis program was introduced in May 2004 when Senate Bill 76 was approved by the Vermont House and Senate and became law without the governor’s signature. This legislation permitted state-qualified patients to grow and possess marijuana for medicinal purposes. This legislation was expanded in June 2007 when Senate Bill 7 was approved by the Vermont House and Senate and again became law without the governor’s signature. Senate Bill 7 expanded the list of qualifying conditions and increased the number of plants that patients may legally cultivate, among other things. In June 2011, the Vermont legislate passed Senate Bill 17, the “Vermont Marijuana for Symptom Relief Act,” which, among other things, authorized a state-regulated system for medical cannabis sales through licensed dispensaries. The first sales were made to patients in 2012. In January 2018, Vermont became the first state to legalize cannabis via the legislature when Governor Scott signed H. 511, which legalized possession of up to one ounce of cannabis, among other things, though did not create a state-regulated system for adult-use sales. As of June 30, 2020, there is still no system for commercial adult-use sales in Vermont.

The Vermont Department of Public Safety (“VT DPS”) is the regulatory agency that oversees the medical program. The market consists of five vertically integrated licenses. Each license permits the owner to operate a grow/processing facility and up to two dispensaries. As of June 30, 2020, there were 7 operational dispensaries. A large variety of medical cannabis products are allowed in the state, including the smoking of cannabis flower.

On July 23, 2020, the Company completed the acquisition of Grassroots, which operate two dispensaries and one cultivation and processing facility in Vermont.

RISK FACTORS

The following are certain factors relating to the Company and its business. These risks and uncertainties are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or currently deemed immaterial by the Company, may also impair the operations of the Company. If any such risks actually occur, shareholders of the Company could lose all or part of their investment and the business, financial condition, liquidity, results of operations and prospects of the Company could be materially adversely affected and the ability of the Company to implement its growth plans could be adversely affected.

The acquisition of any of the securities of the Company is speculative, involving a high degree of risk and should be undertaken only by persons whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment. An investment in the securities of the Company should not constitute a major portion of an individual’s investment portfolio and should only be made by persons who can afford a total loss of their investment. Shareholders should evaluate carefully the following risk factors associated with the Company’s securities, along with the risk factors described elsewhere in this Annual Information Form.

General Business Risks

COVID-19 Pandemic

The novel coronavirus commonly referred to as “COVID-19” was identified in December 2019 in Wuhan, China. On January 30, 2020, the World Health Organization declared the outbreak a global health emergency, and on March 11, 2020, the spread of COVID-19 was declared a pandemic by the World Health Organization. On March 13, 2020, the spread of COVID-19 was declared a national emergency by President Donald Trump. The outbreak has spread throughout Europe, the Middle East and North America, causing companies and various international jurisdictions to impose restrictions such as quarantines, business closures and travel restrictions. While these effects are expected to be temporary, the duration of the business disruptions internationally and related financial impact cannot be reasonably estimated at this time.

The rapid development of the COVID-19 pandemic and the measures being taken by governments and private parties to respond to it are extremely fluid. While the Company has continuously sought to assess the potential impact of the pandemic on its financial and operating results, any assessment is subject to extreme uncertainty as to probability, severity and duration. The Company has attempted to assess the impact of the pandemic by identifying risks in the following principle areas.

•                  Mandatory Closure. In response to the pandemic, many states and localities have implemented mandatory closure of business to prevent spread of COVID-19. While in most of the states of the Company’s operation, the Company’s business has been deemed an “essential service”, permitting us to stay open despite the mandatory closure of non-essential businesses. While the Company continues to work closely with state and local regulators to remain operational, there is no guarantee further measures may nevertheless require us to shut operations in some or all states. Effective March 20, 2020, Nevada Governor Steve Sisolak ordered the closure of all dispensary storefronts thereby requiring all cannabis sales in Nevada to be made via delivery. On May 1, 2020, Governor Sisolak permitted cannabis dispensaries to offer curbside pickup, in addition to delivery. The Company’s dispensary locations in Nevada continued operations during the mandatory shut down by conducting delivery and, once permitted, curbside services. On May 9, 2020, Governor Sisolak permitted the resumption of in-store sales, and the Company’s Nevada dispensary locations opened for in-store sales immediately after. Effective March 24, 2020, Massachusetts Governor Charlie Baker ordered the closure of all adult-use dispensaries. Although medical dispensary sales were permitted, all adult-use sales were prohibited through the duration of the order. The Company’s medical dispensary locations in Oxford and Hanover Massachusetts continued to serve medical patients during this time, though the Company’s adult-use dispensaries in Provincetown and Ware were forced to close, and adult-use sales at the Company’s Oxford location were prohibited. On May 25, 2020, Governor Charlie Baker permitted the resumption of adult-use sales, and all of the Company’s Massachusetts dispensaries resumed sales immediately after. The Company’s ability to generate revenue would be materially impacted by any future shut down of its operations.

•                  Customer Impact. While the Company has not experienced an overall downturn in demand for its products in connection with the pandemic, if its customers become ill with COVID-19, are forced to quarantine, decide to self-quarantine or not to visit its stores or distribution points to observe “social distancing”, it may have material negative impact on demand for its products while the pandemic continues. While the Company has implemented measures, where permitted, such as “curb side” sales and delivery, to reduce infection risk to our customers, regulators may not permit such measures, or such measures may not prevent a reduction in demand.

•                  Supply Chain Disruption. The Company relies on third party suppliers for equipment and services to produce its products and keep its operations going. If its suppliers are unable to continue operating due to mandatory closures or other effects of the pandemic, it may negatively impact its own ability to continue operating. At this time, the Company has not experienced any failure to secure critical supplies or services. However, disruptions in our supply chain may affect our ability to continue certain aspects of the Company’s operations or may significantly increase the cost of operating its business and significantly reduce its margins.

•                  Staffing Disruption. The Company is, for the time being, implementing among its staff where feasible “social distancing” measures recommended by such bodies as the Center of Disease Control, the Presidential Administration, as well as state and local governments. The Company has cancelled non-essential travel by employees, implemented remote meetings where possible, and permitted all staff who can work remotely to do so. For those whose duties require them to work on-site, measures have been implemented to reduce infection risk, such as reducing contact with customers, mandating additional cleaning of workspaces and hand disinfection, providing masks and gloves to certain personnel. Nevertheless, despite such measures, the Company may find it difficult to ensure that its operations remain staffed due to employees falling ill with COVID-19, becoming subject to quarantine, or deciding not to come to come to work on their own volition to avoid infection. At certain locations, the Company has experienced increased absenteeism due to the pandemic. If such absenteeism increases, the Company may not be able, including through replacement and temporary staff, to continue to operate in some or all locations.

•                  Regulatory Backlog. Regulatory authorities, including those that oversee the cannabis industry on the state level, are heavily occupied with their response to the pandemic. These regulators as well as other executive and legislative bodies in the states in which we operate may not be able to provide the level of support and attention to day-to-day regulatory functions as well as to needed regulatory development and reform that they would otherwise have provided. Such regulatory backlog may materially hinder the development of the Company’s business by delaying such activities as product launches, facility openings and approval of business acquisitions, thus materially impeding development of its business.

The Company is actively addressing the risk to business continuity represented by each of the above factors through the implementation of a broad range of measures throughout its structure and is re-assessing its response to the COVID-19 pandemic on an ongoing basis. The above risks individually or collectively may have a material impact on the Company’s ability to generate revenue. Implementing measures to remediate the risks identified above may materially increase our costs of doing business, reduce our margins and potentially result in losses. While the Company is not currently in financial distress, if the Company’s financial situation materially deteriorates as a result of the impact of the pandemic, the Company could eventually be unable to meet its obligations to third parties, including observing financial covenants under the Facility, which in turn could lead to insolvency and bankruptcy of the Company..

Failure to Complete Acquisitions

The Company currently expects to complete certain transactions in the future. These acquisitions are subject to a number of customary closing conditions including in certain instances, regulatory approval and may not close for a variety of reasons including if the closing conditions are not satisfied or waived, some of which may not be within the control of the Company. In addition, even if these transactions were to be completed, they may not close on terms or within the timing currently expected. If one or more of these transactions do not close or are completed pursuant to terms or timelines different than expected, it could have an adverse effect on the Company’s future capital plans and require the Company to reallocate funds.

Future Acquisitions or Dispositions

Material acquisitions, dispositions and other strategic transactions involve a number of risks, including: (i) potential disruption of the Company’s ongoing business; (ii) distraction of management; (iii) the Company may become more financially leveraged; (iv) the anticipated benefits and cost savings of those transactions may not be realized fully or at all or may take longer to realize than expected; and (v) loss or reduction of control over certain of the Company’s assets. Additionally, the Company may issue additional Subordinate Voting Shares in material amounts which would dilute the current Shareholders’ holdings in the Company or indirect holdings in the Company.

The presence of one or more material liabilities of an acquired company that are unknown to the Company at the time of acquisition could have a material adverse effect on the business, results of operations, prospects and financial condition of the Company. A strategic transaction may result in a significant change in the nature of the Company’s business, operations and strategy. In addition, the Company may encounter unforeseen obstacles or costs in implementing a strategic transaction or integrating any acquired business into the Company’s operations.

Acquisition Integration and Management of Growth

The Company may be subject to growth-related risks including capacity constraints and pressure on its internal systems and controls. The ability of the Company to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The inability of the Company to deal with this growth may have a material adverse effect on the Company’s business, financial condition, results of operations or prospects.

Achievement of the benefits of acquisitions depends in part on successfully consolidating functions, integrating and leveraging operations, procedures and personnel in a timely and efficient manner, as well as the Company’s ability to share knowledge and realize revenues, synergies and other growth opportunities from combining acquired businesses and operations with those of the Company. Failure by the Company to effectively integrate acquisitions could lead to a failure to realize anticipated benefits of one or more acquisitions. The integration of any acquired business into the Company includes the combination of systems and personnel. The successful integration of an acquired business is subject to the risk that personnel and professionals from the acquired business and the Company may not be able to work together successfully, which could affect the Company’s operations. In particular, the Company may seek to require as a condition of its acquisitions that key personnel and professionals enter into employment agreements for specified post-acquisition periods and/or non-competition undertakings, however there are risks that such commitments will not be fulfilled or that the personnel and professionals subject to same or other personnel and professionals will not be successfully integrated as productive contributors to the Company’s business. Integration requires the dedication of substantial management effort, time and resources, which may divert Management’s focus and resources from other strategic opportunities and from operational matters during the process. The acquisition integration process may also result in the disruption of ongoing business, customer, employee and other relationships that may adversely affect the Company’s ability to achieve the anticipated benefits of a given acquisition, including the ability to realize the anticipated synergies from combining the acquired business into the Company. In particular, major clients of the acquired businesses may not be retained following the acquisition of such businesses There is no assurance that the Company will be able to successfully integrate past acquisitions. Each year, the Company incurs acquisition-related integration costs which may be material. In addition, the overall integration may result in unanticipated operational problems, including the Company’s own operational, financial and management systems which may be incompatible with or inadequate to effectively integrate and manage the acquired businesses.

Management believes that growth through acquisitions can provide certain benefits to the Company. A variety of factors may also adversely affect the anticipated benefits of an acquisition or prevent these from materializing or occurring within the time periods anticipated by the Company. In connection with acquisitions made by the Company, there may also be liabilities and contingencies that the Company failed to discover or was unable to quantify in the due diligence conducted prior to closing of an acquisition and which could have a material adverse effect on the Company’s business, financial condition or future prospects.

Risks Related to Term Loan Facility

The Term Loan Facility requires the Company to satisfy certain negative covenants, including restrictions on its ability to pay dividends, to conduct transactions with affiliates, to modify any organizational documents, to invest in non-wholly owned entities and to incur subordinated and non-subordinated debt and certain covenant tests. Further, the Term Loan Facility imposes certain financial covenants, including minimum annual cash earnings and maintenance of unrestricted cash and cash equivalents. In addition, the Term Loan Facility is subject to potential mandatory quarterly amortization, the amount of which, if any, is determined by a quarterly leverage ratio test. The Term Loan Facility is non-callable in the first two years and from year 2 to 3 is payable at par + ½ coupon, from year 3 to 3 ½ at par + ¼ coupon and at par from year 3 ½ to maturity. The covenants and restrictions under the Term Loan Facility may prevent the Company from taking actions that it believes would be in the best interest of its business and may make it difficult for it to execute its business strategy successfully or effectively compete with businesses that are not subject to the same restrictions. The Company’s ability to comply with these covenants may be affected by economic, financial and industry conditions beyond its control, including credit or capital market disruptions. The breach of any of the covenants contained in the Term Loan Facility could result in a default that would permit the lenders under the Term Loan Facility to declare all  amounts outstanding to be due and payable, together with accrued and unpaid interest. There is no assurance that the Company will be able to secure additional financing to repay the Term Loan Facility should cash flows from operations be insufficient to repay the indebtedness, whether it is in default or not. If the Company is unable to repay the indebtedness, the Term Loan Lenders could proceed against the collateral securing the indebtedness. This could have serious consequences to the Company’s financial position and results of operations and could cause it to become bankrupt or insolvent. See “General Development of the Business – Three Year History – 2019 – Senior Secured Term Loan Facility” for more information on the Term Loan Facility.

Unproven Business Strategy

While the Company has existing operations and is generating revenues, it plans to significantly expand its operations and staff to meet the requirements of its business initiatives. The commercial response to the product offerings is still uncertain, and although the Company believes that its strategy incorporates advantages compared to other medical cannabis business models, if patients or consumers do not respond favorably to the Company’s products or if they take longer to develop its products or establish its customer base or it proves to be more costly than currently anticipated to develop its businesses, revenues may be adversely affected.

Service Providers

As a result of any adverse change to the approach in enforcement of U.S. cannabis laws, adverse regulatory or political change, additional scrutiny by regulatory authorities, adverse change in public perception in respect of the consumption of marijuana or otherwise, third party service providers to the Company could suspend or withdraw their services, which may have a material adverse effect on the Company’s business, revenues, operating results, financial condition or prospects.

Enforceability of Contracts

It is a fundamental principle of law that a contract will not be enforced if it involves a violation of law or public policy. Because cannabis remains illegal at a federal level, judges may refuse to enforce contracts in connection with activities that violate federal law, even if there is no violation of State law. There remains doubt and uncertainty that the Company will be able to legally enforce contracts it enters into if necessary. The Company cannot be assured that it will have a remedy for breach of contract, the lack of which may have a material adverse effect on the Company’s business, revenues, operating results, financial condition or prospects.

Resale of the Subordinate Voting Shares on the CSE

The Company understands that almost all major securities clearing firms in the U.S. refuse to facilitate transactions related to securities of Canadian public companies involved in the marijuana industry. This is due to the fact that marijuana continues to be listed as a controlled substance under U.S. federal law, with the result that marijuana-related practices or activities, including the cultivation, possession or distribution of marijuana, are illegal under U.S. federal law. Accordingly, U.S. residents who acquire Subordinate Voting Shares as “restricted securities” may find it difficult — if not impossible — to resell such shares over the facilities of any Canadian stock exchange on which the Subordinate Voting Shares may then be listed including the CSE. It remains unclear what impact if any, this and any future actions among market participants in the U.S. will have on the ability of U.S. residents to resell any Subordinate Voting Shares that they may acquire in open market transactions.

Reliance on Management

The success of the Company is dependent upon the ability, expertise, judgment, discretion and good faith of its senior management. While employment agreements or management agreements are customarily used as a primary method of retaining the services of key employees, these agreements cannot assure the continued services of such employees. Any loss of the services of such individuals could have a material adverse effect on the Company’s business, operating results, financial condition or prospects.

Competition

The cannabis industry remains quite nascent, and so what the landscape will be in the future remains largely unknown, which in itself is a risk. Potential competitors, which in the future may include pharmaceutical companies, are also larger and better capitalized than the Company, may have longer operating histories and have significantly greater financial, technological, engineering, manufacturing, marketing and distribution resources. The market for the products that the Company offers or intends to offer is competitive. The competition will most likely increase as more U.S. states permit the use of medicinal cannabis and new industry participants emerge. Increased competition may hinder the Company’s ability to successfully market its products and services. The Company may not have the resources, expertise or other competitive requirements to compete successfully in the future.

Risks Inherent in an Agricultural Business

The Company’s business involves the cultivation of the cannabis plant. The cultivation of this plant is subject to agricultural risks related to insects, plant diseases, unstable growing conditions, water and electricity availability and cost, and force majeure events. Although the Company cultivates its cannabis plants in indoor, climate-controlled rooms staffed by trained personnel and in the future plans to cultivate cannabis plants in greenhouses, there can be no assurance that agricultural risks will not have a material adverse effect on the cultivation of its cannabis. The Company may in the future cultivate cannabis plants outdoors, which would also subject it to related agricultural risks.

Unfavorable Publicity or Consumer Perception

The Company believes the adult-use and medical marijuana industries are highly dependent upon consumer perception regarding the safety, efficacy and quality of the marijuana produced. In particular, the Company’s financial performance in each State will depend on whether patients and physicians view its products as effective and safe for use. Under the laws of the states in which the Company and its affiliates operate, the participation of physicians and health care providers in the certification process is voluntary and therefore depends on a number of variables, including: medical professionals’ views as to the use of medical cannabis to treat qualifying conditions; the risks and benefits to individual patients or patient groups; the policies of particular medical practices; and patient demand. If physicians and other medical professionals do not certify patients where certification is required under State law, the Company’s business, financial position and results of operations may be negatively affected.

Public perception can be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of marijuana products. There can be no assurance that future scientific research or findings, regulatory investigations, litigation, media attention or other publicity will be favorable to the marijuana market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory investigations, litigation, media attention or other publicity that are perceived as less favorable than, or that question, earlier research reports, findings or other publicity could have a material adverse effect on the demand for adult-use or medical marijuana and on the business, results of operations, financial condition, cash flows or prospects of the Company.

Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of marijuana in general, or associating the consumption of adult-use and medical marijuana with illness or other negative effects or events, could have such a material adverse effect. There is no assurance that such adverse publicity reports or other media attention will not arise. A negative shift in the public’s perception of cannabis in the U.S. or any other applicable jurisdiction could cause State jurisdictions to abandon initiatives or proposals to legalize medical and/or adult-use cannabis, thereby limiting the number of new State jurisdictions into which the Company could expand. Any inability to fully implement the Company’s expansion strategy and may have a material adverse effect on the Company’s business, results of operations or prospects.

Product Liability

As a manufacturer and distributor of products designed to be ingested by humans, the Company faces an inherent risk of exposure to product liability claims, regulatory action and litigation if its products are alleged to have caused significant loss or injury. In addition, the manufacture and sale of marijuana involve the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of marijuana alone or in combination with other medications or substances could occur. As a manufacturer, distributor and retailer of adult-use and medical marijuana, or in its role as an investor in or service provider to an entity that is a manufacturer, distributor and/or retailer of adult-use or medical marijuana, the Company may be subject to various product liability claims, including, among others, that the marijuana product caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances.

A product liability claim or regulatory action against the Company could result in increased costs, could adversely affect the Company’s reputation with its clients and consumers generally, and could have a material adverse effect on the business, results of operations, financial condition or prospects of the Company. There can be no assurances that the Company will be able to maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to maintain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of the Company’s potential products or otherwise have a material adverse effect on the business, results of operations, financial condition or prospects of the Company.

Product Recalls

Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. Such recalls cause unexpected expenses of the recall and any legal proceedings that might arise in connection with the recall. This can cause loss of a significant amount of sales. In addition, a product recall may require significant management attention. Although the Company has detailed procedures in place for testing its products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits.

Additionally, if one of the Company’s products were subject to recall, the image of that product and the Company could be harmed. Additionally, product recalls can lead to increased scrutiny of operations by applicable regulatory agencies, requiring further management attention and potential legal fees and other expenses.

Results of Future Clinical Research

Research in Canada, the U.S. and internationally regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis or isolated CBD and THC remains in early stages. There have been relatively few clinical trials on the benefits of cannabis or isolated cannabinoids (such as CBD and THC) and future research and clinical trials may discredit the medical benefits, viability, safety, efficacy, and social acceptance of cannabis or could raise concerns regarding, and perceptions relating to, cannabis. Given these risks, uncertainties and assumptions, prospective purchasers of the Company’s securities should not place undue reliance on such articles and reports. Future research studies and clinical trials may draw opposing conclusions to those stated in this Annual Information Form or reach negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing, social acceptance or other facts and perceptions related to cannabis, which could have a material adverse effect on the demand for the Company’s products with the potential to lead to a material adverse effect on the Company’s business, financial condition, results of operations or prospects.

Difficulty Attracting and Retaining Personnel

The Company’s success depends to a significant degree upon its ability to attract, retain and motivate highly skilled and qualified personnel. Failure to attract and retain necessary technical personnel, sales and marketing personnel and skilled management could adversely affect the Company’s business. If the Company fails to attract, train and retain sufficient numbers of these highly qualified people, its prospects, business, financial condition and results of operations will be materially and adversely affected.

Dependence on Suppliers

The ability of the Company to compete and grow will be dependent on it having access, at a reasonable cost and in a timely manner, to equipment, parts and components. No assurances can be given that the Company will be successful in maintaining its required supply of equipment, parts and components. It is also possible that the final costs of the major equipment contemplated by the Company’s capital expenditure plans may be significantly greater than anticipated by the Company’s management, and may be greater than funds available to the Company, in which circumstance the Company may curtail, or extend the timeframes for completing, its capital expenditure plans. This could have an adverse effect on the business, financial condition, results of operations or prospects of the Company.

Reliance on Inputs

The marijuana business is dependent on a number of key inputs and their related costs including raw materials and supplies related to growing operations, as well as electricity, water and other local utilities. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact the business, financial condition, results of operations or prospects of the Company. In addition, any restrictions on the ability to secure required supplies or utility services or to do so on commercially acceptable terms could have a materially adverse impact on the business, financial condition and operating results. Some of these inputs may only be available from a single supplier or a limited group of suppliers. If a sole source supplier was to go out of business, the Company might be unable to find a replacement for such source in a timely manner or at all. If a sole source supplier were to be acquired by a competitor, that competitor may elect not to sell to the Company in the future. Any inability to secure required supplies and services or to do so on appropriate terms and/or agreeable terms could have a materially adverse impact on the business, financial condition, results of operations or prospects of the Company.

Limited Market Data and Difficulty to Forecast

As a result of recent and ongoing regulatory and policy changes in the medical and adult-use marijuana industry, the market data available is limited and unreliable. Federal and State laws prevent widespread participation and hinder market research. Therefore, the Company must rely largely on its own market research to forecast sales as detailed forecasts are not generally obtainable from other sources at this early stage of the industry. Market research and projections by the Company of estimated total retail sales, demographics, demand, and similar consumer research are based on assumptions from limited and unreliable market data, and generally represent the personal opinions of the Company’s management team as of the date they are made. A failure in the demand for its products to materialize as a result of competition, technological change or other factors could have a material adverse effect on the business, results of operations, financial condition or prospects of the Company.

Intellectual Property Risks

The Company’s ability to compete in the future partly depends on the superiority, uniqueness and value of its intellectual property and technology, including both internally developed technology and technology licensed from third parties. To the extent the Company is able to do so, in order to protect its proprietary rights, the Company will rely on a combination of trademark, copyright and trade secret laws, confidentiality agreements with its employees and third parties, and protective contractual provisions which may prove insufficient to protect the Company’s proprietary rights.

Third parties may independently develop substantially equivalent proprietary information without infringing upon any proprietary technology. Third parties may otherwise gain access to the Company’s proprietary information and adopt it in a competitive manner. Any loss of intellectual property protection may have a material adverse effect on the Company’s business, results of operations or prospects.

As long as cannabis remains illegal under U.S. federal law as a Schedule I controlled substance pursuant to the CSA, the benefit of certain federal laws and protections which may be available to most businesses, such as federal trademark and patent protection regarding the intellectual property of a business, may not be available to the Company. As a result, the Company’s intellectual property may never be adequately or sufficiently protected against the use or misappropriation by third-parties. In addition, since the regulatory framework of the cannabis industry is in a constant State of flux, the Company can provide no assurance that it will ever obtain any protection of its intellectual property, whether on a federal, State or local level. While many states do offer the ability to protect trademarks independent of the federal government, patent protection is wholly unavailable on a State level, and State-registered trademarks provide a lower degree of protection than would federally-registered marks.

Constraints on Marketing Products

The development of the Company’s business and operating results may be hindered by applicable restrictions on sales and marketing activities imposed by government regulatory bodies. The regulatory environment in the U.S. limits companies’ abilities to compete for market share in a manner similar to other industries. If the Company is unable to effectively market its products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through increased selling prices for its products, the Company’s sales and results of operations could be adversely affected.

Fraudulent or Illegal Activity by Employees, Contractors and Consultants

The Company is exposed to the risk that its employees, independent contractors and consultants may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to the Company that violates: (i) government regulations; (ii) manufacturing standards; (iii) federal and provincial healthcare fraud and abuse laws and regulations; or (iv) laws that require the true, complete and accurate reporting of financial information or data. It may not always be possible for the Company to identify and deter misconduct by its employees and other third parties, and the precautions taken by the Company to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting the Company from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against Company, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on the Company’s business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of the Company’s operations, any of which could have a material adverse effect on the Company’s business, financial condition, results of operations or prospects.

Information Technology Systems and Cyber-Attacks

The Company’s operations depend, in part, on how well it and its suppliers protect networks, equipment, information technology systems and software against damage from a number of threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, intentional damage and destruction, fire, power loss, hacking, computer viruses, vandalism and theft. The Company’s operations also depend on the timely maintenance, upgrade and replacement of networks, equipment, information technology systems and software, as well as pre-emptive expenses to mitigate the risks of failures. Any of these and other events could result in information system failures, delays and/or increase in capital expenses.

In addition, the Company collects and stores personal information about its patients and is responsible for protecting that information from privacy breaches. A privacy breach may occur through procedural or process failure, information technology malfunction, or deliberate unauthorized intrusions. Theft of data for competitive purposes, particularly patient lists and preferences, is an ongoing risk whether perpetrated via employee collusion or negligence or through deliberate cyber-attack. Any such theft or privacy breach would have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company has not experienced any material losses to date relating to cyber-attacks or other information security breaches, but there can be no assurance that the Company will not incur such losses in the future. The Company’s risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of controls, processes and practices designed to protect systems, computers, software, data and networks from attack, damage or unauthorized access is a priority. As cyber threats continue to evolve, the Company may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.

Security Breaches

Given the nature of the Company’s products and its lack of legal availability outside of channels approved by the government of the U.S., as well as the concentration of inventory in its facilities, there remains a risk of shrinkage as well as theft. If there was a breach in security systems and the Company becomes victim to a robbery or theft, the loss of cannabis plants, cannabis oils, cannabis flowers and cultivation and processing equipment or if there was a failure of information systems or a component of information systems, it could, depending on the nature of any such breach or failure, adversely impact the Company’s reputation, business continuity and results of operations. A security breach at one of the Company’s facilities could expose the Company to additional liability and to potentially costly litigation, increase expenses relating to the resolution and future prevention of these breaches and may deter potential patients from choosing the Company’s products.

Reliance on Management Services Agreements with Subsidiaries and Affiliates

The Company’s subsidiaries and other affiliates engage in the medicinal cannabis business through management services agreements entered into with State-licensed entities. Under such agreements, its subsidiaries and affiliates perform a number of services, including cultivation, growing and handling of marijuana plants, trimming, curing and packaging of dry flower, patient advisory, lab and scientific research services, consultation on regulatory issues and a variety of management functions. In exchange for providing these services, the Company’s subsidiaries and affiliates receive management fees which are a key source of revenue. Payment of such fees is dependent on the continuing validity and enforceability of the relevant management services agreements. If such agreements are found to be invalid or unenforceable, or are terminated by the counterparty, this could have a material adverse effect on the business, prospects, financial condition, and operating results.

Website Accessibility

Internet websites are visible by people everywhere, not just in jurisdictions where the activities described therein are considered legal. As a result, to the extent the Company sells services or products via web-based links targeting only jurisdictions in which such sales or services are compliant with State law, the Company may face legal action in other jurisdictions which are not the intended object of any of the Company’s marketing efforts for engaging in any web-based activity that results in sales into such jurisdictions deemed illegal under applicable laws.

High Bonding and Insurance Coverage

There is a risk that a greater number of State regulatory agencies will begin requiring entities engaged in certain aspects of the business or industry of legal marijuana to post a bond or significant fees when applying, for example, for a dispensary license or renewal as a guarantee of payment of sales and franchise tax. The Company is not able to quantify at this time the potential scope for such bonds or fees in the States in which it currently or may in the future operate. Any bonds or fees of material amounts could have a negative impact on the ultimate success of the Company’s business.

The Company’s business is subject to a number of risks and hazards generally, including adverse environmental conditions, accidents, labor disputes and changes in the regulatory environment. Such occurrences could result in damage to assets, personal injury or death, environmental damage, delays in operations, monetary losses and possible legal liability.

Although the Company maintains insurance to protect against certain risks in such amounts as it considers to be reasonable, its insurance does not cover all the potential risks associated with its operations. The Company may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards encountered in the operations of the Company is not generally available on acceptable terms. The Company might also become subject to liability for pollution or other hazards which may not be insured against or which the Company may elect not to insure against because of premium costs or other reasons. Losses from these events may cause the Company to incur significant costs that could have a material adverse effect upon its business, results of operations, financial condition or prospects.

Risks of Leverage

Although the Company will seek to use leverage in connection with its investments in a manner it believes is prudent, such leverage will increase the exposure of an investment to adverse economic factors such as downturns in the economy or deterioration in the condition of the investment. If the Company defaults on unsecured indebtedness, the terms of the loan may require the Company to repay the principal amount of the loan and any interest accrued thereon in addition to heavy penalties that may be imposed. Because the Company may engage in financings where several investments are cross-collateralized, multiple investments may be subject to the risk of loss. As a result, the Company could lose its interest in performing investments in the event such investments are cross-collateralized with poorly performing or nonperforming investments.

In addition to leveraging the Company investments, the Company may borrow funds in its own name for various purposes, and may withhold or apply from distributions amounts necessary to repay such borrowings. The interest expense and such other costs incurred in connection with such borrowings may not be recovered by income from investments purchased by the Company. If investments fail to cover the cost of such borrowings, the value of the investments held by the Company would decrease faster than if there had been no such borrowings. Additionally, if the investments fail to perform to expectation, the interests of investors in the Company could be subordinated to such leverage, which will compound any such adverse consequences.

Past Performance Not Indicative of Future Results

The prior investment and operational performance of the Company is not indicative of the future operating results of the Company. There can be no assurance that the historical operating results achieved by the Company or its affiliates will be achieved by the Company, and the Company’s performance may be materially different.

Financial Projections May Prove Materially Inaccurate or Incorrect

The Company’s financial estimates, projections and other forward-looking information or statements included in this Annual Information Form are based on assumptions of future events that may or may not occur, which assumptions may not be disclosed in this Annual Information Form. Shareholders should inquire of the Company and become familiar with the assumptions underlying any estimates, projections or other forward-looking information or statements. Projections are inherently subject to varying degrees of uncertainty and their achievability depends on the timing and probability of a complex series of future events. There is no assurance that the assumptions upon which these projections are based will be realized. Actual results may differ materially from projected results for a number of reasons including increases in operation expenses, changes or shifts in regulatory rules, undiscovered and unanticipated adverse industry and economic conditions, and unanticipated competition. Accordingly, the Shareholders should not rely on any projections to indicate the actual results the Company might achieve.

Business Interruption Risks

The Company may be impacted by business interruptions resulting from pandemics and public health emergencies, including those related to COVID-19. An outbreak of infectious disease, a pandemic or a similar public health threat, such as the recent outbreak of the novel coronavirus known as COVID-19, or a fear of any of the foregoing, could adversely impact the Company by causing operating, manufacturing supply chain, and project development delays and disruptions, labour shortages, travel and shipping disruption and shutdowns (including as a result of government regulation and prevention measures). It is unknown whether and how the Company may be affected if such an epidemic persists for an extended period of time. The Company may incur expenses or delays relating to such events outside of its control, which could have a material adverse impact on its business, operating results and financial condition.

Unionization of Employees at Dispensaries

Employees in our New York facilities are unionized. If additional employees at our dispensaries or processing or cultivation facilities were to unionize, our relationship with our employees could be adversely affected. We would also face an increased risk of work stoppages and higher labor costs wherever labor is organized. Accordingly, unionization of our employees could have a material adverse impact on our operating costs and financial condition and could force us to raise prices on our products or curtail operations.

Natural Disasters and Terrorism Risk

The occurrence of one or more natural disasters, such as hurricanes and earthquakes, unusually adverse weather, pandemic outbreaks, including the COVID-19 pandemic, boycotts and geo-political events, such as civil unrest, riots, war and acts of terrorism, or similar disruptions could materially adversely affect the Company’s business, results of operations or financial condition. These events could result in physical damage to one or more of the Company’s properties, increases in energy prices, temporary or permanent closure of one or more of the Company’s facilities, labour shortages, temporary or long-term disruption in the supply of raw materials and other inputs, disruption in the Company’s distribution network or disruption to the Company’s information systems, any of which could have a material adverse effect on the Company’s business, operating results and financial condition.

Conflicts of Interest

Conflicts of interest may arise as a result of the directors, officers and promoters of the Company also holding positions as directors or officers of other companies. They also invest and may invest in businesses, including in the cannabis sector, that compete directly or indirectly with the Company or act as customers or suppliers of the Company. Some of the individuals that are directors and officers of the Company have been and will continue to be engaged in the identification and evaluation of assets, businesses and companies on their own behalf and on behalf of other companies, and situations may arise where the directors and officers of the Company will be in direct competition with the Company. Conflicts, if any, will be subject to the procedures and remedies provided under the Business Corporations Act (British Columbia).

To the best of the Company’s knowledge, other than as disclosed below and elsewhere in this Annual Information Form, there are no known existing or potential material conflicts of interest among the Company or a subsidiary of the Company and a director or officer of the Company or a subsidiary of the Company as a result of their outside business interests except that: (i) certain of the Company’s or its subsidiaries’ directors and officers serve as directors and officers of other companies, and therefore it is possible that a conflict may arise between their duties to the Company and their duties as a director or officer of such other companies, and (ii) certain of the Company’s or its subsidiaries’ directors and officers have portfolio investments consisting of minority stakes in businesses that may compete directly or indirectly with the Company or act as a customer of, or supplier to, the Company.

The Company has entered into the Cura Merger Agreement for the acquisition of Cura Partners, a corporation in which Mr. Boris Jordan, a Principal Shareholder and Executive Chairman of the Company, holds an indirect interest. See the “General Developments of the Business — Recent Developments — Cura Partners” section of this Annual Information Form.

In February 2020, the Company closed the acquisition of Cura Partners, a corporation in which Mr. Boris Jordan, a Principal Shareholder and Executive Chairman of the Company, held an indirect interest. Further, in July 2020, the Company acquired Verdure, an entity in which the Company’s CEO, Joseph Lusardi held a 50% ownership interest. Also, in August 2018, Curaleaf acquired the remaining interest of Curaleaf MA from PT Holdings, LLC, a which the Company’s CEO, Joseph Lusardi, is a member. See the “General Developments of the Business — Recent Developments” and “General Developments of the Business — Three Year History — 2018” sections of this Annual Information Form.

Business Structure Risks

Holding Company Structure

Curaleaf Holdings, Inc. is a holding company as all of its assets are the capital stock of its subsidiaries in each of the markets the Company operates in and/or holds licenses in the adult-use and/or medicinal cannabis marketplace in Arizona, Arkansas, California, Colorado, Connecticut, Florida, Illinois, Kentucky, Maine, Maryland, Massachusetts, Michigan, Missouri, Nevada, New Jersey, New York, North Dakota, Ohio, Oklahoma,  Oregon, Pennsylvania, Utah and Vermont; and has no material assets other than: (a) cash on hand; and (b) ownership of its subsidiaries, stakes in joint ventures and minority interests in certain operating companies. As a result, investors in the Company are subject to the risks attributable to its subsidiaries. As a holding company, the Company conducts substantially all of its business through its subsidiaries, which generate substantially all of its revenues. Consequently, the Company’s cash flows and ability to complete current or desirable future enhancement opportunities are dependent on the earnings of its subsidiaries and the distribution of those earnings to the Company. To the extent that the Company requires funds, and its subsidiaries and such other entities are restricted from making such distributions by applicable law, regulation or contract, or are otherwise unable to provide such funds, it could materially adversely affect the Company’s liquidity and financial condition, as well as its ability to make distributions to its shareholders. In the event of a bankruptcy, liquidation or reorganization of any of the Company’s material subsidiaries, holders of indebtedness and trade creditors may be entitled to payment of their claims from the assets of those subsidiaries before the Company.

The Company has no Dividend Record

The Company has no dividend record, and the ability of these entities to pay dividends and other distributions will depend on their operating results and will be subject to applicable laws and regulations which require that solvency and capital standards be maintained by such companies and contractual restrictions contained in the instruments governing their debt. Dividends paid by the Company would be subject to tax and, potentially, withholdings. The Company does not anticipate paying any dividends on the Subordinate Voting Shares in the foreseeable future. Please see “Risk Factors — Anti-Money Laundering Laws and Regulations”.

Risks Related to Legality of Cannabis

Cannabis Continues to be a Controlled Substance under the CSA

The Company is engaged directly and indirectly in the medical and adult-use cannabis industry in the U.S. where only State law permits such activities. Investors are cautioned that in the U.S., cannabis is largely regulated at the State level. To the Company’s knowledge, some form of cannabis has been legalized in 33 states and Washington, D.C., Puerto Rico and Guam as of March 2020. Additional states have pending legislation regarding the same. Notwithstanding the permissive regulatory environment of cannabis at the State level, cannabis continues to be categorized as a controlled substance under the CSA and as such, cultivation, distribution, sale and possession of cannabis violates federal law in the U.S.

The DOJ, under the current administration, could allege that the Company has “aided and abetted” in violations of federal law by providing financing and services to its portfolio cannabis companies. Under these circumstances, the federal prosecutor could seek to seize the assets of the Company, and to recover the “illicit profits” previously distributed to shareholders resulting from any of the foregoing financing or services. In these circumstances, the Company’s operations would cease, shareholders may lose their entire investment and directors, officers and/or shareholders may be left to defend any criminal charges against them at their own expense and, if convicted, be sent to federal prison.

Notwithstanding the foregoing, as part of the Congressional omnibus-spending bill, Congress renewed, through September 30, 2020, the Rohrabacher-Farr amendment, which prohibits the DOJ from expending any funds for the prosecution of medical cannabis businesses operating in compliance with State and local laws (the “Rohrabacher Farr Amendment”). At such time, it may or may not be included in the omnibus appropriations package or a continuing budget resolution once the current continuing resolution expires. Should the Rohrabacher-Farr Amendment not be renewed upon expiration in subsequent spending bills, there can be no assurance that the federal government will not seek to prosecute cases involving medical cannabis businesses that are otherwise compliant with State law. Such potential proceedings could involve significant restrictions being imposed upon the Company or third parties, while diverting the attention of key executives. Such proceedings could have a material adverse effect on the Company’s business, revenues, operating results and financial condition as well as the Company’s reputation, even if such proceedings were concluded successfully in favor of the Company.

Violations of any federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings conducted by either the federal government or private citizens, or criminal charges, including, but not limited to, disgorgement of profits, cessation of business activities or divestiture. This could have a material adverse effect on the Company, including its reputation and ability to conduct business, its holding (directly or indirectly) of medical and adult-use cannabis licenses in the U.S., the listing of its securities on the CSE, its financial position, operating results, profitability or liquidity or the market price of its publicly traded shares. In addition, it is difficult for the Company to estimate the time or resources that would be needed for the investigation of any such matters or its final resolution because, in part, the time and resources that may be needed are dependent on the nature and extent of any information requested by the applicable authorities involved, and such time or resources could be substantial.

Enforcement of Cannabis Laws Could Change

As a result of the conflicting views between state legislatures and the federal government regarding cannabis, investments in cannabis businesses in the U.S. are subject to inconsistent legislation and regulation. The response to this inconsistency was addressed in the Cole Memorandum acknowledging that notwithstanding the designation of cannabis as a controlled substance at the federal level in the U.S., several states have enacted laws relating to cannabis for medical purposes.

The Cole Memorandum outlined certain enforcement priorities for the DOJ relating to the prosecution of cannabis offenses. In particular, the Cole Memorandum noted that in jurisdictions that have enacted laws legalizing cannabis in some form and that have also implemented strong and effective regulatory and enforcement systems to control the cultivation, distribution, sale and possession of cannabis, conduct in compliance with those laws and regulations is less likely to be a priority at the federal level. Notably, however, the DOJ did not provide specific guidelines for what regulatory and enforcement systems it deemed sufficient under the Cole Memorandum standard.

In light of limited investigative and prosecutorial resources, the Cole Memorandum concluded that the DOJ should be focused on addressing only the most significant threats related to cannabis. states where cannabis had been legalized were not characterized as a high priority. In March 2017, then newly appointed Attorney General Jeff Sessions again noted limited federal resources and acknowledged that much of the Cole Memorandum had merit. However, he disagreed that it had been implemented effectively and, on January 4, 2018, Mr. Sessions the Sessions Memo that rescinded and superseded the Cole Memorandum, effective as at such date. The Sessions Memo stated, in part, that current law reflects “Congress’ determination that cannabis is a dangerous drug and cannabis activity is a serious crime”, and Mr. Sessions directed all U.S. Attorneys to enforce the laws enacted by U.S. Congress and to follow well-established principles when pursuing prosecutions related to cannabis activities. U.S. Attorney General Jeff Sessions resigned on November 7, 2018. As of his resignation, Matthew Whitaker was the acting U.S. Attorney General until William Barr was appointed as the U.S. Attorney General on February 14, 2019.  In an April 10, 2019 Senate Appropriations Subcommittee meeting to discuss the Justice Department’s budget 2020, in response to a question about his position on the proposed Strengthening the Tenth Amendment Through Entrusting States (STATES) Act, Attorney General Barr stated: “Personally, I would still favor one uniform federal rule against marijuana,” “But if there is not sufficient consensus to obtain that then I think the way to go is to permit a more federal approach so states can, you know, make their own decisions within the framework of the federal law. So we’re not just ignoring the enforcement of federal law.” The STATES Act, if it were to pass, would allow states to determine their own approaches to marijuana.  Attorney General Barr said the legislation is still being reviewed by his office but that he would “much rather... the approach taken by the STATES Act than where we currently are.” It is unclear what impact this development will have on U.S. federal government enforcement policy. The inconsistency between federal and state laws and regulations is a major risk factor.

As a result of the Sessions Memo, federal prosecutors may use their prosecutorial discretion to decide whether to prosecute cannabis activities despite the existence of state-level laws permitting such activity. No direction was given to federal prosecutors in the Sessions Memo as to the priority they should ascribe to such cannabis activities, and resultantly it is uncertain how active federal prosecutors will be in relation to such activities. Furthermore, the Sessions Memo did not discuss the treatment of medical cannabis by federal prosecutors. Under the Rohrabacher-Farr Amendment, federal prosecutors are prohibited from expending federal funds against medical cannabis activities that are in compliance with state law. Dozens of U.S. Attorneys across the country have affirmed that their view of federal enforcement priorities has not changed. In Washington, Annette Hayes, U.S. Attorney for the Western District of Washington, released a statement affirming that her office will continue to investigate and prosecute “cases involving organized crime, violent and gun threats, and financial crimes related to marijuana” and that “enforcement efforts with our federal, state, local and tribal partners focus on those who pose the greatest safety risk to the people and communities we serve.” However, in California, at least one U.S. Attorney has made comments indicating a desire to enforce the CSA: Adam Braverman, Interim U.S. Attorney for the Southern District of California, has been viewed as a potential “enforcement hawk” after stating that the rescission of the 2013 Cole Memorandum “returns trust and local control to federal prosecutors” to enforce the CSA. Additionally, Greg Scott, the Interim U.S. Attorney for the Eastern District of California, has a history of prosecuting medical cannabis activity: his office published a statement that cannabis remains illegal under federal law, and that his office would “evaluate violations of those laws in accordance with our district’s federal law enforcement priorities and resources”. There can be no assurance that the federal government will not seek to prosecute cases involving cannabis businesses that are otherwise compliant with state law.

Such potential proceedings could involve significant restrictions being imposed upon the Company or third parties, while diverting the attention of key executives. Such proceedings could have an adverse effect on the Company’s business, revenues, operating results and financial condition as well as the Company’s reputation and prospects, even if such proceedings were concluded successfully in favor of the Company. In the extreme case, such proceedings could ultimately involve the prosecution of key executives of the Company or the seizure of its corporate assets.

Renewal of Rohrabacher-Farr Amendment Would Protect the Medical Cannabis Industry

The Rohrabacher-Farr Amendment, as discussed above, prohibits the DOJ from spending funds appropriated by Congress to enforce the tenets of the CSA against the medical cannabis industry in states which have legalized such activity. This amendment has historically been passed as an amendment to omnibus appropriations bills, which by their nature expire at the end of a fiscal year or other defined term. The Rohrabacher-Farr Amendment will remain in effect until September 30, 2020. At such time, it may or may not be included in the omnibus appropriations package or a continuing budget resolution, and its inclusion or non-inclusion, as applicable, is subject to political changes.

Market for Cannabis Could Decline due to Regulatory Changes

There can be no assurance that the number of states that allow the use of medicinal cannabis will increase. Furthermore, there can be no assurance that the existing states, districts and territories that permit the use of medicinal cannabis will not reverse their position. If either of these things happens at any future time, then growth of the Company’s business may be materially impacted. The Company may not be able to achieve targeted revenue levels and may experience declining revenue as the potential market for its products and services diminishes.

Financing Risks

Risks Related to Additional Financing

The Company will require equity and/or debt financing to support on-going operations, to undertake capital expenditures or to undertake acquisitions or other business combination transactions. There can be no assurance that additional financing will be available to the Company when needed or on terms which are acceptable. The Company’s inability to raise financing through traditional banking to fund on-going operations, capital expenditures or acquisitions could limit its growth and may have a material adverse effect upon the Company’s business, results of operations, financial condition or prospects.

If additional funds are raised through further issuances of equity or convertible debt securities, existing Company Shareholders could suffer significant dilution, and any new equity securities issued could have rights, preferences and privileges superior to existing holders of Subordinate Voting Shares.

Restricted Access to Banking

In February 2014, the FinCEN bureau of the U.S. Treasury Department issued guidance (which is not law) with respect to financial institutions providing banking services to cannabis businesses, including burdensome due diligence expectations and reporting requirements. The FinCEN Guidance remains effective to this day, in spite of the fact that the 2014 Cole Memorandum was rescinded and replaced by the Sessions Memo. The FinCEN Guidance does not provide any safe harbors or legal defenses from examination or regulatory or criminal enforcement actions by the DOJ, FinCEN or other federal regulators, though. Thus, most banks and other financial institutions in the U.S. do not appear to be comfortable providing banking services to cannabis-related businesses, or relying on this guidance, which can be amended or revoked at any time by the Trump administration. In addition to the foregoing, banks may refuse to process debit card payments and credit card companies generally refuse to process credit card payments for cannabis-related businesses. As a result, the Company may have limited or no access to banking or other financial services in the U.S. The inability or limitation in the Company’s ability to open or maintain bank accounts, obtain other banking services and/or accept credit card and debit card payments may make it difficult for the Company to operate and conduct its business as planned or to operate efficiently.

On September 26, 2019, the U.S. House of Representatives passed the SAFE Banking Act, which aims to provide safe harbor and guidance to financial institutions that work with legal U.S. cannabis businesses. The SAFE Banking Act is currently being reviewed by the U.S. Senate Banking Committee. While the Senate is contemplating the SAFE Banking Act, the passage of which would permit commercial banks to offer services to cannabis companies that are in compliance with state law, if Congress fails to pass the SAFE Banking Act, the Company’s inability, or limitations on the Company’s ability, to open or maintain bank accounts, obtain other banking services and/or accept credit card and debit card payments may make it difficult for the Company to operate and conduct its business as planned or to operate efficiently.

General Regulatory and Legal Risks

Risk of Civil Asset Forfeiture

Because the cannabis industry remains illegal under U.S. federal law, any property owned by participants in the cannabis industry which are either used in the course of conducting such business, or were purchased using the proceeds of such business, could be subject to seizure by law enforcement and subsequent civil asset forfeiture. Even if the owner of the property were never charged with a crime, the property in question could still be seized and subject to an administrative proceeding by which, with minimal due process, it could be subject to forfeiture.

Anti-Money Laundering Laws and Regulations

The Company is subject to a variety of laws and regulations domestically and in the U.S. that involve money laundering, financial recordkeeping and proceeds of crime, including the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), Sections 1956 and 1957 of U.S.C. Title 18 (the Money Laundering Control Act), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended and the rules and regulations thereunder, the Criminal Code (Canada) and any related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities in the U.S. and Canada. Further, under U.S. federal law, banks and other financial institutions that provide a cannabis business with a checking account, debit or credit card, small business loan, or any other service could be found guilty of money-laundering, aiding and abetting or conspiracy.

In the event that any of the Company’s operations, or any proceeds thereof, any dividends or distributions therefrom, or any profits or revenues accruing from such operations in the U.S. were found to be in violation of money laundering legislation or otherwise, such transactions may be viewed as proceeds of crime under one or more of the statutes noted above or any other applicable legislation. This could restrict or otherwise jeopardize the ability of the Company to declare or pay dividends, effect other distributions or subsequently repatriate such funds back to Canada. Furthermore, while there are no current intentions to declare or pay dividends on the Subordinate Voting Shares in the foreseeable future, in the event that a determination was made that the Company’s proceeds from operations (or any future operations or investments in the U.S.) could reasonably be shown to constitute proceeds of crime, the Company may decide or be required to suspend declaring or paying dividends without advance notice and for an indefinite period of time.

Lack of Access to U.S. Bankruptcy Protections

Because the use of cannabis is illegal under federal law, many courts have denied cannabis businesses bankruptcy protections, thus making it very difficult for lenders to recoup their investments in the cannabis industry in the event of a bankruptcy. If the Company were to experience a bankruptcy, there is no guarantee that U.S. federal bankruptcy protections would be available to the Company’s U.S. operations, which would have a material adverse effect on the Company, its lenders and other stakeholders.

Heightened Scrutiny by Regulatory Authorities

For the reasons set forth above, the Company’s existing operations in the U.S., and any future operations or investments of the Company, may become the subject of heightened scrutiny by regulators, stock exchanges and other authorities in Canada. As a result, the Company may be subject to significant direct and indirect interaction with public officials. There can be no assurance that this heightened scrutiny will not in turn lead to the imposition of certain restrictions on the Company’s ability to operate or invest in any other jurisdictions, in addition to those described herein.

Further to the indication by CDS, Canada’s central securities depository, clearing and settling trades in the Canadian equity, fixed income and money markets that it would refuse to settle trades for cannabis issuers that have investments in the U.S., the TMX Group, the owner and operator of CDS, subsequently issued a statement on August 17, 2017 reaffirming that there is no CDS ban on the clearing of securities of issuers with cannabis-related activities in the U.S., despite media reports to the contrary and that the TMX Group was working with regulators to arrive at a solution that will clarify this matter, which would be communicated at a later time.

On February 8, 2018, following discussions with the Canadian Securities Administrators and recognized Canadian securities exchanges, the TMX Group announced the signing of a Memorandum of Understanding (“MOU”) with The Aequitas NEO Exchange Inc., the CSE, the Toronto Stock Exchange, and the TSX Venture Exchange. The MOU outlines the parties’ understanding of Canada’s regulatory framework applicable to the rules, procedures, and regulatory oversight of the exchanges and CDS as it relates to issuers with cannabis-related activities in the U.S. The MOU confirms, with respect to the clearing of listed securities, that CDS relies on the exchanges to review the conduct of listed issuers. As a result, there is no CDS ban on the clearing of securities of issuers with cannabis-related activities in the U.S. However, there can be no guarantee that this approach to regulation will continue in the future. If such a ban were to be implemented at a time when the Subordinate Voting Shares are listed on a stock exchange, it would have a material adverse effect on the ability of holders of Subordinate Voting Shares to make and settle trades. In particular, the Subordinate Voting Shares would become highly illiquid as until an alternative was implemented, investors would have no ability to effect a trade of securities through the facilities of the applicable stock exchange. Curaleaf has obtained eligibility with DTC for its Subordinate Voting Shares quotation on the OTCQX and such eligibility provides another possible avenue to clear the Subordinate Voting Shares in the event of a CDS ban. Revocation of DTC eligibility or implementation by DTC of a ban on the clearing of securities of issuers with cannabis-related activities in the United States would similarly have a material adverse effect on the ability of holders of the Subordinate Voting Shares to make and settle trades.

Risk of Legal, Regulatory or Political Change

The success of the business strategy of the Company depends on the legality of the marijuana industry. The political environment surrounding the marijuana industry in general can be volatile and the regulatory framework remains in flux. To the Company’s knowledge, some form of cannabis has been legalized in 33 states and Washington, D.C., Puerto Rico and Guam as of March 2020. However, the risk remains that a shift in the regulatory or political realm could occur and have a drastic impact on the industry as a whole, adversely impacting the Company’s business, results of operations, financial condition or prospects.

Delays in enactment of new State or federal regulations could restrict the ability of the Company to reach strategic growth targets. The growth strategy of the Company is contingent upon certain federal and State regulations being enacted to facilitate the legalization of medical and adult-use marijuana. If such regulations are not enacted, or enacted but subsequently repealed or amended, or enacted with prolonged phase-in periods, the growth targets of the Company, and thus, the effect on the return of investor capital, could be detrimental. The Company is unable to predict with certainty when and how the outcome of these complex regulatory and legislative proceedings will affect its business and growth.

Further, there is no guarantee that State laws legalizing and regulating the sale and use of cannabis will not be repealed or overturned, or that local governmental authorities will not limit the applicability of State laws within their respective jurisdictions. If the federal government begins to enforce federal laws relating to cannabis in states where the sale and use of cannabis is currently legal, or if existing applicable State laws are repealed or curtailed, the Company’s business, results of operations, financial condition and prospects would be materially adversely affected. It is also important to note that local and city ordinances may strictly limit and/or restrict disbursement of marijuana in a manner that will make it extremely difficult or impossible to transact business in that jurisdiction, which may adversely affect the Company’s continued operations. Federal actions against individuals or entities engaged in the marijuana industry or a repeal of applicable marijuana legislation could adversely affect the Company and its business, results of operations, financial condition and prospects.

The Company is also aware that multiple states are considering special taxes or fees on businesses in the marijuana industry. It is a potential yet unknown risk at this time that other states are in the process of reviewing such additional fees and taxation. Should such special taxes or fees be adopted, this could have a material adverse effect upon the Company’s business, results of operations, financial condition or prospects.

The commercial medical and adult-use marijuana industry is in its infancy and the Company anticipates that such regulations will be subject to change as the jurisdictions in which the Company does business matures. The Company has in place a detailed compliance program headed by its VP of Compliance who oversees, maintains, and implements the compliance program and personnel. Compliance officers in each operating subsidiary are charged with knowing the local regulatory process and monitoring developments with their governing bodies. Each compliance officer regularly reports regulatory developments to the VP of Compliance or enforcement by regulators in certain states against such services arrangements through written and oral communications and is charged with the creation and implementation of plans regarding any regulatory developments. In addition to the Company’s robust legal and compliance departments, the Company also has local legal/regulatory counsel engaged in every jurisdiction in which it operates. Company’s compliance program emphasizes security and inventory control to ensure strict monitoring of cannabis and inventory from delivery by a licensed distributor to sale or disposal. Additionally, the Company has created comprehensive standard operating procedures that include detailed descriptions and instructions for monitoring inventory at all stages of development and distribution. The Company will continue to monitor compliance on an ongoing basis in accordance with its compliance program, standard operating procedures, and any changes to regulation in the marijuana industry.

Overall, the medical and adult-use marijuana industry is subject to significant regulatory change at both the State and federal level. The inability of the Company to respond to the changing regulatory landscape may cause it to not be successful in capturing significant market share and could otherwise harm its business, results of operations, financial condition or prospects.

General Regulatory and Licensing Risks

The Company’s business is subject to a variety of laws, regulations and guidelines relating to the manufacture, management, transportation, storage and disposal of marijuana, including laws and regulations relating to health and safety, the conduct of operations and the protection of the environment. Achievement of the Company’s business objectives are contingent, in part, upon compliance with applicable regulatory requirements and obtaining all requisite regulatory approvals. Changes to such laws, regulations and guidelines due to matters beyond the control of the Company may result in a material adverse effect on the Company’s business, financial condition, results of operations or prospects.

The Company is required to obtain or renew further government permits and licenses for its current and contemplated operations. Obtaining, amending or renewing the necessary governmental permits and licenses can be a time-consuming process potentially involving numerous regulatory agencies, involving public hearings and costly undertakings on the Company’s part. The duration and success of the

Company’s efforts to obtain, amend and renew permits and licenses are contingent upon many variables not within its control, including the interpretation of applicable requirements implemented by the relevant permitting or licensing authority. The Company may not be able to obtain, amend or renew permits or licenses that are necessary to its operations or to achieve the growth of its business. Any unexpected delays or costs associated with the permitting and licensing process could impede the ongoing or proposed operations of the Company. To the extent necessary permits or licenses are not obtained, amended or renewed, or are subsequently suspended or revoked, the Company may be curtailed or prohibited from proceeding with its ongoing operations or planned development and commercialization activities. Such curtailment or prohibition may result in a material adverse effect on the Company’s business, financial condition, results of operations or prospects.

Several of the Company’s licenses are subject to renewal on an annual or periodic basis; however, they are generally renewed, as a matter of course, if the license holder continues to operate in compliance with applicable legislation and regulations and without any material change to its operations.

While the Company’s compliance controls have been developed to mitigate the risk of any material violations of any license it holds arising, there is no assurance that the Company’s licenses will be renewed by each applicable regulatory authority in the future in a timely manner. Any unexpected delays or costs associated with the licensing renewal process for any of the licenses held by the Company could impede the ongoing or planned operations of the Company and have a material adverse effect on the Company’s business, financial condition, results of operations or prospects.

The Company may become involved in a number of government or agency proceedings, investigations and audits. The outcome of any regulatory or agency proceedings, investigations, audits, and other contingencies could harm the Company’s reputation, require the Company to take, or refrain from taking, actions that could harm its operations or require Company to pay substantial amounts of money, harming its financial condition. There can be no assurance that any pending or future regulatory or agency proceedings, investigations and audits will not result in substantial costs or a diversion of management’s attention and resources or have a material adverse impact on the Company’s business, financial condition, results of operations or prospects.

Limitations on Ownership of Licenses

In certain states, the cannabis laws and regulation limit, not only the number of cannabis licenses issued, but also the number of cannabis licenses that one person may own. For example, in Massachusetts, no person may have an ownership interest, or control over, more than three license holders in any category — cultivation, processing or medical dispensing. In Maryland, the Department of Health has taken the position that the law prevents having a material ownership interest in more than one cultivation or processing license holder and more than four dispensing license holders in any one of these three categories. In New Jersey, there are restrictions on overlapping ownership of license holders. In Florida, there are also limitations on owning more than one of the vertically-integrated medical cannabis licenses offered in that State. The Company believes that, where such restrictions apply, it may still capture significant share of revenue in the market through wholesale sales, exclusive marketing relations, provision of management or support services, franchising and similar arrangement with other operators. Nevertheless, such limitations on the acquisition of ownership of additional licenses within certain states or enforcement by regulators in certain States against such services arrangements may limit the Company’s ability to grow organically or to increase its market share in such states.

Regulatory Action and Approvals from the Food and Drug Administration

The Company’s cannabis-based products are supplied to patients diagnosed with certain medical conditions. However, the Company’s cannabis-based products are not approved by the FDA as “drugs” or for the diagnosis, cure, mitigation, treatment, or prevention of any disease. Accordingly, the FDA may regard any promotion of the cannabis-based products as the promotion of an unapproved drug in violation of the Food, Drug and Cosmetic Act (“FDCA”).

CBD is one of the non-psychotropic cannabinoids in industrial hemp from the plant species Cannabis sativa L. There has been growing interest in CBD in recent years. CBD is increasingly used as an ingredient in food and beverages, as an ingredient in dietary supplements and as an ingredient in cosmetics, thereby generating new investments and creating employment in the cultivation and processing of hemp and hemp-derived products. Pharmaceutical products with CBD as an active ingredient have also been developed, including one product approved by the FDA (Epidiolex®). Foods and beverages, dietary supplements, pharmaceuticals, and cosmetics containing CBD are all subject to regulation under the FDCA. The FDA has asserted that CBD is not a lawful ingredient in foods and beverages, supplements and pharmaceuticals (unless FDA-approved), although FDA has generally refrained from taking enforcement action against those products. CBD-containing products may also be subject to the jurisdiction of sale and local health authorities.

In recent years, the FDA has issued letters to a number of companies selling products that contain CBD oil derived from hemp warning them that the marketing of their products violates the FDCA. FDA enforcement action against the Company could result in a number of negative consequences, including fines, disgorgement of profits, recalls or seizures of products, or a partial or total suspension of the Company’s production or distribution of its products. Any such event could have a material adverse effect on the Company’s business, prospects, financial condition, and operating results.

On December 20, 2018, the 2018 Farm Bill, which included the language of the Hemp Farming Act of 2018, removed industrial hemp and hemp-derived products with a THC concentration of not more than 0.3 percent (dry weight basis) from Schedule I of the CSA. This has the effect of legalizing the cultivation of industrial hemp for commercial purposes, including the production of CBD and other cannabinoids, except for THC, subject to regulations to be developed by the U.S. Department of Agriculture.

The Company sells and distributes certain products containing CBD. There is a risk that the FDA or State or local Departments of Health will seek to stop the Company from selling its CBD products or seek to have the claims made for those products revised.

Litigation

The Company may become threatened by a party, or otherwise become party to litigation from time to time in the ordinary course of business which could adversely affect its business. Should any litigation in which the Company becomes involved be determined against the Company, such a decision could adversely affect the Company’s ability to continue operating and the market price for the Subordinate Voting Shares. Even if the Company is involved in litigation and is successful, such litigation could redirect significant company resources.

Constraints on Marketing Products

The development of the Company’s business and operating results may be hindered by applicable restrictions on sales and marketing activities imposed by government regulatory bodies. The regulatory environment in the U.S. limits companies’ abilities to compete for market share in a manner similar to other industries. If the Company is unable to effectively market its products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through increased selling prices for its products, the Company’s sales and results of operations could be adversely affected.

European Anti-Money Laundering Laws and Regulation

European laws, regulations and their enforcement, particularly those pertaining to anti-money laundering, relating to making and/or holding investments in cannabis-related practices or activities are in flux and vary dramatically from jurisdiction to jurisdiction across Europe (including without limitation, the United Kingdom). The enforcement of these laws and regulations and their effect on shareholders are uncertain and involve considerable risk. In the event that any of the Company’s operations, or any proceeds thereof, any dividends or distributions therefrom, or any profits or revenues accruing from such operations are found to be in violation of such laws or regulation, such transactions (including holding of shares in the Company) could expose any shareholder(s) in that jurisdiction to potential prosecution and/or criminal and civil sanction.

Loss of Foreign Private Issuer Status

The Company is a Foreign Private Issuer as defined in Rule 405 under the Securities Act and Rule 3b-4 under the Exchange Act. If, as of the last business day of the Company’s second fiscal quarter for any year, more than 50% of the Company’s outstanding voting securities (as determined under Rule 405 of the Securities Act) are directly or indirectly held of record by residents of the United States, the Company will no longer meet the definition of a Foreign Private Issuer, which may have adverse consequences on the Company’s ability to raise capital in private placements or Canadian prospectus offerings. In addition, the loss of the Company’s Foreign Private Issuer status may likely result in increased reporting requirements and increased audit, legal and administration costs. These increased costs may significantly affect the Company’s business, financial condition and results of operations.

The term “Foreign Private Issuer” is defined as any non-U.S. corporation, other than a foreign government, except any issuer meeting the following conditions:

(a)         more than 50 percent of the outstanding voting securities of such issuer are, directly or indirectly, held of record by residents of the United States; and

(b)         any one of the following:

(i)                                     the majority of the executive officers or directors are United States citizens or residents, or

(ii)                                  more than 50 percent of the assets of the issuer are located in the United States, or

(iii)                               the business of the issuer is administered principally in the United States.

A “holder of record” is defined by Rule 12g5-1 under the Exchange Act. Generally speaking, the holder identified on the record of security holders is considered as the record holder. In December 2016, the SEC issued a Compliance and Disclosure Interpretation to clarify that issuers with multiple classes of voting stock carrying different voting rights may, for the purposes of calculating compliance with this threshold, examine either (i) the combined voting power of its share classes, or (ii) the number of voting securities, in each case held of record by U.S. residents. Based on this interpretation, each issued and outstanding Multiple Voting Share is counted as one voting security and each issued and outstanding Subordinate Voting Shares is counted as one voting security for the purposes of determining the 50 percent U.S. resident threshold and the Company is a ‘‘Foreign Private Issuer”. Should the SEC’s guidance and interpretation change, it is likely the Company will lose its Foreign Private Issuer status.

Status as an “Emerging Growth Company” under U.S. Securities Laws

The Company is an “emerging growth company” as defined in section 3(a) of the Exchange Act (as amended by the JOBS Act, enacted on April 5, 2012), and the Company will continue to qualify as an emerging growth company until the earliest to occur of: (a) the last day of the fiscal year during which the Company has total annual gross revenues of US$1.07 billion (as such amount is indexed for inflation every five years by the SEC) or more; (b) the last day of the fiscal year of the Company following the fifth anniversary of the date of the first sale of common equity securities of the Company pursuant to an effective registration statement under the U.S. Securities Act; (c) the date on which the Company has, during the previous three year period, issued more than US$1 billion in non-convertible debt; and (d) the date on which the Company is deemed to be a “large accelerated filer”, as defined in Rule 12b—2 under the U.S. Exchange Act.  The Company will qualify as a large accelerated filer (and would cease to be an emerging growth company) at such time when on the last business day of its second fiscal quarter of such year the aggregate worldwide market value of its common equity held by non-affiliates will be US$700 million or more.

For so long as the Company remains an emerging growth company, it is permitted to and intends to rely upon exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include not being required to comply with the auditor attestation requirements of Section 404 of the JOBS Act. The Company takes advantage of some, but not all, of the available exemptions available to emerging growth companies. The Company cannot predict whether investors will find the Subordinate Voting Shares less attractive because the Company relies upon certain of these exemptions. If some investors find the Subordinate Voting Shares less attractive as a result, there may be a less active trading market for the Subordinate Voting Shares and the price per Subordinate Voting Share may be more volatile. On the other hand, if the Company no longer qualifies as an emerging growth company, the Company would be required to divert additional management time and attention from the Company’s development and other business activities and incur increased legal and financial costs to comply with the additional associated reporting requirements, which could negatively impact the Company’s business, financial condition and results of operations.

Limited Trademark Protection

The Subsidiaries will not be able to register any U.S. federal trademarks for their cannabis products. Because producing, manufacturing, processing, possessing, distributing, selling, and using cannabis is illegal under the CSA, the United States Patent and Trademark Office will not permit the registration of any trademark that identifies cannabis products. As a result, the Subsidiaries likely will be unable to protect their cannabis product trademarks beyond the geographic areas in which they conduct business. The use of its trademarks outside the states in which they operate by one or more other persons could have a material adverse effect on the value of such trademarks.

Civil Asset Forfeiture

Because the cannabis industry remains illegal under U.S. federal law, any property owned by participants in the cannabis industry which are either used in the course of conducting such business, or were purchased using the proceeds of such business, could be subject to seizure by law enforcement and subsequent civil asset forfeiture. Even if the owner of the property were never charged with a crime, the property in question could still be seized and subject to an administrative proceeding by which, with minimal due process, it could be subject to forfeiture.

Laws and Regulations Affecting the Cannabis Industry are Constantly Changing

The constant evolution of laws and regulations affecting the cannabis industry could detrimentally affect the Company. The current and proposed operations of the Subsidiaries are subject to a variety of local, state and federal medical cannabis laws and regulations relating to the manufacture, management, transportation, storage and disposal of cannabis, as well as laws and regulations relating to consumable products health and safety, the conduct of operations and the protection of the environment. These laws and regulations are broad in scope and subject to evolving interpretations, which could require the Company to incur substantial costs associated with compliance or alter certain aspects of their business plans. In addition, violations of these laws, or allegations of such violations, could disrupt certain aspects of the business plans of the Company and result in a material adverse effect on certain aspects of their planned operations. These laws and regulations are rapidly evolving and subject to change with minimal notice. Regulatory changes may adversely affect the Company’s profitability or cause it to cease operations entirely. The cannabis industry may come under the scrutiny or further scrutiny by the FDA, SEC, the DOJ, the Financial Industry Regulatory Advisory or other federal or applicable state or nongovernmental regulatory authorities or self-regulatory organizations that supervise or regulate the production, distribution, sale or use of cannabis for medical or adult use purposes in the United States. It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any proposals will become law. The regulatory uncertainty surrounding the industry may adversely affect the business and operations of the Company, including without limitation, the costs to remain compliant with applicable laws and the impairment of its business or the ability to raise additional capital. In addition, the Company will not be able to predict the nature of any future laws, regulations, interpretations or applications, and it is possible that regulations may be enacted in the future that will be directly applicable to its business.

Environmental Risks

Environmental Regulation

The Company’s operations are subject to environmental regulation in the various jurisdictions in which it operates. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors (or the equivalent thereof) and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect the Company’s operations.

Government approvals and permits are currently, and may in the future, be required in connection with the Company’s operations. To the extent such approvals are required and not obtained, the Company may be curtailed or prohibited from its proposed production of medical marijuana or from proceeding with the development of its operations as currently proposed.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. The Company may be required to compensate those suffering loss or damage by reason of its operations and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Amendments to current laws, regulations and permits governing the production of medical marijuana, or more stringent implementation thereof, could have a material adverse impact on the Company and cause increases in expenses, capital expenditures or production costs or reduction in levels of production or require abandonment or delays in development.

Unknown Environmental Risks

There can be no assurance that the Company will not encounter hazardous conditions at the facilities where it operates its businesses, including, without limitation, its medical cannabis cultivation and dispensary facilities, such as asbestos or lead, in excess of expectations that may delay the development of its businesses. Upon encountering a hazardous condition, work at the facilities of the Company may be suspended. The presence of other hazardous conditions may require significant expenditure of the Company’s resources to correct the condition. Such conditions could have a material impact on the investment returns of the Company.

Tax Risks

Section 280E of the Code, as amended, prohibits businesses from deducting certain expenses associated with trafficking controlled substances (within the meaning of Schedule I and II of the CSA). The IRS has invoked Section 280E in tax audits against various cannabis businesses in the U.S. that are permitted under applicable State laws. Although the IRS issued a clarification allowing the deduction of certain expenses, the scope of such items is interpreted very narrowly and the bulk of operating costs and general administrative costs are not permitted to be deducted. While there are currently several pending cases before various administrative and federal courts challenging these restrictions, there is no guarantee that these courts will issue an interpretation of Section 280E favorable to cannabis businesses. Further, there are several pieces of legislation being considered by the U.S. Congress that could change the interpretation of Section 280E by removing its applicability to the legalized cannabis industry. Given these facts, the impact of any such challenge cannot be reliably estimated; however, it may be significant to the financial condition and/or the overall operations of the Company.

Under Section 382 of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. The Company has not completed a study to assess whether an “ownership change” has occurred or whether there have been multiple ownership changes since the Company became a “loss corporation” as defined in Section 382. Future changes in the Company’s stock ownership, which may be outside of the Company’s control, may trigger an “ownership change.” In addition, future equity offerings or acquisitions that have equity as a component of the purchase price could result in an “ownership change.” If an “ownership change” has occurred or does occur in the future, utilization of the net operating loss carryforwards or other tax attributes may be limited, which could potentially result in increased future tax liability to the Company.

DIVIDENDS

The Company has not declared or paid any cash dividends on its securities in Fiscal 2017, Fiscal 2018 and Fiscal 2019, and does not currently anticipate paying any dividends on its securities, in the near term. The Company currently intends to reinvest its earnings to finance the growth of its business. Any future determination to pay dividends on its securities will be at the discretion of the Board of Directors and will depend on, among other things, the Company’s results of operations, current and anticipated cash requirement and surplus, financial condition, contractual restrictions and financing agreement covenants, solvency tests imposed by corporate laws and other factors that the Board of Directors may deem relevant. See “Risk Factors”.

DESCRIPTION OF THE CAPITAL STRUCTURE

The following is a summary of the material attributes and characteristics of the Company’s authorized share capital. This summary may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the Company’s articles, available on SEDAR on the Company’s profile at www.sedar.com.

Authorized and Issued Share Capital

The Company’s authorized share capital consists of (i) an unlimited number of Multiple Voting Shares; and (ii) an unlimited number of Subordinate Voting Shares. As at August 31, 2020, 93,970,705 Multiple Voting Shares and 564,198,417 Subordinate Voting Shares were issued and outstanding.

Multiple Voting Shares

Holders of Multiple Voting Shares are entitled to fifteen (15) votes in respect of each Multiple Voting Share held at all meetings of holders of shares, other than meetings at which only the holders of another class or series of shares are entitled to vote separately as a class or series. The holders of the Multiple Voting Shares are entitled to receive any dividend, in cash or in property of the Company, declared by the Board of Directors in respect of the Subordinate Voting Shares (on an as-converted to Subordinate Voting Share basis), subject to the rights of the holders Subordinate Voting Shares. No dividend will be declared or paid on the Multiple Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Subordinate Voting Shares. In the event of the payment of a dividend in the form of shares, holders of Multiple Voting Shares shall receive Multiple Voting Shares, unless otherwise determined by the Board of Directors of the Company. The Multiple Voting Shares are convertible into Subordinate Voting Shares on a one-for-one basis at any time at the option of the holder. The Multiple Voting Shares do not carry any pre-emptive, redemption, exchange or retraction rights, nor do they contain any purchase for cancellation or surrender provisions, sinking or purchase fund provisions, provisions permitting or restricting the issuance of additional securities and any other material restrictions, or provisions requiring a securityholder to contribute additional capital.

Subordinate Voting Shares

Holders of Subordinate Voting Shares are entitled to one (1) vote in respect of each Subordinate Voting Share held at all meetings of holders of shares, other than meetings at which only the holders of another class or series of shares are entitled to vote separately as a class or series. The holders of the Subordinate Voting Shares are entitled to receive any dividend declared, in cash or in property of the Company, by the Board of Directors in respect of the Subordinate Voting Shares, subject to the rights of the holders Multiple Voting Shares. No dividend will be declared or paid on the Subordinate Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Multiple Voting Shares. In the event of the payment of a dividend in the form of shares, holders of Subordinate Voting Shares shall receive Subordinate Voting Shares, unless otherwise determined by the Board of Directors. The holders of the Subordinate Voting Shares will be entitled to receive, subject to the rights of the holders of Multiple Voting Shares, the remaining property and assets of the Company available for distribution, after payment of liabilities, upon the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary. The Subordinate Voting Shares do not carry any pre-emptive, redemption, conversion, exchange or retraction rights, nor do they contain any purchase for cancellation or surrender provisions, sinking or purchase fund provisions, provisions permitting or restricting the issuance of additional securities and any other material restrictions, or provisions requiring a securityholder to contribute additional capital.

Options & RSUs

As at August 31, 2020, there were 29,146,736 options exercisable for Subordinate Voting Shares (the “Options”) issued and outstanding, and there were 3,246,105 restricted stock units (“RSUs”) issued and outstanding. Each RSU gives its holder the right to receive a Subordinate Voting Share or a cash payment equivalent to the Fair Market Value (as defined in the Plan) of a Subordinate Voting Share.

Stock and Incentive Plan

The Company’s 2018 Stock and Incentive Plan (the “Plan”) provides that the Board may, from time to time by resolution, grant to directors, officers, employees and consultants (who are natural persons) of the Company Options, Stock Appreciation Rights, Restricted Stock and RSUs, Performance Awards, Dividend Equivalents and Other Stock-Based Awards, as such terms are defined in the Plan. The purpose of the Plan is to promote the interests of the Company and its shareholders by aiding the Company in attracting and retaining employees, officers, consultants, advisors and Non-Employee Directors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company’s business and to compensate such persons through various stock and cash-based arrangements and provide them with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with the Company’s shareholders. The maximum number of Subordinate Voting Shares reserved for issuance under the Plan at any point and time is 10% of the issued and outstanding Subordinate Voting Shares, including the aggregate number of Subordinate Voting Shares issuable on conversion of the Multiple Voting Shares. A copy of the Plan is available on SEDAR on the Company’s profile at www.sedar.com.

Constraints

There are no constraints imposed on the ownership of securities of Curaleaf to ensure a certain level of Canadian ownership of Curaleaf.

Ratings

Curaleaf has not requested nor, to management’s knownledge, has Curaleaf received any ratings from any rating organizations in respect of any securities of the Company.

NCIB

Pursuant to the NCIB, the Company was allowed to purchase Subordinate Voting Shares through the facilities of the CSE and/or alternative trading systems, from time to time over the 12-month period ending December 14, 2019, which purchases did not exceeded 5% of the issued and outstanding Subordinate Voting Shares in the aggregate.

For the fiscal year ended December 31, 2019, the Company repurchased an aggregate of 147,800 Subordinate Voting Shares for a purchase price of $5.97 per share, or an aggregate total amount of $883,000.

MARKET FOR SECURITIES AND TRADING PRICE AND VOLUME

Trading Price and Volume

The Subordinate Voting Shares are listed and traded under the symbol “CURA” on the CSE. The following table shows the monthly range of high and low prices per Subordinate Voting Share at the close of market (CSE), as well as monthly volumes and average daily volumes of the Subordinate Voting Shares traded on the CSE from January 2, 2019, being the date of the first trading day of Fiscal 2019, to December 31, 2019, being the end of the Company’s most recently completed fiscal year:

Month	Price per Common Share (C$) Monthly High	Price per Common Share (C$) Monthly Low	Subordinate Voting Shares Total Monthly Volume	Subordinate Voting Shares Average Daily Volume
January 2019	$8.51	$6.86	9,194,215	417,919
Febrary 2019	$10.52	$9.07	10,409,092	547,847
March 2019	$12.90	$8.43	31,460,390	1,498,114
April 2019	$15.00	$11.25	22,070,601	1,050,981
May 2019	$15.10	$11.15	21,941,701	957,350
June 2019	$11.65	$9.33	9,232,158	461,608
July 2019	$10.79	$8.37	20,487,158	931,234
August 2019	$10.35	$8.45	11,093,195	528,247
September 2019	$10.63	$7.17	16,156,919	850,364
October 2019	$9.07	$6.27	10,882,950	494,680
November 2019	$8.64	$6.11	10,058,909	478,996
December 2019	$8.05	$6.94	4,005,269	210,804

The Company’s Subordinate Voting Shares were also listed on the OTCQX under the symbol “CURLF”.

The Multiple Voting Shares are not listed for trading on any stock exchange.

Prior Sales

The following tables summarize details of the following securities that are not listed or quoted on a market place issued by Curaleaf, during the most recently completed financial year end.

Options

Pursuant to the Plan, during the most recently completed financial year, the Company issued the following Options:

Date of Issuance	Number of Options(1)	Exercise Price	Expiry Date	Grant Date Fair Value
March 28, 2019	1,152,573	$12.29	March 28, 2029	$9.95
August 30, 2019	453,806	$9.27	August 30, 2029	$6.98
November 22, 2019	712,634	$8.20	November 22, 2029	$6.15
December 12, 2019	551,975	$8.00	December 10, 2029	$6.00

Note:

(1) Vested and non-vested.

RSUs

Pursuant to the Plan, during the most recently completed financial year, the Company issued the following RSUs:

Date of Issuance	Number of RSUs	Exercise Price	Expiry Date	Grant Date Fair Value
March 28, 2019	908,789	N/A	March 28, 2029	$12.29
August 30, 2019	146,611	N/A	August 30, 2029	$9.27
November 22, 2019	700,307	N/A	November 22, 2029	$8.20
December 12, 2019	414,357	N/A	December 10, 2029	$8.00

ESCROWED SECURITIES AND SECURITIES SUBJECT TO CONTRACTUAL RESTRICTION ON TRANSFER

Certain directors, officers and significant shareholders of the Company entered into lock-up agreements pursuant to which such parties have agreed, subject to customary carve-outs and exceptions, not to sell any Subordinate Voting Shares (or announce any intention to do so), or any securities issuable in exchange therefor. Further, certain securities of the Company are held in escrow by Odysser Trust Company, as escrow agent. To the Company’s knowledge, the following securities are therefore in escrow or subject to contractual restrictions on transfer:

Class of Securities	Number of Securities in Escrow or Subject to a Contractual Restriction on Transfer	Percentage of Class
Multiple Voting Shares	72,478,020	77.13%
Subordinate Voting Shares	320,413,967(1)	56.79%

Note:

(1) Include 12,851,005 Subordinate Voting Shares escrowed in connection with the Grassroots Transaction, as described in “General Development of the Business — Recent Developments — GR Companies, Inc.”. These Subordinate Voting Shares are escrowed pursuant to an escrow agreement dated July 2020 entered between the Company, the Seller Representative (as such term is defined in the Grassroots Agreement) and Odyssey Trust Company, as escrow agent. Pursuant to the Grassroots Agreement, the escrowed Subordinate Voting Shares will be released on the 180th day following the first anniversary of the closing of the Grassroots Transaction, for distributions to the former holders of common stock of Grassroots.

DIRECTORS AND OFFICERS OF THE COMPANY

The following table sets out, for each of the Company’s directors and executive officers, the person’s name, age, State and country of residence, position with the Company, principal occupation(s) during the last five (5) years, and the date on which the person became an officer or director. The Company’s directors are elected annually and, unless re-elected, will retire from office at the end of the next annual general meeting of shareholders.

All of the directors and executive officers of the Company, collectively as a group, beneficially own, directly or indirectly, or exercise control or direction over, an aggregate of 79,417,660 Subordinate Voting Shares (or approximately 14.1% of Subordinate Voting Shares) and 93,670,705 Multiple Voting Shares (or 100.0% of Multiple Voting Shares).

Under NI 52-110, an independent director is one who is free from any direct or indirect relationship which could, in the view of the Board of Directors, be reasonably expected to interfere with a director’s exercise of independent judgment. Mr. Boris Jordan, a principal shareholder and the Executive Chairman of the Company, Joseph Lusardi, President and CEO of the Company, and Mitchell Kahn, director of the Company and co-founder and CEO of Grassroots, are not considered independent and Jaswinder Grover, Karl Johansson and Peter Derby are considered independent.

Directors

Name and State and Country of Residence	Age	Position(s) with the Company	Director/Officer of the Company Since	Principal Occupation(s) for Past Five (5) Years
Boris Jordan, Florida, USA	54	Executive Chairman	Jan-13	The Sputnik Group, Founder; Renaissance Insurance, Founder and Chairman
Joseph Lusardi Massachusetts, USA	46	President, CEO, and Director	Mar-16	Massapoag Advisors, Principal and Founder
Jaswinder Grover North Carolina, USA	54	Director	Feb-20	Allegiant Institute and the Smoke Ranch Surgery Center, Founder, Developer and Owner at
Karl Johansson Minnesota, USA	69	Director	Oct-18	Ernst & Young, Managing Partner
Peter Derby New York, USA	59	Director	Oct-18	Concinnity Advisors, LP, Founder
Mitchell Kahn Illinois, USA	59	Director	Jul-20	Grassroots, Co-founder and CEO; Greenhouse Group LLC, Principal and CEO; Frontline Real Estate Partners, Principal and CEO.

Executive Officers who do not also serve as Directors

Joseph Bayern Massachusetts, USA	56	President	Dec-19	Indus, President; VOSS, CEO and COO; Dr. Pepper Snapple Group, Executive VP, and Cadbury
Jim Shorris Massachusetts, USA	59	Chief Compliance Officer	Mar-20	BMO Capital Markets, Vice President & Chief Compliance Officer; and Programs at Citizen’s Bank, Chief Compliance Officer of Enterprise Regulatory
Neil Davidson Massachusetts, USA	48	Chief Operating Officer	Jan-19	Deluxe Entertainment Services Group, Chief Financial Officer, Strategic Advisor, Bally Technologies, Chief Financial Officer
Michael Carlotti	49	Chief Financial Officer	Jan-20	Indus Holdings, CFO; MGM Resorts International, SVP and Treasurer
Jason White	43	Chief Marketing Officer	Feb-20	Cura Cannabis Solutions, Chief Marketing Officer; Apple, Senior Director
Peter Clateman Massachusetts, USA	51	Interim General Counsel	Jul-17	The Sputnik Group, General Counsel and Chief Compliance Officer; Renaissance Capital, and VR Capital

Biographies

The following are brief profiles of the Company’s directors and executive officers.

Directors

Boris Jordan, Executive Chairman of the Board of Directors (Age 54)

Mr. Jordan is an American businessman, co-founder of Renaissance Capital Group and The Sputnik Group, two international investment and advisory firms. In the early 1990’s, Mr. Jordan was considered a key player in the development of the Russian stock market and was a leader in the privatization of Russian State assets. Mr. Jordan is a longstanding Member of the Council on Foreign Relations and a member of The Board of Trustees of New York University. After founding The Sputnik Group in 1999, Mr. Jordan has led the company in its investments in emerging industries, including investments in Renaissance Insurance, a company where Mr. Jordan is President and the Chairm of the Board. Mr. Jordan built Renaissance Insurance into one of the leading insurance groups in the Russian market. Since acquiring majority control of Curaleaf in 2014, Mr. Jordan has been impactful in the Company’s emergence as an industry leader. Mr. Jordan serves as a member of the Audit Committee of the Company, as well as a member of the Compensation Committee. Mr. Jordan holds a B.A. from New York University.

Joseph F. Lusardi, President, Chief Executive Officer and Director (Age 46)

Mr. Lusardi is a pioneer in the U.S. cannabis industry and is credited with opening one of the first medical cannabis operations on the East Coast. Mr. Lusardi has almost a decade of cannabis experience through which he has cultivated bottom-up expertise in cannabis company implementation and management, as well as 20 years’ experience in finance, private equity and entrepreneurship. He previously held executive positions at financial services companies including Liberty Mutual Group, Fidelity Investments, and Affiliated Managers Group. At Curaleaf, Mr. Lusardi has been instrumental in developing an organizational strategy focused on bringing the Company’s commitment to the advancement of cannabis science to all Curaleaf subsidiaries, and, ultimately, patients in need of medical cannabis. To support this effort, he raised over $100 million dollars to invest into the Company’s infrastructure, research and development, and staff. Mr. Lusardi continues to guide corporate strategy with a focused view on the continual improvement of best practices. Mr. Lusardi has a B.B.A. from The Catholic University of America and an M.B.A. from Boston College.

Jaswinder Grover, MD (Age 54)

Jaswinder Grover, MD is an orthopedic and spine surgeon who has practiced in Las Vegas, Nevada for the past 25 years.   Dr Grover is the founder, developer, and the owner of the Allegiant Institute and the Smoke Ranch Surgery Center, a referral center for patients with spine and pain disorders, which together employ more than 100 people in Las Vegas, Nevada. Originally from India, he spent his childhood in England and migrated to the United States as a teenager.  He was invited to attend UCLA School of Medicine as an early acceptance for gifted students after only three years of college graduating with his MD at the age of 23. He performed his residency in orthopedic and trauma surgery at the USC - Los Angeles County Medical Center for five years. He thereafter served as fellow of spinal cord injury at the University of British Columbia, fellow of cervical spine reconstructive surgery at McGill University, Montreal, and fellow of spinal deformity and lumbar reconstruction surgery Nottingham Center for spine surgery in England. He started his practice in Las Vegas, Nevada in 1995 as associate professor of orthopedic surgery at the University Medical Center attending to the most complex spine and pelvis injuries. In 2004, he began the Nevada Spine Clinic and Center for Special Surgery, a private practice dedicated to the evaluation, care and treatment for patients with spinal disorders.  The center has since evolved to become the Allegiant Institute, a comprehensive referral center for patients with spine, musculoskeletal, and pain disorders both acute and chronic, providing complete assessment and treatment options for affected patients. The Institute encompasses imaging and MRI facilities, a pain management division offering both pharmacological and advanced interventional options, regenerative and stem cell therapies, and advanced surgical solutions both major reconstructive when necessary, and when possible minimally invasive outpatient technologies.   The Institute is associated with the Smoke Ranch Surgery Center, a Joint Commission for the Accreditation for Hospitals accredited center. Over his career, Doctor Grover has personally performed over 12,000 spine surgeries and has pioneered various outpatient techniques in minimally invasive spine surgery. He is a member of the American Medical Association, the North American Spine Society, and a fellow of the American Academy of Orthopedic Surgeons. Doctor Grover remains actively involved as a consultant and surgeon.

Karl Johansson, Director (Age 69)

Mr. Johansson has broad experience in multinational accounting and the co-ordination of international tax engagements, mergers and acquisitions, and due diligence projects in key global markets. From 1995 to 2000, Mr. Johansson was a Managing Partner of Ernst & Young CIS, after which he was a Regional Partner for Eastern Europe countries, including CIS (Vienna, Austria). From 2006 to 2014, he worked as a Managing Partner of Ernst & Young CIS in Moscow. While in Russia, he was a coordinator of the Foreign Investment Advisory Council (FIAC). Mr. Johansson has been a member of the Emerging Europe Business Council and Corporate Governance Task Force of the World Economic Forum, as well as the Foreign Investment Advisory Councils of Kazakhstan, Ukraine and Latvia. Mr. Johansson serves as the Chair of the Audit Committee of the Company, as well as a member of the Compensation Committee. Mr. Johansson received a Bachelor’s degree from the University of Minnesota and a Juris Doctor degree from the University of Pennsylvania.

Peter Derby, Director (Age 59)

Peter Derby is a founding partner of Concinnity Advisors, LP, the sub-advisor with investment discretion for the Capital Stewardship Strategy, which was formed in 2011. From 2008 to 2011, Mr. Derby was a portfolio manager at Diamondback Advisors NY, LLC. From 2007 to 2008, he was a founding member of The Concinnity Group, LLC. During William H. Donaldson’s tenure as Chairman of the Securities Exchange Commission, from 2003 to 2005, Mr. Derby served as the Securities Exchange Commission’s Managing Executive for Operations and Management. In 1989, he participated in the founding of DialogBank, the first private Russian bank to receive an international banking license. At DialogBank, Mr. Derby served as Chairman of the board of directors from 1997 to 1998, as President and Chief Executive Officer from 1991 to 1997 and as Chief Financial Officer from 1990 to 1991. Mr. Derby also founded the first Russian investment firm in 1991, Troika Dialog, where he served as Chairman of the board of directors from 1996 to 1997 and as President and Chief Executive Officer from 1991 to 1996. Prior to his tenure in Russia, he was a Corporate Finance Officer at National Westminster Bank USA from 1985 to 1990 and an Auditor at Chase Manhattan Bank from 1983 to 1985. Mr. Derby serves as the Chair of the Compensation Committee of the Company, as well as a member of the Audit Committee. Mr. Derby earned a B.S. in accounting, finance and international finance from New York University in 1983.

Mitchell Kahn (Age 59)

Over his career, Mitchell Kahn has demonstrated a successful track record of business management, strong leadership, and entrepreneurship. Kahn graduated from University of Wisconsin School of Business and received his JD from Northwestern University Law School.  After beginning his career as a transactional attorney focused on both real estate and corporate M&A transactions, he served as Senior Vice President at Sportmart, growing the company’s retail footprint from 20 to 70 stores. He then co-founded Hilco, a leading real estate restructuring, disposition valuation and appraisal firm. Kahn served as President and CEO and grew the business to more than 30 employees and annual revenues in excess of $15,000,000. In 2010, Kahn co-founded Frontline Real Estate Partners, a real estate investment and advisory company with expertise in the acquisition, development, management, disposition and leasing of commercial real estate properties throughout the United States. The company has acquired properties valued at more than $125,000,000 and has built a successful brokerage and property management business currently managing more than two million square feet of properties. Kahn actively serves as Chairman of Frontline Real Estate Partners.  In 2014, Kahn co-founded Grassroots Cannabis to provide safe and efficacious cannabinoid products to consumers. As CEO of the largest private, vertically integrated, cannabis operation in the United States, he established operations in 11 states, obtained more than 60 licenses, and empowered over 1100 employees. Today, Kahn serves on multiple Boards and is actively involved in numerous charitable and community organizations.

Executive Officers who do not also serve as Directors

Joseph Bayern, President (Age 56)

Mr. Bayern has over 20 years of executive leadership experience in consumer-packaged goods companies, and is responsible for driving overall operational excellence and revenue growth at Curaleaf.  He joins Curaleaf from INDUS Holdings, a vertically integrated cannabis company, where he served as President since January 2019. Before INDUS, Mr. Bayern served as chief executive officer and chief operating officer of the global beverage leader VOSS of Norway. Prior to this, he spent 15 years playing an integral role in several large-scale business transformations, with achievements that include the creation of the $6 billion Dr. Pepper Snapple Group, and the transformation of Cadbury into a singularly focused confectionary leader. Mr. Bayern has a Bachelor of Business Administration in Accounting from Adelphi University

Neil Davidson, Chief Operating Officer (Age 48)

Mr. Davidson is an accomplished financial professional with experience leading publicly-traded and private equity owned businesses. He is responsible for leading and managing the Company’s finance function and actively partnering with the executive leadership team on financial and overall business issues, including the strategic direction of the Company. Prior to joining Curaleaf, Mr. Davidson served as Chief Financial Officer for Deluxe Entertainment Services Group. Prior to that, he spent nine years at Bally Technologies, Inc. where he rose through the ranks to become its Chief Financial Officer. During that time, he gained extensive experience driving capital market and M&A activities for the company and was instrumental in orchestrating the sale of the business to Scientific Games Corporation (NASDAQ: SGMS).

Peter Clateman, Interim General Counsel (Age 51)

Peter Clateman has more than 20 years of legal experience in investing and investment funds, including more than 15 years as general counsel. He has served as GC and CCO of The Sputnik Group and Renaissance Capital, as well as VR Capital, an award-winning, distressed-asset fund with more than $2 billion under management. Mr. Clateman also served as head of Legal and was a Management Board Member of UC Rusal during its acquisition of SUAL and assets of Glencore to become the world’s biggest aluminum company. He previously was an associate with Skadden Arps Slate Meagher and Flom.

Michael Carlotti, Chief Financial Officer (Age 49)

Michael Carlotti is Curaleaf’s Chief Financial Officer, responsible for leading the Company’s finance, capital markets, M&A, treasury and investor relations functions. Prior to joining Curaleaf, Mr. Carlotti was the Chief Financial Officer for a Nevada-based cannabis company. Mr. Carlotti spent nearly a decade in the gaming industry including having served as Senior Vice President and Treasurer at MGM Resorts International, an S&P 500 global entertainment company. He began his career in investment banking with positions at Smith Barney, Donaldson, Lufkin & Jenrette and Wachovia Securities. Mr. Carlotti holds a Masters in Business Administration from the University of California, Los Angeles.

Jim Shorris (Age 59)

Jim Shorris is Curaleaf’s Chief Compliance Officer. Before joining Curaleaf, Jim was most recently Chief Compliance Officer of BMO Capital Markets in NY and Toronto. He was responsible for developing, implementing, and managing global capital markets compliance programs with a team of more than 60 professionals. Prior to that, Jim was Chief Compliance Officer of Enterprise Regulatory Programs at Citizen’s Bank. He also served as Executive Director of Enforcement for the regulator FINRA for seven years.  Jim began his career as an Assistant District Attorney in Manhattan. Jim holds a BA from Macalester College and a JD from Case Western Reserve University School of Law.

Jason White (Age 43)

Jason White is Curaleaf's Chief Marketing Officer. He brings 20 years of experience as an awardwinning marketing professional and has built a highly acclaimed career creating culture-shaping ideas for Fortune 100 companies. Prior to joining Select in January 2019, Mr. White was the Global Head of Marketing for Beats by Dre, which was acquired by Apple in 2014. He also served as Managing Director at Wieden + Kennedy Shanghai for lead client Nike as they prepared for the 2008 Beijing Olympics and as Global Account Director on Nike at Wieden + Kennedy in Portland, Oregon, developing campaigns for LeBron James, Kobe Bryant and Tiger Woods. He is currently a board member at The Initiative, Marcus Graham Project and the digital lab Chinatown Bureau, as well as founder and board member of Possible Plan. Jason holds a BA from Georgetown University.

Cease Trade Orders, Bankruptcy/Insolvency Proceedings, Penalties and Sanctions

None of the Company’s directors or executive officers has, within the 10 years prior to the date of this Annual Information Form, been a director or officer of any company (including the Company) that, while such person was acting in that capacity (or after such person ceased to act in that capacity but resulting from an event that occurred while that person was acting in such capacity) was the subject of a cease trade order, an order similar to a cease trade order, or an order that denied the company access to any exemption under securities legislation, in each case for a period of more than 30 consecutive days.

None of the Company’s directors or executive officers has, within the 10 years prior to the date of this Annual Information Form, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of such director or executive officer, been a director or executive officer of any company, that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

No director or executive officer of the Company has: (i) been subject to any penalties or sanctions imposed by a court relating to Canadian securities legislation or by a Canadian securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (ii) been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Conflicts of Interest

Conflicts of interest may arise as a result of the directors, officers and promoters of the Company also holding positions as directors or officers of other companies. They also invest and may invest in businesses, including in the cannabis sector, that compete directly or indirectly with the Company or act as customers or suppliers of the Company. Some of the individuals that are directors and officers of the Company have been and will continue to be engaged in the identification and evaluation of assets, businesses and companies on their own behalf and on behalf of other companies, and situations may arise where the directors and officers of the Company will be in direct competition with the Company. Conflicts, if any, will be subject to the procedures and remedies provided under BCBCA.

To the best of the Company’s knowledge, other than as disclosed below and elsewhere in this Annual Information Form, there are no known existing or potential material conflicts of interest among the Company or a subsidiary of the Company and a director or officer of the Company or a subsidiary of the Company as a result of their outside business interests except that: (i) certain of the Company’s or its subsidiaries’ directors and officers serve as directors and officers of other companies, and therefore it is possible that a conflict may arise between their duties to the Company and their duties as a director or officer of such other companies, and (ii) certain of the Company’s or its subsidiaries’ directors and officers have portfolio investments consisting of minority stakes in businesses that may compete directly or indirectly with the Company or act as a customer of, or supplier to, the Company.

In February 2020, the Company closed the acquisition of Cura Partners, a corporation in which Mr. Boris Jordan, a Principal Shareholder and Executive Chairman of the Company, held an indirect interest. Further, in July 2020, the Company acquired Verdure, an entity in which the Company’s CEO, Joseph Lusardi held a 50% ownership interest. Also, in August 2018, Curaleaf acquired the remaining interest of Curaleaf MA from PT Holdings, LLC, a which the Company's CEO, Joseph Lusardi, is a member. See the “General Developments of the Business — Recent Developments” and “General Developments of the Business – Three Year History – 2018” sections of this Annual Information Form.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

The Company may from time to time be involved in legal administrative and other proceedings of a nature considered normal to our business. Other than the legal proceedings described below, we believe that none of the litigation in which we are currently involved, or have been involved since the beginning of the most recently completed financial year is, individually or in the aggregate, material to our combined financial condition or results of operations. For further discussion, see “Risk Factors”.

Connecticut

Curaleaf is currently undergoing an appraisal process in accordance with a previous agreement between Curaleaf and certain former minority shareholders of its Connecticut operations. Pursuant to the Second Amended and Restated Operating Agreement of Doubling Road Holdings, LLC, the holders of a majority of the Series A-2 Units of Doubling Road Holdings, LLC (collectively, the “Holders”) had the right to require that PalliaTech CT or any of its affiliates purchase (the “Put Right”) all of the Series A-2 Units in exchange for shares of PalliaTech, Inc. (now Curaleaf, Inc.), the parent of PalliaTech CT, pursuant to a defined “Buy-Out Exchange Ratio.”  On October 25, 2018, the Holders, Curaleaf, and others entered into a Stipulation of Settlement in order to resolve a dispute with respect to the applicable Buy-Out Exchange Ratio for the Put Right.  The Stipulation of Settlement provided, among other things, that PalliaTech CT, would purchase the Holders’ interests in exchange for (1) a payment of $40.14 million; (2) 4,755,548 Subordinate Voting Shares; and (3) the potential for additional equity in Curaleaf depending on the results of a “Settlement Second Appraisal.”  Pursuant to the Settlement Second Appraisal, dated December 12, 2019, and the terms of the Stipulation of Settlement, the Holders received 2,016,859 additional Subordinate Voting Shares.  On January 23, 2020, the Holders filed new claims in arbitration including for fraudulent inducement and breach of contract, relating primarily to a lock-up agreement that the Holders signed in connection with the Stipulation of Settlement. A schedule for the arbitration has not yet been established.

Florida

Curaleaf’s subsidiaries in Florida was involved in an arbitration and litigation against certain minority shareholders of its Florida operations. On December 10, 2018, Jayson Weisz (“Weisz”) and SRC Medical Partners, LLC (“SRC”) initiated an arbitration against PalliaTech Florida.  On March 19, 2019, Weisz and SRC derivatively, on behalf of PalliaTech Florida filed a complaint against defendants Curaleaf Florida, LLC, Palliatech Florida, Inc., Joseph Lusardi, and Boris Jordan in the Complex Business Litigation Section in the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida. Plaintiffs’ derivative Complaint seeks the judicial dissolution of Curaleaf Florida LLC and asserts various causes of action against the defendants, including  for breach of contract, civil conspiracy, breach of fiduciary duty, fraudulent transfer, and a declaratory judgment appointing Robins to the Board of Managers.  On January 10, 2020, Weisz, JRF Group, and the Curaleaf entities entered into a Stipulation of Settlement pursuant to which all claims of Weisz and JRF Group against the Company and its affiliates were release without compensation and the Company purchased JRF Group’s interest in PalliaTech Florida for consideration of 1,772,062 Subordinate Voting Shares and $2.5 million in cash. During February 2020, SRC, PalliaTech Florida, PalliaTech Florida, Inc., and Lusardi participated in a final arbitration hearing. In June 2020, the arbitrator issued a final order regarding SRC’s claims in the dispute. While no damages were awarded, the Company was ordered to buyout SRC’s interest in PalliaTech Florida. Based on the order, the parties agreed that Curaleaf would acquire SRC’s interest in PalliaTech Florida for no cash and 2,375,000 Subordinate Voting Shares. In addition, in connection with this transaction, the Company agreed to pay SRC $1.75 million in cash to retire principal and interest on the half of the Secured Promissory Note — 2029 held by SRC. The acquisition and retirement of the note were completed on August 17, 2020. See “General Development of the Business — Recent Developments — PalliaTech Florida”.

Securities Class Action

On August 5, 2019, a purported class action was filed against Curaleaf, Joseph Lusardi, Neil Davidson, and Jonathan Faucher in the United States District Court for the Eastern District of New York on behalf of persons or entities who purchased or otherwise acquired publicly traded securities of the Company from November 21, 2018 to July 22, 2019. On January 6, 2020, an Amended Class Action Complaint was filed against the defendants. The Amended Class Action Complaint alleges that the defendants made materially false and/or misleading statements regarding Curaleaf’s CBD products based on a July 22, 2019 letter received from the U.S. Food and Drug Administration (“FDA Letter”). According to the Amended Class Action Complaint, the FDA Letter states that several of the CBD products sold on Curaleaf’s website were “misbranded drugs” in violation of the Federal Food, Drug, and Cosmetic Act. The Amended Class Action Complaint asserts claims (1) against all Defendants for alleged violations of Section 10(b) of the Exchange Act and (2) against Lusardi, Davidson, and Faucher for alleged violations of Section 20(a) of the Exchange Act. On March 6, 2020, the Defendants filed a motion to dismiss arguing that the Amended  Class

Action Complaint failed to allege (1) any false or misleading statement or omission, (2) scienter, (3) any domestic transactions, or (4) control person liability.

Massachusetts Cannabis Control Commission

On August 8, 2019, the CCC issued an order and stipulation of agreement whereby the CCC and Curaleaf MA agreed that Curaleaf MA had violated the CCC regulations by closing the Business Combination before seeking approval from the CCC by way of an Application for Change of Ownership and Control. As resolution of any further administrative enforcement action from Curaleaf MA’s violation, Curaleaf MA agreed to make a monetary fine in the amount of $250,000 no later than thirty days after the Application for Change of Ownership and Control is approved by the CCC. In its order, the CCC acknowledged, amongst other things, that (i) Curaleaf MA’s violation was the result of Curaleaf MA’s good-faith but mistaken interpretation of the CCC’s regulations; (ii) Curaleaf MA had fully cooperated with the CCC’s investigation; (iii) as a result of the application, Curaleaf MA was able to comply with its disclosure and background check obligations under the regulations; (iv) all of the individuals and entities disclosed in the application had satisfied their background checks; (v) Curaleaf MA’s deficiencies did not put public health or safety at risk; (vi) as a provisional licensee, at no time was Curaleaf MA operating adult-use facilities without having disclosed its ownership structure; (vii) Curaleaf MA and Curaleaf, Inc. had demonstrated a commitment to compliance through their cooperation with the CCC and their dedication of significant resources to hiring compliance personnel; (viii) Curaleaf MA had taken all possible corrective actions to remedy its violations; and (ix) Curaleaf MA’s submission of the Application for a Change of Ownership and Control Request shall be deemed an acceptable plan of correction.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as described elsewhere in this Annual Information Form, there are no material interests, direct or indirect, of any anticipated or current director or executive officer of the Company, any shareholder that beneficially owns, or controls or directs (directly or indirectly) more than 10% of any class or series of the Company’s outstanding voting securities, or any associate or affiliate of any of the foregoing persons, in any transaction within the three years before the date hereof that has materially affected or is reasonably expected to materially affect the Company or a subsidiary of the Company.

Companies affiliated with Mr. Boris Jordan, a principal shareholder and Executive Chairman of the Company, have provided consulting services to Curaleaf, Inc. related to financial analysis, business planning, recruiting, logistical support and other matters. Consulting fees and expense reimbursement paid by Curaleaf, Inc. for such services were, $422,222, $3,152,303, and $1,135,329 in Fiscal 2017, Fiscal 2018 and Fiscal 2019 respectively.

In February 2020, the Company closed the acquisition of Cura Partners, a corporation in which Mr. Boris Jordan, a Principal Shareholder and Executive Chairman of the Company, held an indirect interest. Further, in July 2020, the Company acquired Verdure, an entity in which the Company’s CEO, Joseph Lusardi held a 50% ownership interest. Also, in August 2018, Curaleaf acquired the remaining interest of Curaleaf MA from PT Holdings, LLC, a company of which the Company's CEO, Joseph Lusardi, is a member. See the “General Developments of the Business – Recent Developments” and “General Developments of the Business – Three Year History – 2018” sections of this Annual Information Form.

INDEPENDENT AUDITOR, TRANSFER AGENT AND REGISTRAR

The auditor of the Company is Antares Professional Corporation, Chartered Professional Accountant (“PKF Antares”), and the transfer agent and registrar for the Subordinate Voting Shares is Odyssey Trust Company at its principal offices in Calgary, Alberta and Vancouver, British Columbia.

PROMOTER

No person or company has been within two years immediately preceding the date of this Annual Information Form, a promoter of the Company.

MATERIAL CONTRACTS

The following are the only material contracts, other than those contracts entered into in the ordinary course of business, which the Company or one of its subsidiaries has entered into within the last financial year or before the last financial year, but which are still in effect and which is required to be filed with Canadian securities regulatory authorities in accordance with Section 12.2 of National Instrument 51-102 — Continuous Disclosure Obligations:

•                  the Cura Merger Agreement (described under “General Development of the Business — Recent Developments — Cura Partners, Inc., an Oregon corporation”);

•                  the Grassroots Merger Agreement (described under “General Development of the Business — Recent Developments — GR Companies, Inc., a Delaware corporation”); and

•                  the Financing Agreement, as amended pursuant to the Financing Agreement Amendment (described under “General Development of the Business — Three Year History — 2019 — Senior Secured Term Loan Facility”).

Copies of the above material contracts are available on the Company’s SEDAR profile at www.sedar.com.

INTEREST OF EXPERTS

No person or company who is named as having prepared or certified a report, valuation, statement or opinion described or included in, or referred to in, a filing made under National Instrument 51-102 — Continuous Disclosure Obligations by the Company during, or relating to, our most recently completed financial year, or whose profession or business gives authority to such report, valuation, statement or opinion, holds any registered or beneficial interest, direct or indirect, in any of our securities or other property of our Company or one of our associates or affiliates and no such person or company, or a director, officer or employee of such person or company, is expected to be elected, appointed or employed as one of our directors, officers or employees or as a director, officer or employee of any of our associates or affiliates and no such person is one of our promoters or the promoter of one of our associates or affiliates.

PFK Antares has performed the audit in respect of the audited annual consolidated financial statements of the Company for the year ended December 31, 2019 and issued independent auditor’s reports thereon.

PFK Antares has also confirmed that it is independent with respect to the Company in accordance with the ethical requirements that are relevant to its audits of the Company’s consolidated financial statements in Canada.

AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in fulfilling its responsibilities for oversight of financial and accounting matters. The Audit Committee is responsible for monitoring the Company’s systems and procedures for financial reporting and internal control, reviewing certain public disclosure documents, including the Company’s annual audited consolidated financial statements and unaudited interim consolidated financial statements, and monitoring the performance and independence of the Company’s external auditors. The Audit Committee is responsible for reviewing with management the Company’s risk management policies, the timeliness and accuracy of the Company’s regulatory filings and all related party transactions as well as the development of policies and procedures related to such transactions.

The Audit Committee also pre-approves all non-audit services to be provided to the Company or any subsidiary entities by its external auditors or by the external auditors of such subsidiary entities.

The Audit Committee of the Company is comprised of the following three directors. Also indicated is whether they are “independent” and “financially literate” within the meaning of NI 52-110.

Name of Member	Independent(1)	Financially Literate(2)
Boris Jordan	No	Yes
Peter Derby	Yes	Yes
Karl Johansson(3)	Yes	Yes

Notes:

(1).      A member of the Audit Committee is independent if he or she has no direct or indirect “material relationship” with the Company. A material relationship is a relationship which could, in the view of the Board of Directors, reasonably interfere with the exercise of a member’s independent judgment. An executive officer of the Company, such as the President or Secretary, is deemed to have a material relationship with the Company.

(2).      A member of the Audit Committee is financially literate if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.

(3).      Chair of the Audit Committee.

The Audit Committee operates under a written charter, which is attached hereto as Appendix A and which sets forth the purpose, composition, authority and responsibility of the Audit Committee. Further, the Audit Committee adopted a whistleblower policy to handle complaints, reports and concerns by any individual regarding actual or potential violations of any applicable law and other suspected wrongdoing, including questionable accounting practices and conduct prohibited under the Company's policies.

Independent Auditors Fees

In Fiscal 2019 and Fiscal 2018, the Company was billed the following fees by its external auditors:

($’000)	Fiscal 2019	Fiscal 2018
Audit Fees(1)	534	539
Audit-Related Fees(2)	216	95
Tax Fees(3)	—	—
All Other Fees(4)	6	—
Total Fees Paid	756	634

Notes:

(1)                                 Fees necessary to perform the annual audit or quarterly review of our consolidated financial statements.

(2)                                 Fees for assurance and related services that are reasonably related to the performance of the audit and review of our financial statements other than those included in “Audit Fees”.

(3)                                 Fees for tax compliance, tax advice and tax planning, for example in the context of internal reorganizations or acquisitions.

(4)                                 All other fees not included above.

ADDITIONAL INFORMATION

Additional information relating to the Company may be found on SEDAR at www.sedar.com under the Company’s profile.

Additional information, including, without limitation, directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities and securities authorized for issuance under equity compensation plans, is contained in the Company’s information circular for its annual meeting of shareholders.

Additional information is provided in the audited consolidated financial statements and management’s discussion and analysis of the Company for Fiscal 2019.

GLOSSARY OF TERMS

“Acres” has the meaning ascribed thereto under “General Development of the Business — Recent Developments”.

“Amalgamation” has the meaning ascribed thereto under “Corporate Structure — Incorporation and Office”.

“Amended Complaint” has the meaning ascribed thereto under “Legal Proceedings and Regulatory Actions — Florida”.

“Annual Information Form” has the meaning ascribed thereto under “Explanatory Notes — Introductory Information”.

“AR DOH” has the meaning ascribed thereto under “United States Regulatory Overview — Regulation of Cannabis in the United States Federally — Arkansas Operations”.

“Arizona Convertible Note” has the meaning ascribed thereto under “General Development of the Business — Three Year History”.

“Arrow Companies” has the meaning ascribed thereto under “General Development of the Business — Recent Developments”.

“ATC” has the meaning ascribed thereto under “General Development of the Business — Recent Developments”.

“ATC Permits” has the meaning ascribed thereto under “General Development of the Business — Recent Developments”.

“ATG” has the meaning ascribed thereto under “General Development of the Business — Three Year History”.

“ATG Acquisition” has the meaning ascribed thereto under “General Development of the Business — Three Year History”.

“Audit Committee” means the audit committee of Company.

“AUDO” has the meaning ascribed thereto under “United States Regulatory Overview — Regulation of Cannabis in the United States Federally — Illinois Operations”.

“Bank Secrecy Act” means the United States Currency and Foreign Transactions Reporting Act of 1970.

“Base Price” has the meaning ascribed thereto under “General Development of the Business — Three Year History”.

“BCBCA” means the Business Corporations Act (British Columbia), as amended.

“Blackjack” means Naturex II, LLC, doing business as Blackjack Collective.

“Blue Kudu” has the meaing ascribed thereto under “General Development of the Business — Recent Developments”.

“Board of Directors” means the board of directors of the Company.

“Business Combination” has the meaning ascribed thereto under “Corporate Structure — Incorporation and Office”.

“CBD” means cannabidiol.

“CBP” has the meaning ascribed thereto under “Business of the Company — Compliance and Monitoring”.

“CCC” has the meaning ascribed thereto under “General Development of the Business — Three Year History”.

“CDS” means CDS Clearing and Depository Services Inc.

“Cetus” has the meaning ascribed thereto under “General Development of the Business — Three Year History”.

“Cetus Senior Debt” has the meaning ascribed thereto under “General Development of the Business — Three Year History”.

“Claimants” has the meaning ascribed thereto under “Legal Proceedings and Regulatory Actions — Florida”.

“CLF AZ” means CLF AZ, Inc., a subsidiary of the Company, formerly named PalliaTech AZ, Inc.

“CLNJ APA” has the meaning ascribed thereto under “General Development of the Business – Recent Developments”.

“CMCA” has the meaning ascribed thereto under “United States Regulatory Overview — Regulation of Cannabis in the United States Federally — Florida “Operations”.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Cole Memorandum” has the meaning ascribed thereto under “United States Regulatory Overview — Regulation of Cannabis in the United States Federally”.

“Company” has the meaning ascribed thereto under “Explanatory Notes — Introductory Information”.

“Compensation Committee” means the compensation committee of the Company.

“Complaint” has the meaning ascribed thereto under “Legal Proceedings and Regulatory Actions — Florida”.

“COVID-19” means the novel coronavirus, identified in December 2019 in Wuhan, China.

“CSA” has the meaning ascribed thereto under “United States Regulatory Overview — Regulation of Cannabis in the United States Federally”.

“CSE” means the Canadian Securities Exchange.

“CTDCP” has the meaning ascribed thereto under “United States Regulatory Overview — Regulation of Cannabis in the United States Federally — Connecticut Operations”.

“Cura Merger Agreement” has the meaning ascribed thereto under “General Development of the Business — Recent Developments”.

“Cura Partners” has the meaning ascribed thereto under “General Development of the Business — Recent Developments”.

“Cura Transaction” has the meaning ascribed thereto under “General Development of the Business — Recent Developments”.

“Curaleaf” has the meaning ascribed thereto under “Explanatory Notes — Introductory Information”.

“Curaleaf FinCo” has the meaning ascribed thereto under “Corporate Structure — Incorporation and Office”.

“Curaleaf FinCo Shares” has the meaning ascribed thereto under “Corporate Structure — Incorporation and Office”.

“Curaleaf Florida” means Curaleaf Florida, LLC.

“Curaleaf, Inc.” means Curaleaf, Inc., a corporation existing under the laws of the State of Delaware (formerly, PalliaTech, Inc.), and following the Business Combination, a subsidiary of the Company.

“Curaleaf MA” means Curaleaf Massachusetts, Inc., a subsidiary of the Company.

“Curaleaf NJ” has the meaning ascribed thereto under “General Development of the Business — Recent Developments”.

“DEA” has the meaning ascribed thereto under “United States Regulatory Overview — Regulation of Cannabis in the United States Federally”.

“DO” has the meaning ascribed thereto under “United States Regulatory Overview — Regulation of Cannabis in the United States Federally — Illinois Operations”.

“DOJ” has the meaning ascribed thereto under “ Business of the Company — Compliance and Monitoring”.

“DRH” means Doubling Road Holdings, LLC, a subsidiary of the Company.

“DRH Minority Members” has the meaning ascribed thereto under “General Development of the Business — Three Year History”.

“DRH Minority Membership Units” has the meaning ascribed thereto under “General Development of the Business — Three Year History”.

“DTC” has the meaning ascribed thereto under “General Development of the Business — Three Year History”.

“EAAUDO” has the meaning ascribed thereto under “United States Regulatory Overview — Regulation of Cannabis in the United States Federally — Illinois Operations”.

“Earn-Out Payment” has the meaning ascribed thereto under “General Development of the Business — Recent Developments”.

“Earn-Out Shares” has the meaning ascribed thereto under “General Development of the Business — Recent Developments”.

“Emerald” has the meaning ascribed thereto under “General Development of the Business — Three Year History”.

“Eureka” has the meaning ascribed thereto under “General Development of the Business — Three Year History”.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“FDA” has the meaning ascribed thereto under “Business of the Company — About Curaleaf”.

“FDA Letter” has the meaning ascribed thereto under “Risk Factors — General Regulatory and Legal Risks — Litigation”.

“FDCA” has the meaning ascribed thereto under “Risk Factors — General Regulatory and Legal Risks — Regulatory Action and Approvals from the Food and Drug Administration”.

“Financing Agreement” has the meaning ascribed thereto under “General Development of the Business — Three Year History — 2019 — Senior Secured Term Loan Facility”.

“Financing Agreement Amendment” has the meaning ascribed thereto under “General Development of the Business — Three Year History — 2019 — Senior Secured Term Loan Facility”.

“FinCEN” has the meaning ascribed thereto under “United States Regulatory Overview — Regulation of Cannabis in the United States Federally”.

“FinCEN Guidance” has the meaning ascribed thereto under under “United States Regulatory Overview — Regulation of Cannabis in the United States Federally”.

“Fiscal 2017” refers to the fiscal year ended December 31, 2017.

“Fiscal 2018” refers to the fiscal year ended December 31, 2018.

“Fiscal 2019” refers to the fiscal year ended December 31, 2019.

“forward-looking statements” has the meaning ascribed thereto under “Explanatory Notes — Forward-Looking Statements”.

“Glendale Greenhouse” has the meaning ascribed thereto under “General Development of the Business — Three Year History”.

“Government” means (a) the government of Canada, the United States or any other foreign country; (b) the government of any Province, State, county, municipality, city, town, or district of Canada, the United States or any other foreign country; and (c) any ministry, agency, department, authority, commission, administration, corporation, bank, court, magistrate, tribunal, arbitrator, instrumentality, or political subdivision of, or within the geographical jurisdiction of, any government described in the foregoing clauses (a) and (b), and for greater certainty, includes the CSE.

“Grassroots” has the meaning ascribed thereto under “General Development of the Business — Recent Developments”.

“Grassroots Merger Agreement” has the meaing ascribed thereto under “General Development of the Business — Recent Developments”.

“Grassroots Transaction” has the meaning ascribed thereto under “General Development of the Business — Recent Developments”.

“GX3” has the meaning ascribed thereto under “General Development of the Business — Recent Developments”.

“HMS” has the meaning ascribed thereto under “General Development of the Business — Three Year History”.

“HMS Assets” has the meaning ascribed thereto under “ United States Regulatory Overview — Regulation of Cannabis in the United States Federally — Maryland Operations”.

“HMS/MI Businesses” means the meaning ascribed thereto under “General Development of the Business — Three Year History”.

“Holders” has the meaning ascribed thereto under “Legal Proceedings and Regulatory Actions — Connecticut”.

“IDFPR” has the meaning ascribed thereto under “United States Regulatory Overview — Regulation of Cannabis in the United States Federally — Illinois Operations”.

“IDOA” has the meaning ascribed thereto under “United States Regulatory Overview — Regulation of Cannabis in the United States Federally — Illinois Operations”.

“IDPH” has the meaning ascribed thereto under “United States Regulatory Overview — Regulation of Cannabis in the United States Federally — Illinois Operations”.

“IFRS” means the International Financial Reporting Standards in effect as of and for the year ended December 31, 2018.

“Illinois Act” has the meaning ascribed thereto under “United States Regulatory Overview — Regulation of Cannabis in the United States Federally — Illinois Operations”.

“IRS” means the United States Internal Revenue Service.

“Jake Honig Act” has the meaning ascribed thereto under “General Development of the Business – Recent Developments”.

“LVI” has the meaning ascribed thereto under “Corporate Structure — Incorporation and Office”.

“Merger” means the merger between Curaleaf, Inc. and LVI USCo, effected in accordance with the Business Combination pursuant to the applicable laws in the State of Delaware.

“MEOT” has the meaning ascribed thereto under “General Development of the Business – Recent Developments”.

“MEOT MSA” has the meaning ascribed thereto under “General Development of the Business — Recent Developments”.

“MHC” has the meaning ascribed thereto under “General Development of the Business — Three Year History”.

“MMTC” has the meaning ascribed thereto under “United States Regulatory Overview — Regulation of Cannabis in the United States Federally — Florida Operations”.

“MO DHSS” has the meaning ascribed thereto under “United States Regulatory Overview – Regulation of Cannabis in the United States Federally – Missouri Operations”.

“MOU” has the meaning ascribed thereto under “Risk Factors — General Regulatory and Legal Risks — Heightened Scrutiny by Regulatory Authorities”.

“MTR” has the meaning ascribed thereto under “General Development of the Business — Three Year History”.

“MTR Acquisition” has the meaning ascribed thereto under “General Development of the Business — Three Year History”.

“Multiple Voting Shares” has the meaning ascribed thereto under “Corporate Structure — Incorporation and Office”.

“NCIB” has the meaning ascribed thereto under “General Development of the Business — Three Year History”.

“ND DOH” has the meaning ascribed thereto under “United States Regulatory Overview — Regulation of Cannabis in the United States Federally — North Dakota Operations”.

“Nevada Acquisition” has the meaning ascribed thereto under “General Development of the Business — Three Year History”.

“NI 52-110” means National Instrument 52-110 — Audit Committees.

“NJ Board” has the meaning ascribed thereto under “General Development of the Business — Recent Developments”.

“NJCUMMA” has the meaning ascribed thereto under “United States Regulatory Overview — Regulation of Cannabis in the United States Federally — New Jersey Operations”.

“NJDOH” has the meaning ascribed thereto under “United States Regulatory Overview — Regulation of Cannabis in the United States Federally — New Jersey Operations”.

“NJ MSA” has the meaning ascribed thereto under “General Development of the Business — Recent Developments”.

“NJ Note” has the meaning ascribed thereto under “General Development of the Business — Recent Developments”.

“NYSDOH” has the meaning ascribed thereto under “United States Regulatory Overview — Regulation of Cannabis in the United States Federally — New York Operations”.

“Offering” has the meaning ascribed thereto under “General Development of the Business — Recent Developments — Private Placement of Subordinate Voting Shares”.

“OGT” has the meaning ascribed thereto under “General Development of the Business — Three Year History”.

“Options” has the meaning ascribed thereto under “Description of the Capital Structure — Options”.

“OTCQX” means the OTCQX® Best Market, an over-the-counter stock exchange, by OTC Markets Group.

“PADOH” has the meaning ascribed thereto under the “United States Regulatory Overview — Regulation of Cannabis in the United States Federally — Pennsylvania Operations”.

“PalliaTech CT” means PalliaTech CT, LLC, a subsidiary of the Company.

“PalliaTech Florida” means PalliaTech Florida, LLC, a subsidiary of the Company.

“person” means any corporation, partnership, limited liability company or partnership, joint venture, trust, unincorporated association or organization, business, enterprise or other entity; any individual; and any Government.

“PFK Antares” has the meaning ascribed thereto under “Independent Auditor, Transfer Agent and Registrar”.

“Phytotherapeutics” has the meaning ascribed thereto under “General Development of the Business — Three Year History”.

“Plan” has the meaning ascribed thereto under “Description of the Capital Structure – Stock and Incentive Plan”.

“Principal” means Boris Jordan.

“Private Placement” has the meaning ascribed thereto under “Business of the Company — Reverse Takeover Transaction and Private Placement”.

“PT Nevada” means PT Nevada, Inc., a subsidiary of the Company.

“Put Right” has the meaning ascribed thereto under “Legal Proceedings and Regulatory Actions - Connecticut”.

“Remaining Florida Minority Holders” has the meaning ascribed thereto under “General Development of the Business — Three Year History”.

“Remedy” has the meaning ascribed thereto under “General Development of the Business — Recent Developments”.

“Remedy Operating Agreement” has the meaning ascribed thereto under “General Development of the Business — Recent Developments”.

“RO” has the meaning ascribed thereto under “United States Regulatory Overview — Regulation of Cannabis in the United States Federally — New York Operations”.

“Rohrabacher-Farr Amendment” has the meaning ascribed thereto under “Risk Factors — Risks Relating to Legality of Cannabis — Cannabis Continues to be a Controlled Substance under the CSA”.

“RSUs” has the meaning ascribed thereto under “Description of the Capital Structure – Stock and Incentive Plan”.

“SAFE Banking Act” has the meaning ascribed thereto under “United States Regulatory Overview — Regulation of Cannabis in the United States Federally”.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended from time to time.

“Select” has the meaning ascribed thereto under “General Development of the Business — Recent Developments”.

“Sessions Memo” has the meaning ascribed thereto under “United States Regulatory Overview — Regulation of Cannabis in the United States Federally”.

“Shareholders” means the shareholders of Curaleaf Holdings, Inc.

“SRC” has the meaning ascribed thereto under “Legal Proceedings and Regulatory Actions — Florida”.

“Staff Notice 51-352” has the meaning ascribed thereto under “United States Regulatory Overview”.

“State” means a State of the United States, as the context requires.

“Subordinate Voting Shares” has the meaning ascribed thereto under “Corporate Structure — Incorporation and Office”.

“subsidiary” means with respect to a specified corporation, any corporation of which more than fifty per cent (50%) of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified corporation, and shall include any corporation in like relation to a subsidiary.

“Swell” has the meaning ascribed thereto under “General Development of the Business — Three Year History”.

“Term Loan Facility” has the meaning ascribed thereto under “General Development of the Business — Three Year History — 2019 — Senior Secured Term Loan Facility”.

“THC” means Tetrahydrocannabinol.

“Transaction Agreement” means the transaction agreement dated July 25, 2018 among LVI and Curaleaf, Inc.

“UDAF” has the meaning ascribed thereto under “United States Regulatory Overview — Regulation of Cannabis in the United States Federally - Utah Operations”.

“United States” or “U.S.” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia.

“USPTO” has the meaning ascribed thereto under “Business of the Company — Intellectual Property”.

“Verdure” has the meaning ascribed thereto under “General Development of the Business — Recent Developments”

“Verdure MSA” has the meaning ascribed thereto under “General Development of the Business — Recent Developments”

“VSLV” means VSLV Management, LLC.

“VT DPS” has the meaning ascribed thereto under “United States Regulatory Overview — Regulation of Cannabis in the United States Federally — Vermont Operations”.

“Weisz” has the meaning ascribed thereto under “Legal Proceedings and Regulatory Actions - Florida”.

APPENDIX A
MANDATE OF THE AUDIT COMMITTEE OF CURALEAF HOLDINGS, INC.

CURALEAF HOLDINGS, INC.

AUDIT COMMITTEE CHARTER

1.              PURPOSE

The Audit Committee (the “Committee”) shall be established by resolution of the Board of Directors (the “Board”) of Curaleaf Holdings, Inc., a corporation existing under the laws of British Columbia (the “Company”).

The Committee is responsible for:

a)             Assisting the Board in fulfilling its oversight responsibilities as they relate to the Company’s accounting policies and internal controls, financial reporting practices and legal and regulatory compliance, including, among other things:

•                  Monitoring the integrity of the Company’s financial statements, corporate accounting and financial reporting processes and financial information that will be provided to shareholders and others;

•                  Reviewing the Company’s compliance with certain legal and regulatory requirements;

•                  Evaluating the independent auditors’ qualifications and independence; and

•                  Monitoring the performance of the Company’s internal audit function and the Company’s independent auditors as well as any other public accounting firm engaged to perform other audit, review or attest services.

b)             Providing an open avenue of communication among the independent auditors, financial and senior management and the Board.

c)              Annually evaluating the performance of the Committee.

While the Committee has the duties and responsibilities set forth in this Charter, the role of the Committee is oversight. The Committee is not responsible for planning or conducting the audit or determining whether the Company’s financial statements are complete and accurate and in accordance with applicable accounting rules. Such activities are the responsibility of the Company’s independent auditors and management. The Committee has direct responsibility for the appointment, compensation, oversight and replacement, if necessary, of the independent auditors, including the resolution of disagreements between management and the independent auditors regarding financial reporting, and any other registered public accounting firm with respect to which the Committee is required to have such responsibility.

The Committee and each of its members shall be entitled to rely on:

a)             The integrity of those persons and organizations within and outside of the Company from which it receives information;

b)             The accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board); and

c)              Representations made by management as to any audit and non-audit services provided by the independent auditors to the Company.

2.              COMPOSITION AND QUALIFICATIONS

The Committee shall be appointed by the Board and shall be comprised of at least three Directors (as determined from time to time by the Board), one of whom shall be appointed by the Board as Chairman of the Committee. If a Chairman is not so appointed, the members of the Committee may elect a Chairman by majority vote. Committee members may be removed by the Board in its discretion.

Unless otherwise permitted by applicable phase-in rules and exemptions, each member of the Committee shall meet the ‘independence’ requirements of National Instrument 52-110 Audit Committees of the Canadian Securities Administrators (“NI 52-110”) and all other applicable laws and regulations. The Committee may avail itself of any phase-in compliance periods available to the Company that are afforded by applicable rules of the Canadian Securities Exchange, and all other applicable laws and regulations. The Committee may also avail itself of exemptions available to U.S. listed issuers under NI 52-110.

All members of the Committee must (except to the extent permitted by NI 52-110) be “financially literate” (as defined by NI 52-110).

A Committee member invited to sit on another public company’s audit committee must notify the Board. If a Committee member or proposed Committee member simultaneously serves on the audit committees of two other public companies, the Board must determine whether or not such simultaneous service would impair the ability of such member to effectively serve on the Committee.

No member of the Committee shall receive from the Company or any of its affiliates any compensation other than the fees to which he or she is entitled as a Director of the Company or a member of a committee of the Board. Such fees may be paid in cash and/or shares, options or other in-kind consideration ordinarily available to Directors.

3.              MEETINGS

The Committee shall meet as frequently as the Chairman of the Committee deems appropriate subject to the provisions of this Charter. The Committee may meet with the independent auditors, internal auditors, and management separately, to the extent the Committee deems necessary and appropriate.

A.            Frequency

The Committee shall hold regularly scheduled meetings at least quarterly and such special meetings as circumstances dictate. The Chair of the Committee, any member of the Committee, the independent auditors, the Chairman of the Board, the Chief Executive Officer (“CEO”) or the Chief Financial Officer (“CFO”) may call a meeting of the Committee by notifying the Company’s Corporate secretary, who will notify the members of the Committee.

B.            Agenda and Notice

The Chairman of the Committee shall establish the meeting dates and the meeting agenda. The Chairman of the Committee or the Company Secretary shall send proper notice of each Committee meeting and information concerning the business to be conducted at the meeting, to the extent practical, to each member prior to each meeting.

Any written material provided to the Committee shall be appropriately balanced (i.e. relevant and concise) and shall be distributed in advance of the respective meeting with sufficient time to allow Committee members to review and understand the information.

C.            Holding and Recording Meetings

Committee meetings may be held in person or telephonically. The Committee shall keep written minutes of its meetings and submit such minutes to the Board.

D.            Quorum

A majority of the members of the Committee shall constitute a quorum.

E.            Executive Sessions

The Committee will meet periodically (not less than annually) in separate executive sessions with each of the Chief Financial Officer or any other executive officer, the principal accounting officer and/or the senior internal auditing executive (or any other personnel responsible for the internal audit function), and the independent auditors.

4.              COMPENSATION

The compensation of Committee members shall be determined by the Board.

5.              RESPONSIBILITIES OF THE COMMITTEE

A.            System of Financial Controls

The Committee shall oversee the process by which management shall design, implement, amend, maintain, and enforce a comprehensive system of financial controls (including the right internal and external people and resources, policies, processes and enforcement) aimed at ensuring the integrity and compliance of the Company’s books and records with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, and sound business practices, as well as protecting the value of the Company’s assets and safeguarding the credibility of its brand, employees, management team, Board, and shareholders.

The system of financial controls will embody the adoption of best practices in financial controls and foster honesty, integrity, accuracy, and transparency in all aspects of the Company. Best practices include but are not limited to: setting the right tone at the top; active review of business performance by executive management, with regular reporting to and oversight by the Board; an accurate, stable and reliable general ledger; a robust internal audit function; unambiguous compliance with IFRS; and full transparency and ongoing dialogue with the Board, management and external auditors. Such system shall also incorporate the principles contained within the Code of Business Conduct and Ethics for the Chief Executive Officer and Chief Financial Officer as adopted by the Board.

B.            Annual Audit Review

The Committee shall review and discuss the annual audited financial statements including the independent auditors’ audit and audit report thereon, and the annual Management’s Discussion and Analysis of Financial

Condition and Results of Operations of the Company with management and the independent auditors. In connection with such review, the Committee will:

•                  Review the scope of the audit, the audit plan and the audit procedures utilized.

•                  Review with the independent auditors any audit problems or difficulties encountered during their audit, including any change in the scope of the planned audit, any restrictions placed on the scope of the audit or access to requested information, and any significant disagreements with management, and management’s response to such problems or difficulties.

•                  Resolve any differences in financial reporting between management and the independent auditors.

•                  Review with management, internal auditors, and the independent auditors, the adequacy of the Company’s internal controls, including information systems controls and security and bookkeeping controls and any significant findings and recommendations with respect to such controls.

•                  Review reports required to be submitted by the independent auditors concerning:

•                  All critical accounting policies and practices used in the preparation of the Company’s financial statements.

•                  All alternative treatments of financial information within IFRS that have been discussed with management, ramifications of such alternatives, and the accounting treatment preferred by the independent auditors.

•                  Any other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

•                  Review and discuss the integrity of the annual audited Company financial statements and quarterly financial statements with management and the independent auditors, including the notes thereto and all matters required by applicable auditing standards, and the written disclosures required by applicable auditing standards regarding the independent auditors’ independence.

•                  Review and discuss:

•                  Major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

•                  Analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analysis of the effects of alternative IFRS methods on the financial statements and the effects of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

•                  Inquire about and review with management and the independent auditors any significant risks or exposures faced by the Company and discuss with management the steps taken to minimize such risk or exposure. Such risks and exposures include, but are not limited to, threatened and pending litigation, claims against the Company, tax matters, regulatory compliance and correspondence from regulatory authorities, and environmental exposure.

•                  Discuss policies and procedures concerning earnings press releases and review the type and presentation of information to be included in earnings press releases (paying particular attention to any use of “pro forma” and “adjusted” or other non-IFRS information), as well as financial information and earnings guidance provided to analysts and rating agencies.

C.            Quarterly Reviews

Review and discuss the quarterly financial statements and the quarterly Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company with management and the internal auditors, and the independent auditors, together with the independent auditors’ review thereof pursuant to professional standards and procedures for conducting such reviews, as established by IFRS and applicable securities laws. In connection with the quarterly reviews, the Committee shall inquire about and review with management and the independent auditors any significant risks or exposures faced by the Company and discuss with management the steps taken to minimize such risk or exposure.

D.            Other Financial Information

Review and discuss with management, where appropriate, financial information contained in any prospectuses, annual information forms, annual reports to shareholders, management proxy circulars, material change disclosure of a financial nature and similar disclosure and other documents prior to the filing or public disclosure of such documents or information.

E.            Oversight of Independent Auditors

The Company’s independent auditors shall report directly to and are ultimately accountable to the Committee. In connection with its oversight of the performance and independence of the independent auditors, the Committee will:

•                  Have the sole authority and direct responsibility to appoint, retain, compensate, oversee and replace (subject to shareholder approval, if deemed advisable by the Board or if required under applicable law) the independent auditors.

•                  Have authority to approve the engagement letter and all audit, audit-related, tax and other permissible non-audit services proposed to be performed by the independent auditors and the related fees for such services in accordance with the Audit and Non-Audit Services Pre-Approval Policy.

•                  Obtain confirmation and assurance as to the independent auditors’ independence, including ensuring that they submit on a periodic basis (not less than annually) to the Committee a formal written statement delineating all relationships between the independent auditors and the Company. The Committee shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and shall take appropriate action in response to the independent auditors’ report to satisfy itself of their independence.

•                  At least annually, obtain and review a report by the independent auditors describing the firm’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

•                  Meet with the independent auditors prior to the annual audit to discuss planning and staffing of the audit.

•                  Review and evaluate the performance of the independent auditors, as the basis for a decision to reappoint or replace the independent auditors.

•                  Set clear hiring policies for employees or former employees of the independent auditors, including but not limited to, as required by all applicable laws and listing rules.

•                  Consider whether rotation of the independent auditors is required to ensure independence.

F.             Oversight of Internal Audit

In connection with its oversight responsibilities, the Committee shall have authority over and direct responsibility for the internal audit function at the Company at all times. In the Committee’s discretion, the internal audit function may be outsourced to a third-party vendor, provided that such vendor follows the standards and guidelines established by the Committee. The head of the internal audit function (or the third-party vendor providing internal audit function support, if applicable) will report directly to the Committee or its designee. The head of the internal audit function or the relationship manager of the vendor providing internal audit function support, as applicable, shall report at least annually to the Committee regarding the internal audit function’s organizational structure and personnel.

In overseeing internal audit, the Committee will:

•                  Review the appointment or replacement of the senior internal auditing executive, if any, or, if outsourced, the third-party vendor providing internal audit services.

•                  Review, in consultation with management, the independent auditors and the senior internal auditing executive, if any, the plan and scope of internal audit activities.

•                  Review internal audit activities, budget and staffing.

•                  Review significant reports to management prepared by the internal auditing department and management’s responses to such reports.

G.           Disclosure Controls & Procedures (“DC&P”) and Internal Controls over Financial Reporting (“ICFR”)

•                  Monitor and review the Company’s Disclosure Policy and the Mandate of its Disclosure and Policy Compliance Committee, on an annual basis.

•                  Receive and review the quarterly report of the Disclosure and Policy Compliance Committee on its activities for the quarter.

•                  On a quarterly basis, review management’s assessment of the design effectiveness of the Company’s DC&P and ICFR including any significant control deficiencies identified and the related remediation plans.

•                  Review management’s assessment of the operating effectiveness of the Company’s DC&P (quarterly) and ICFR (annually) including any significant control deficiencies identified and the related remediation plans.

•                  Review and discuss any fraud or alleged fraud involving management or other employees who have a role in Company’s ICFR and the related corrective and disciplinary actions to be taken.

•                  Discuss with management any significant changes in the ICFR that are disclosed, or considered for disclosure on a quarterly basis.

•                  Review and discuss with the CEO and the CFO the procedures undertaken in connection with the CEO and CFO certifications for the annual and interim filings with the securities commissions.

H.           Risk Assessment and Risk Management

The Committee shall discuss the Company’s major business, operational, and financial risk exposures and the guidelines, policies and practices regarding risk assessment and risk management, including derivative policies, insurance programs and steps management has taken to monitor and control major business, operational and financial risks.

I.                Ethical Standards

The Committee shall establish, maintain and oversee the Company’s Code of Business Conduct and Ethics (the “Code”), including dealing with issues that may arise under the Code related to executive officers and Directors of the Company. The Committee shall be responsible for reviewing and evaluating the Code periodically and will recommend any necessary or appropriate changes thereto to the Board for consideration. The Committee shall also assist the Board with the monitoring of compliance with the Code and consider any waivers of the Code (other than waivers applicable to the Directors or executive officers, which shall be subject to review by the Board as a whole).

J.              Related Party Transactions

The Committee shall review and approve related-party transactions or recommend related-party transactions for review by independent members of the Board.

K.           Submission of Complaints

The Committee shall establish procedures for (a) receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, (b) the confidential, anonymous submission by Directors, officers, employees, consultants and contractors of the Company of concerns regarding questionable accounting or auditing matters and (c) the investigation of such matters with appropriate follow-up actions.

L.            Legal Compliance

On at least an annual basis, the Committee shall review with the Company’s legal counsel and management, all legal and regulatory matters and litigation, claims or contingencies, including tax assessments, license or concession defaults or notifications, health and safety violations or environmental issues, that could have a material effect upon the financial position of the Company, and the manner in which these matters may be, or have been, disclosed in the financial statements.

M.         Regulatory Developments

The Committee shall monitor and provide reports to the Board with respect to developments in accounting rules and practices, income tax laws and regulations, and other regulatory requirements that affect matters within the scope of the Committee’s authority and responsibilities.

N.            Other Responsibilities

The Committee shall perform such other duties as may be required by law or requested by the Board or deemed appropriate by the Committee. The Committee shall discharge its responsibilities, and shall assess the information provided to the Committee, in accordance with its business judgment. The Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate.

6.              COMMITTEE ADMINISTRATIVE MATTERS

A.            Independent Advisors

The Committee shall have authority to engage, provide appropriate funding for and cause the Company to pay the compensation to obtain advice and assistance from outside legal, accounting or other advisors to carry out its responsibilities.

B.            Funding

The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors or any other registered public accounting firm engaged for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for the Company; to any other advisors engaged by the Committee; and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

C.            Access to Records and Personnel

The Committee shall have full access to any relevant records of the Company that it deems necessary to carry out its responsibilities. The Committee may request that any officer or other employee of the Company or any advisor to the Company meet with members of the Committee or its advisors, as it deems necessary to carry out its responsibilities.

D.            Reports to Board of Directors

The Committee shall report regularly to the Board with respect to Committee activities and its conclusions with respect to the independent auditors, with recommendations to the Board as the Committee deems appropriate.

E.            Annual Meeting Planner

Prior to the beginning of a fiscal year, the Committee shall submit an annual planner for the meetings to be held during the upcoming fiscal year, for review and approval by the Board to ensure compliance with the requirements of the Committee’s Charter.

F.             Education and Orientation

Members of the Committee shall be provided with appropriate and timely training to enhance their understanding of auditing, accounting, regulatory and industry issues applicable to the Company.

New Committee members shall be provided with an orientation program to educate them on the Company’s business, their responsibilities and the Company’s financial reporting and accounting practices.

G.           Review of this Charter

The Committee shall review and reassess annually the adequacy of this Committee Charter and recommend any proposed changes to the Board.

H.           Evaluation of Committee

The Committee is responsible for developing and conducting an annual self-assessment of its performance. The Committee shall report to the full Board on the results of its assessment each year and shall make any appropriate recommendations to further enhance the Committee’s performance.